UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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HASBRO, INC.

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Letter to Our Shareholders

April 25, 2022

Dear Hasbro Shareholders,

On behalf of your Board of Directors and management, we invite you to the Hasbro, Inc. (“Hasbro”) 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, June 8, 2022, beginning promptly at 9:00 a.m. Eastern Time. Only shareholders of record at the close of business on April 12, 2022, or their valid proxy holders, may vote at the Annual Meeting.

For the continued health and safety of our shareholders, employees and other participants, the Annual Meeting will be a virtual meeting. Shareholders will be able to listen, vote, and submit questions during the Annual Meeting from any remote location that has Internet connectivity by registering to attend in advance of the meeting at least 24 hours prior to the Annual Meeting start time at www.cesonlineservices.com/has22_vm.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting. Also included are a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of the Board of Directors of Hasbro.

Your vote is especially important at this year’s Annual Meeting. As you may have seen, an activist investment firm and shareholder, Alta Fox Opportunities Fund LP (“Alta Fox”), has provided notice of its intent to nominate a slate of five (5) nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board of Directors. As a result, you may receive solicitation materials, including a gold proxy card, from Alta Fox seeking your proxy to vote for Alta Fox’s nominees.

Your Board of Directors does not endorse any of the Alta Fox nominees and unanimously recommends that you vote “FOR ALL” the nominees proposed by your Board of Directors on the WHITE proxy card. Your Board strongly urges you to discard and NOT sign or return any gold proxy card sent to you by Alta Fox. If you have already submitted a gold proxy card, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by completing, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet or telephone by following the instructions on your WHITE proxy card or WHITE voting instruction form. Only your last dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

Your vote is extremely important no matter how many shares you own. Whether or not you expect to attend the Annual Meeting, please vote and submit your proxy over the Internet, by telephone or by mail. If you have any questions or require any assistance with voting your shares, please contact Hasbro’s proxy solicitors:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders may call toll-free: 1 (877) 825-8971 Banks and Brokers may call collect: 1 (212) 750-5833	Morrow Sodali LLC 509 Madison Avenue, 12th Floor New York, NY 10022 Toll-free: 1 (800) 662-5200 Collect: 1 (203) 658-9400

Sincerely,

Richard S. Stoddart Chair of the Hasbro Board of Directors	Christian P. Cocks Chief Executive Officer

Hasbro, Inc. Notice of 2022

Annual Meeting of Shareholders

Date:	Wednesday, June 8, 2022

Time:	9:00 a.m. Eastern Time

Where:

Due to the continuing risks and uncertainty posed by the COVID-19 pandemic, the Hasbro, Inc. 2022 Annual Meeting of Shareholders (the “Annual Meeting”) will be held in a virtual format only to provide a safe experience for our shareholders, employees and other participants. Our virtual meeting will be structured in a manner intended to provide our shareholders with a participation experience similar to an in-person meeting.

Shareholders will be able to listen, vote, and submit questions during the Annual Meeting from any remote location that has Internet connectivity by registering to attend in advance of the meeting at least 24 hours prior to the Annual Meeting start time at www.cesonlineservices.com/has22_vm.

Record Date:	Only shareholders of record of the Company’s common stock at the close of business on April 12, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Purpose
Elect thirteen (13) directors.

Approve advisory vote on the compensation of the Company’s named executive officers.

Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.

Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Voting

How to Vote

Vote Right Away Through Advance Voting Methods			Voting During the Meeting

Vote by Internet Go to the website identified on the enclosed WHITE proxy card or voting instruction form in hand.	Vote by Phone Call the number on the enclosed WHITE proxy card or voting instruction form in hand.	Vote by Mail Sign, date and return the enclosed WHITE proxy card or voting instruction form in the accompanying postage-paid pre-addressed envelope.	Vote During the Meeting See the instructions below regarding how to vote at the Annual Meeting.

Please note that Alta Fox Opportunities Fund LP (“Alta Fox”) has provided notice of its intent to nominate a slate of five (5) nominees for election as directors at the Annual Meeting in opposition to your Board of Directors’ recommended nominees. You may receive solicitation materials from Alta Fox, including proxy statements and gold proxy cards. Hasbro is not responsible for the accuracy or completeness of any information provided by or relating to Alta Fox or its nominees contained in solicitation materials filed or disseminated by or on behalf of Alta Fox or any other statements Alta Fox may make.

Your Board of Directors does not endorse any of the Alta Fox nominees and unanimously recommends that you vote “FOR ALL” the nominees proposed by your Board of Directors on the WHITE proxy card. Your Board strongly urges you to discard and NOT sign or return any gold proxy card sent to you by Alta Fox. If you have already submitted a gold proxy card, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet or telephone by following the instructions on your WHITE proxy card or WHITE voting instruction form. Only your last dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

By Order of the Board of Directors,

Tarrant Sibley

Executive Vice President, Chief Legal Officer &

Corporate Secretary

April 25, 2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting

to be held on June 8, 2022:

The Company’s Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021 are available, free of charge, at https://investor.hasbro.com/financial-information/annual-meeting.

In this Proxy Statement, the terms “Hasbro,” “the Company,” “we,” and “our” refer to Hasbro, Inc., and the terms “Board” and “Board of Directors” refer to the Board of Directors of Hasbro, Inc. Unless otherwise stated, information presented in this Proxy Statement is based on Hasbro’s fiscal year. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this Proxy Statement by reference.

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our Brand Blueprint strategy and the ability to achieve our financial and business goals and objectives, the proposals contained herein, product and content releases and timing thereof, and environmental and social goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Proxy Statement Highlights

This proxy summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting.

Annual Meeting Information

Date and Time 9:00 a.m. Eastern Time Wednesday, June 8, 2022	Record Date Tuesday April 12, 2022	Where Virtually online at www.cesonlineservices.com/has22_vm

Meeting Agenda and Recommendation of the Board of Directors

Agenda Item	Board Recommendation	Page Number

Proposal 1 Election of Thirteen (13) Directors	“FOR ALL” Hasbro director nominees	13

Proposal 2 Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	“FOR”	87

Proposal 3 Ratification of KPMG LLP as the Independent Registered Public Accounting Firm for 2022	“FOR”	88

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2021 Overview

Hasbro delivered an exceptional full-year 2021, including another record revenue year for Wizards of the Coast; strong revenue growth for consumer products; and a robust, progressively more Hasbro brand-led, content slate returning to 2019 levels of deliveries for entertainment. Our teams executed with excellence as we capitalized on the strength of our Brand Blueprint strategy, successfully navigated supply chain challenges across the business, continued to manage the uncertainty caused by the COVID-19 pandemic, endured the tragic loss of our long-time Chairman and CEO, Brian Goldner, in October 2021 and transitioned to our interim CEO, Richard Stoddart. We concluded 2021 looking forward with excitement to Christian (Chris) Cocks taking on the role of our new CEO on February 25, 2022.

All of our segments grew during the year as we drove profitable growth across our diversified portfolio. We continued to invest significant capital guided by our Brand Blueprint — expanding and growing our powerful gaming portfolio, including in MAGIC: THE GATHERING and DUNGEONS & DRAGONS; building engaging and more valuable brands; telling compelling stories to global audiences across all mediums; and developing our talented teams. Our commitment to disciplined, strategic investments over the long-term has enabled us to build a differentiated business with comprehensive capabilities to drive profitable growth and generate shareholder value. A few recent examples of our Brand Blueprint in action are described below.

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Our gaming portfolio grew 19% to $2.1 billion in fiscal 2021. Our gaming portfolio is one of the biggest, most profitable and fastest growing combinations of gaming brands across face-to-face tabletop and digital platforms in the world led by MAGIC: THE GATHERING, which had its best year ever. Across both tabletop and digital gaming, MAGIC: THE GATHERING has generated significant growth with high engagement. We have plans to leverage the power of Wizards’ brands across the Brand Blueprint for both current fans and potential new fans through a new MAGIC: THE GATHERING Netflix series coming later in 2022, and, in 2023, the planned theatrical release of the DUNGEONS & DRAGONS feature film. We believe these efforts will harness the full potential of the Brand Blueprint with a comprehensive and coordinated sales and marketing plan across Hasbro, including new tabletop and card set releases, digital games and a robust Hasbro toy line and expansive licensed consumer products.

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We orchestrated a successful relaunch of one of our iconic brands, MY LITTLE PONY. Led by the expertise of our Entertainment One (“eOne”) team, we released My Little Pony: A New Generation, an animated feature film that was #1 in the Netflix Kids Top 10 in more than 80 countries on opening weekend. This relaunch fueled greater than 100% growth in toy and game point of sale in the fourth quarter 2021. We have a significant multi-year content roadmap led by eOne and a deep and innovative merchandise program, which we believe will position this brand to again be a leading global lifestyle brand.

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Two other valuable brands that benefited from the Brand Blueprint were PEPPA PIG and PJ MASKS. In August 2021, we launched the first Hasbro toys and games for these leading preschool brands. PEPPA PIG was one of our top brand growers for 2021, and, as we shifted licensed revenue to in-sourced revenue in toys and games, we were still able to grow licensed consumer products revenue double-digits, highlighting the powerful reach of PEPPA PIG across categories and with families around the globe. In recognition of the relevance and success of the brand, combined with the opportunity ahead, we have elevated PEPPA PIG to a Franchise Brand for fiscal 2022.

2021 Financial Performance

We had a strong financial year and successfully navigated challenges due to the COVID-19 pandemic and supply chain disruptions.

•	Delivered net revenues of $6.42 billion, an increase of 17% compared to 2020.
o	Wizards of the Coast and Digital Gaming segment revenues were up 42%.
o	Entertainment segment revenues were up 27%.
o	Consumer Products segment revenues were up 9%.
•	Operating profit was $763.3 million, or 11.9% of revenues.
•	Adjusted operating profit was $995.2 million, or 15.5% of revenues.
•	Reported net earnings were $428.7 million, or $3.10 per diluted share.
•	Adjusted net earnings were $723.4 million, or $5.23 per diluted share.
•	Generated $817.9 million in operating cash flow.
•	Returned $374.5 million to shareholders in dividends.
•	Repaid $1.08 billion in long-term debt.
•	Year-end cash and cash equivalents were $1.02 billion.

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix A to this Proxy Statement.

Board Matters

Proposal 1 — Election of Directors

The table below summarizes information about each of the thirteen (13) director nominees nominated by your Board. Detailed information about each of your Board’s nominees, including their background, skills and areas of expertise, can be found beginning on page 13. Your Board of Directors unanimously recommends that you vote “FOR ALL” your Board’s director nominees.

Name and Principal Occupation	Age*	Director Since	Independent	AC	Comp	Cyber	Fin	NGS

Kenneth A. Bronfin Senior Managing Director of Hearst Ventures	62	2008	✓

Michael R. Burns Vice Chairman of Lions Gate Entertainment Corp.	63	2014	✓

Hope F. Cochran Managing Director of Madrona Venture Group	50	2016	✓

Christian P. Cocks Chief Executive Officer of Hasbro	48	2022

Lisa Gersh Outside Advisor; Former Chief Executive Officer of Alexander Wang	63	2010	✓

Elizabeth Hamren Chief Operating Officer of Discord Inc.	50	2022	✓

Blake Jorgensen Executive Vice President, Special Projects, of Electronic Arts Inc.	62	2022	✓

Tracy A. Leinbach Retired Executive Vice President and Chief Financial Officer of Ryder System, Inc.	62	2008	✓

Edward M. Philip Retired Chief Operating Officer of Partners in Health	56	2002	✓

Laurel J. Richie Independent Branding Consultant; Former President of Women’s National Basketball Association	63	2020	✓

Richard S. Stoddart Chair of the Board of Hasbro; Former Interim Chief Executive Officer of Hasbro; and Former President and Chief Executive Officer of InnerWorkings, Inc.	59	2014	✓

Mary Beth West Former Senior Vice President, Chief Growth Officer of The Hershey Company	59	2016	✓

Linda Zecher Higgins Chief Executive Officer and Managing Partner of The Barkley Group	68	2014	✓

*	Age and Committee memberships are as of April 25, 2022.

Chair:	Member:	Audit Committee Financial Expert:

AC:	Audit Committee
Comp:	Compensation Committee
Cyber:	Cybersecurity and Data Privacy Committee
Fin:	Finance Committee
NGS:	Nominating, Governance and Social Responsibility Committee

As described below under “Selection of Board Nominees”, in considering candidates for election to the Board, the Nominating, Governance and Social Responsibility Committee and the Board consider a number of factors, including employment and other experience, qualifications, gender, diversity and other attributes, skills, expertise and involvement in areas that are of importance to the Company’s business, business ethics and professional reputation, other board service, business, financial and strategic judgment, the Board’s and the Company’s needs at that time, and the desire to have a well-balanced Board that represents a diverse mix of backgrounds, perspectives and expertise.

As described below under “Background to the Solicitation,” based upon the Company’s criteria for nominations of directors to the Board and the unanimous recommendation of the Nominating, Governance and Social Responsibility Committee, the Board unanimously determined to nominate the individuals identified in the above table to serve until the 2023 Annual Meeting of Shareholders, in light of the fit of their backgrounds, skills, achievements and experiences with the Company, and not to nominate any of the Alta Fox Nominees (as defined below) to be included in the Board’s slate of director nominees for the 2022 Annual Meeting.

Please note that Alta Fox Opportunities Fund LP (“Alta Fox”) has provided notice of its intent to nominate a slate of five (5) nominees for election as directors at the Annual Meeting in opposition to your Board of Directors’ recommended nominees. You may receive solicitation materials from Alta Fox, including proxy statements and gold proxy cards. Hasbro is not responsible for the accuracy or completeness of any information provided by or relating to Alta Fox or its nominees contained in solicitation materials filed or disseminated by or on behalf of Alta Fox or any other statements Alta Fox may make.

Your Board of Directors does not endorse any of the Alta Fox nominees and unanimously recommends that you vote “FOR ALL” the nominees proposed by your Board of Directors on the WHITE proxy card. Your Board strongly urges you to discard and NOT sign or return any gold proxy card sent to you by Alta Fox. Voting to “WITHHOLD” or “ABSTAIN” with respect to any of Alta Fox nominees on any gold proxy card sent to you by Alta Fox is not the same as voting “FOR ALL” your Board’s nominees, because a vote to “WITHHOLD” or “ABSTAIN” with respect to any of Alta Fox’s nominees on its gold proxy card will revoke any previous proxy submitted by you. The only way to support your Board’s director nominees and other voting recommendations is to vote “FOR ALL” your Board’s director nominees and “FOR” the other proposals recommended by your Board. If you have already submitted a gold proxy card, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by completing, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet or telephone by following the instructions on your enclosed WHITE proxy card or WHITE voting instruction form. Only your last dated, validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the attached proxy statement.

Profile of the Board’s Nominees for Director

The Board’s nominees are well-balanced by age, gender and tenure. The Board’s nominees are an experienced, diverse, well-functioning group, with each member contributing and having his or her voice heard while supporting and appropriately challenging management. The Nominating, Governance and Social Responsibility Committee and the Board believe the mix of experience, diversity and perspectives on the Board serves to strengthen management and our Company.

The Board’s nominees for director consist of a strong group of proven leaders and executives with experience across a wide range of industries, including digital gaming, entertainment/ media and consumer products, giving us a diverse set of skills, viewpoints and expertise.

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Corporate Governance Matters

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of the Board and Hasbro’s senior management team to the Company’s shareholders.

Corporate Governance Highlights

Board and Board Committee Practices
Entire Board is elected annually
12 out of 13 of the Board’s nominees for director are independent (as defined by NASDAQ)
54% of our director nominees are women
17% of our independent directors are racially diverse
Balance of experience, gender, diversity, tenure and qualifications
Independent Chair with clearly defined responsibilities
All required committees consist of independent directors
Risk oversight by Board and its committees
ESG oversight by the Board and the Nominating, Governance and Social Responsibility Committee
Separate Cybersecurity and Data Privacy Committee
Annual Board and committee self-evaluations
Director orientation and continuing education
Policy limiting the number of boards on which our directors may serve

Shareholder Rights, Accountability and Other Governance Practices
Comprehensive shareholder outreach program and track record of constructive engagement
No shareholder rights plan
Annual shareholder advisory vote on executive compensation (“Say-on-Pay”)
Majority vote standard with a plurality carve-out for contested elections
Proxy access bylaw provision
No pledging or hedging of Company stock by directors, officers or other employees
Strong compensation Clawback Policy
Stock ownership and share retention policy for Board members, executive officers and other key employees
Written code of conduct and corporate governance principles
Long-standing commitment to ESG and corporate sustainability

Shareholder Engagement

Hasbro has engaged with numerous shareholders on the Company’s strategy and performance, Environmental, Social and Governance (“ESG”) issues, compensation matters and corporate governance for several years. We do this as part of our commitment to build relationships, be responsive to shareholders and ensure that our actions are informed by the viewpoints of our investors. Our shareholder engagement efforts are conducted year-round.

In addition to discussions just before our annual meeting, we initiate discussions during a quieter period several months before, typically in the fourth quarter, reaching out to our largest shareholders. A Board member, such as the independent chair, or chair of one of the Board committees, will participate in these discussions when requested. The Board is updated on any feedback. Our objectives are to build relationships, demonstrate responsiveness and gain insights into the views of our shareholders around key areas, including ESG, compensation and corporate governance, as well as any other topics or trends shareholders may wish to discuss. We believe that positive, two-way dialogue builds informed relationships that promote transparency and accountability. Management provides written and oral updates on the discussions with shareholders to your Board, which considers shareholder perspectives, as well as the interests of all stakeholders, when overseeing company strategy, formulating governance practices and designing compensation programs.

In 2021, we proactively extended an invitation to our top 25 shareholders (holding in aggregate approximately 58% of our outstanding shares) to meet and we had discussions with those who accepted our invitation. We also spoke with shareholders who reached out to us. This year we covered a variety of topics, with a primary focus on our ESG disclosure, programs and priorities, CEO succession planning, executive compensation, and corporate governance. The meetings with our shareholders were productive, with specific positive comments about our ESG progress, and the addition of an ESG modifier to our compensation program.

ESG

•  Discussed key focus areas, achievements and goals in the corporate social responsibility space, including diversity and inclusion, climate change, human capital management, renewable energy, human rights and ethical sourcing.

•  Shareholders were complimentary of our efforts in these areas, viewing us as a leader, as demonstrated through our comprehensive disclosures, including in: our recently updated Corporate Social Responsibility (“CSR”) report, a copy of which can be viewed on our website at https://csr.hasbro.com/en-us/news; our well-defined goals in the areas of diversity and inclusion and environmental sustainability; our commitment to publishing our 2022 climate action plan and full refresh of our CSR report in 2022; our recent disclosure of our EEO-1 report; and our plans for disclosure in accordance with the Task Force on Climate Related Financial Disclosures (“TCFD”) disclosure framework.

COMPENSATION

•  Discussed compensation policies, practices and performance metrics, including the use of ESG measures in compensation decisions.

•  Added an ESG measure to our annual incentive program as a consideration in determining the individual performance component for our executives, which was viewed positively by shareholders.

CORPORATE GOVERNANCE

•  Discussed our extensive and thoughtful CEO succession planning and process leading to the appointments of Richard Stoddart, as interim CEO, and Chris Cocks as permanent CEO, following the passing of Brian Goldner, our former Chairman and CEO.

•  Discussed the separation of our Chair and CEO position, which began with the appointment of Tracy Leinbach as our Chair when Richard Stoddart was serving as interim CEO from October 2021 to February 2022, and continued with the subsequent appointment of Richard Stoddart as Chair when Chris Cocks took over as CEO in February 2022.

Driving ESG Performance

Overview

At Hasbro, we believe strong ESG performance drives long-term value creation for all our stakeholders. Our ESG priorities include climate and sustainability, human rights and ethical sourcing, human capital management and culture, including Diversity, Equity & Inclusion (“DE&I”), and product and content safety.

Building on Our Success and Reaching New Heights

ESG and Purpose are at the center of our Brand Blueprint and drive how we operate the business. We continue to integrate ESG across the business and are proud of our innovative, best-in-class strategic initiatives that uphold our purpose and make a positive impact for all of our stakeholders. Below are some of the achievements from 2021 and recent accolades:

2021 World's Most Ethical Companies (Ethisphere) – 10th consecutive year on list

2021 America's Most Just Companies, ranked #1 in Household Goods & Apparel category

2021 100 Best Corporate Citizens by 3BL Media – 10th consecutive year on the list

2021 America's Most Responsible Companies (Newsweek)

2021 Walmart Project Gigaton "Giga-Guru"

2021 100 Best Companies for Working Mothers from Seramount (formerly Working Mother Magazine) and one of the organization's **100 Best Companies for Dad**

2021 Scored 100 percent on the **Human Rights Campaign's (HRC's) Corporate Equality Index**, noting Hasbro is one of America's top companies for LGBTQ+ Workplace Equality

2020 Hasbro's first-in-the-industry Toy Recycling program won the **Gold Play for Change Award** in the **Environmental Sustainability** category at the Toy Industries of Europe (TIE) Play for Change Awards

2019 Most Reputable U.S. Companies (Reputation Institute) – #7/390

2019 Hasbro rated highest in the **Travel and Leisure Category** by the **Responsible Sourcing Network** and in the top six percent of companies reporting for our work addressing conflict minerals in the supply chain

2019 50 Best ESG Companies (Investor's Business Daily) – #9

2019 Top 100 Sustainable Companies (Barron's) – #32

2019 Points of Light Foundation Civic 50 – Recognizing the **"Most Community Minded Companies in the United States."** Hasbro has been named to the list every year since the initiative began

Governance

The governance of ESG starts with your Board, with specific oversight by the Nominating, Governance, and Social Responsibility Committee of the Board (the “Governance Committee”). ESG topics, including DE&I, climate and human rights, are regular agenda items at the Governance Committee. Additionally, the Audit Committee of the Board oversees SEC and public disclosures in specific areas like conflict minerals, climate risk and enterprise risk. The full Board receives regular updates regarding our ESG progress.

In addition to Board-level governance, our CEO and the senior management team regularly review our ESG performance, progress and opportunities. The Chief Purpose Officer, who reports to the CEO and is a member of senior management, is responsible for setting the strategic direction for our global ESG strategy and performance and ensures the integration of ESG throughout the global organization and supply chain.

ESG Strategic Priorities

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Climate and Sustainability. We recognize the impact our business can have on the environment and are working to reduce our footprint. We view sustainability challenges as opportunities to innovate and continuously improve our product design and operational efficiencies. We believe the long-term viability and health of our own operations and our supply chain, and the significant potential for environmental improvements, are key components to our business success.

Reducing our Carbon Footprint and Setting Science-Based Targets: In 2019, we began a comprehensive measurement of our supply chain footprint, with 100% of our suppliers participating. We are now in the process of setting science-based targets for our greenhouse gas emission reductions with a near-term 2030 goal, based on limiting emissions to keep warming below 1.5°C above pre-industrial levels, and a long-term 2050 goal, based on net-zero emissions across our value chain.

In addition to taking action to reduce our energy consumption and improve energy efficiency, we support initiatives to increase the generation of renewable energy in the marketplace. We continue to meet our renewable energy goal, matching virtually 100 percent (99.6%) of the energy used in our owned and operated facilities with investments in renewable energy. To address the greenhouse gases generated by electricity consumption, we purchase Renewable Energy Certificates (RECs), which support the production of renewable energy such as wind, solar, thermal, and similar renewable sources, at levels equal to what we use from the public grid. These RECs are bought in and applied to the markets where the energy is used by our facilities across the globe.

We purchase carbon offsets to address the remaining GHG emissions generated by the use of gas and liquid fuel at our leased and owned facilities, company vehicles, all employee business air travel and the remaining small amount (0.4%) of emissions generated by electricity consumption at our facilities in markets where RECs are not available.

Managing Climate Risk and Resilience and Leveraging the TCFD Framework: Managing the resilience of our business to the risks of climate change, including severe weather events, is also a priority. We are working to further integrate climate risk and resilience into our overall enterprise risk management process, including our plans to use the Task Force on Climate-Related Financial Disclosure (TCFD) framework.

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Human Rights and Ethical Sourcing. Our Human Rights and Ethical Sourcing program, first launched in 1993, is dedicated to ensuring that facilities involved in the production of our toys and games, or licensed consumer products, comply with Hasbro’s Global Business Ethics Principles. The program is designed to ensure fair and safe working conditions; fairness, dignity and respect for workers; and robust supplier engagement to ensure strong safety, health and environmental performance. While working on these issues with partners, suppliers, third-party factories and licensees is complex, we remain vigilant in our commitment to ensure workers in our supply chain are treated in accordance with our high ethical standards and applicable laws.

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Human Capital Management and Culture. Our key human capital management objectives for our direct workforce are to attract, develop and retain diverse talent. The experience, dedication and diverse backgrounds of our employees are at the heart of our success, energizing everything we do, from developing innovative products to creating immersive gaming and entertainment experiences. Working together, we seek to create a culture that embraces our values of Community, Creativity, Inclusion, Integrity and Passion. We believe that when everyone feels valued, they feel empowered to deliver their best every day. As our organization continues to grow and evolve, we remain steadfast in our ambition to provide a supportive and inclusive community that is the best place our employees have ever worked.

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Diversity, Equity and Inclusion. We believe that the more inclusive we are as a company, the more effective our employees will be and the stronger our business will perform. Hasbro views DE&I as a strategic ESG priority that is linked to the future success of our business and the growth of our brands. In 2018, our former Chairman and CEO, Brian Goldner, along with 800 other CEOs, signed on to the CEO Action for Diversity and Inclusion pledge, developed by the accounting firm PwC, to publicly affirm Hasbro’s commitment to DE&I as a fundamental value and corporate priority. For our U.S. workforce, we disclose our diversity by job type, based on the EEO-1 filing, which is available on our CSR website.

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Compensation, Health, Safety & Well-being of Employees. Employee attraction, development and retention has long been a key Hasbro priority. We recognize and reward our employees with a total rewards package that includes competitive base pay, equity compensation (for certain levels), annual incentives, product discounts and other comprehensive benefits, including wellness programs that help people integrate work and life commitments. We regularly review salary ratios for men and women in similar roles to help maintain internal equity and market competitiveness across the globe, including among managers. Employee health, safety and wellness are top priorities at Hasbro, and we support our colleagues’ well-being, which includes mental, physical and financial wellness, through a number of programs.

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Training and Talent Development. We are committed to the continued development of our people. Strategic talent reviews and succession planning occur on a planned cadence annually — globally and across all business areas.

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Community Service. The power of service is core to our culture. We cultivate this culture of community and volunteerism by offering our employees four hours of paid time off every month to volunteer with programs and organizations benefitting children, DE&I, environmental stewardship and other important areas of impact. In addition, team-building company-sponsored volunteer projects are organized throughout the year providing large groups of employees the opportunity to make a meaningful difference in their communities. Our Global Day of Joy is Hasbro’s annual, company-wide day of service and has become a cherished company tradition.

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Incentive Compensation. We also drive performance across our strategic ESG priority areas through incentives and executive compensation. Specifically, in 2021 we began including an ESG objective in each of our executives’ individual annual incentive plan modifiers, which are designed to embed ESG into our business strategy and reward meaningful progress against our ESG goals, including specifically diversity, equity and inclusion.

Key ESG Goals and Initiatives

Environmental Responsibility	Human Rights & Ethical Sourcing	Human Capital Management

  Environmental Goals and Initiatives:

•  Eliminate virtually all plastic in packaging for new products by the end of 2022.

•  Set goal to make POTATO HEAD product line with plant-based or renewable materials by the end of 2024; transition all other existing toys and games to such materials by the end of 2033.

•  Expand our industry-first toy recycling program, in partnership with TerraCycle (a leader in product recycling outside of municipal recycling).

•  Achieve on an annual basis 100% renewable energy across owned/operated facilities.

•  Evaluate the climate impacts of our supply chain and set reduction goals for our suppliers.

•  Set a net zero emissions goal.

•  Reduce energy consumption by 25%, greenhouse gas emissions by 20%, waste to landfill by 50%, water consumption by 15%, by the end of 2025.

Human Rights and Ethical Sourcing:

•  Annually achieve 100% social compliance audit rate for all third-party vendor sub-contractor facilities, as well as 100% follow-up audit rate for all facilities with pending remediation issues.

•  Require third-party factories to participate and complete the Hasbro Ethical Sourcing Academy, a 30-hour, e-learning social compliance course, which trains and reinforces Hasbro’s rigorous ethical sourcing requirements.

•  Empower female factory workers through our Worker Well-Being program through training on life-enhancing skills and knowledge such as nutrition, reproductive health, problem-solving and financial literacy.

Human Capital Management:

•  Increase the percentage of women in director and above roles globally to 50% by 2025.

•  Expand ethnically and racially diverse employee representation in the U.S. to 25% by 2025.

•  Include a 50% diverse slate of candidates for all open U.S. positions where there is underrepresentation.

For a further discussion of our ESG efforts and goals, please see Part I, Item 1, Business, of our Annual Report on Form 10-K or the fiscal year ended December 26, 2021, under the headings “Environment, Social and Governance (ESG) Performance” and “Human Capital Management”. You may also review our CSR report and update contained on our website at https://csr.hasbro.com/en-us/news. The contents of our website are not incorporated by reference into this Proxy Statement.

Executive Compensation Matters

Proposal 2 — Advisory Vote on Compensation of Named Executive Officers

Our Board of Directors recommends that shareholders vote, on an advisory basis, to approve the compensation paid to our named executive officers (“NEOs”) as described in this Proxy Statement. Detailed information can be found beginning on page 87. Our compensation programs embody a pay-for-performance philosophy that supports our business strategy and closely aligns executive interests with those of our shareholders. Our shareholders supported our Say-on-Pay votes in the last three years, with favorable votes from 96.7%, 94.7% and 81.3% of the shares voted at the 2019, 2020, and 2021 Annual Meetings, respectively. Our average favorable approval of our Say-on-Pay votes over the past five years has been 93.5%. Highlights of our compensation programs for 2021 and our compensation best practices follow.

Pay-for-Performance

Our executive compensation program is tightly linked to long-term shareholder value creation, incorporating short-term and long-term forms of executive compensation that are structured to incentivize company performance and the achievement of corporate objectives the Compensation Committee and the Board believe are critical to driving long-term shareholder value.

Program elements are designed to attract and retain top executive talent with the creativity, innovation, relentless drive and diverse skills in storytelling and entertainment, branded-play, digital gaming, consumer products, media and technology that are critical to execution of our strategy and ongoing business transformation.

As noted in our proxy statement for our annual meeting of shareholders in 2021, due to the continued disruption caused by the COVID-19 pandemic, in February 2021, the Compensation Committee of the Board reviewed the allocation of long-term incentive compensation award types to be issued in fiscal 2021. The Compensation Committee considered the continued risks and uncertainty presented by the COVID-19 pandemic as it extended into 2021 and determined that it was appropriate to change the 2021 long-term incentive award allocation, such that the 2021 awards were 50% restricted stock units, 25% performance contingent stock awards, and 25% stock options. While the Committee thought it was important to continue to grant performance awards, they also felt it was not in shareholders’ best interests to place too much emphasis on metrics set in such an uncertain financial landscape, in which case the goals could end up being unachievable, and therefore hold no retentive or incentive value, or being too easily achievable, resulting in overpayment. In 2022, the Compensation Committee reverted back to the 2020 LTI allocation across award types, such that the LTI mix for all NEOs is now 50% performance contingent stock awards, 25% restricted stock units and 25% stock options.

Due to the temporary change in mix of LTI awards in 2021, 87.1% of our Chief Executive Officer’s total target compensation was at-risk, while 51.3% of his total target compensation was performance-based. Our Chief Executive Officer’s total target compensation was 86.4% performance-based in fiscal 2020, 89.3% in fiscal 2019 and 81.5% in fiscal 2018. The lower percentage for fiscal 2021 is attributable to the mix in long-term incentive awards that was utilized solely for fiscal 2021 as half of Mr. Goldner’s long-term incentive award was issued in the form of restricted stock units.

2021 CEO/NEO Compensation Program Elements

Type of Annual Cash Compensation

Base Salary	• Fixed compensation • Set at industry competitive level, in light of individual experience and performance

Management Incentive Awards

•  Performance-based

•  Tied to company, business area and individual achievement against stated annual financial and strategic goals

•  Aligns management behavior with maximizing shareholder value

•  Performance measures evaluated

-  Total Net Revenues

-  Operating Profit Margin

-  Free Cash Flow

•  Individual modifier based in part on achievement of diversity and inclusion goals

Type of Long-Term Incentive Compensation in 2021

Performance Contingent Stock Awards

•  Represented ~25% of annual target equity award value for CEO and the other NEOs

•  Earned based on challenging long-term three-year goals requiring sustained strong operating performance

•  Tied to achievement of EPS, Net Revenue and Return on Invested Capital (ROIC) targets over a 3-year performance period

Stock Options	• Represented ~25% of annual target equity award value for CEO and the other NEOs • 7-year term • Vest in three equal annual installments over the first three anniversaries of the grant date

Restricted Stock Units	• Represented ~50% of annual target equity award value for CEO and the other NEOs • Vest in three equal annual installments over the first three anniversaries of the grant date

Compensation Best Practices

   Robust shareholder engagement process

   Program informed by and responsive to shareholder input

   Significant portion of compensation is variable and performance-based

   Aligned with shareholder value creation

   Significant share ownership and retention requirements

   5x base salary for CEO

   2x base salary for other NEOs

   NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

   Fully independent Compensation Committee

   Independent Compensation Consultant

   Incentive programs do not incentivize excessive risk taking

   Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

   Double-trigger change in control provisions for equity grants

   Maximum payout caps under incentive plans

   No tax gross-ups

   No excessive perquisites

   No repricing of equity incentive awards

   Strong Clawback Policy

Our Auditors

Proposal 3 — Ratification of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2022. Detailed information about this proposal can be found beginning on page 88.

Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	Why am I receiving this proxy statement?

A:

You are receiving this Proxy Statement and the accompanying proxy materials because you were a shareholder of record of the Company’s common stock at the close of business on April 12, 2022 (the “Record Date”) and you otherwise are entitled to notice of, and to vote at, the 2022 Annual Meeting of Shareholders (the “Meeting” or the “Annual Meeting”). Your Board of Directors is delivering this Proxy Statement and the accompanying proxy materials, including a WHITE proxy card, to you in connection with the solicitation of proxies by and on behalf of your Board, for use at the Annual Meeting, which will take place on June 8, 2022, and at any adjournments and postponements thereof. This Proxy Statement is intended to assist you in making an informed vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying WHITE proxy card and other materials are first being mailed on or about April 25, 2022 in connection with the solicitation of proxies on behalf of your Board.

Q:	What matters will be voted on at the Annual Meeting?

A:

Proposal 1 — Election of thirteen (13) directors to your Board of Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Your Board unanimously recommends that you vote “FOR ALL” of your Board’s nominees: Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Christian P. Cocks, Lisa Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Edward M. Philip, Laurel J. Richie, Richard S. Stoddart, Mary Beth West, and Linda Zecher Higgins.

Proposal 2 — An advisory vote to approve the compensation of the Company’s named executive officers.

Proposal 3 — Ratification of the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal 2022.

Q:	Have other candidates been nominated for election at the Annual Meeting in opposition to the Board’s nominees?

A:	Yes. Alta Fox Opportunities Fund LP (“Alta Fox”), a shareholder of the Company, has notified the
Company of its intent to nominate a slate of five (5) nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board of Directors. Your Board does not endorse any of the Alta Fox nominees and unanimously recommends that you vote “FOR ALL” the nominees proposed by your Board using the WHITE proxy card accompanying this Proxy Statement. Your Board strongly urges you to discard and NOT sign or return any gold proxy card sent to you by Alta Fox.

Q:	What are the recommendations of the Board of Directors?

A:	Your Board of Directors unanimously recommends that you vote your shares on your WHITE proxy card as follows:

•	“FOR ALL” the nominees proposed by your Board of Directors.

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

•	“FOR” the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2022.

Your Board of Directors strongly urges you to discard and NOT sign or return any gold proxy card sent to you by Alta Fox.

Q:	Who may vote at the Annual Meeting?

A:

Shareholders of Hasbro at the close of business on the Record Date are entitled to vote on all items being voted on at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 139,442,133 shares of Hasbro common stock, par value $0.50 per share (“Common Stock”), outstanding. Each share of Hasbro Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:

Attendance at the Annual Meeting through the website www.cesonlineservices.com/has22_vm or any adjournment or postponement thereof will be limited to shareholders of the Company as of the close of business on the Record Date and guests. You will not be able to attend the Annual Meeting in person at a physical location. To attend the Annual Meeting as a shareholder and have the ability to vote and/or submit a comment or question during the Annual Meeting, you will need to pre-register by 9:00 a.m. Eastern Time on Tuesday, June 7, 2022. To pre-register for the Annual Meeting, please follow the instructions described below.

Q:	How does a Registered Shareholder Pre-Register for the Annual Meeting?

A:

If your shares are registered directly in your name with Hasbro’s Transfer Agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record (or a “Registered shareholder”). For Registered shareholders, the control number can be found on the WHITE proxy card you received from Corporate Election Services. To pre-register to participate in the Annual Meeting remotely, visit the website www.cesonlineservices.com/has22_vm.

Please have your WHITE proxy card containing your control number available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Please verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk folder. Requests to register to participate in the Annual Meeting must be received no later than 9:00 a.m. Eastern Time on Tuesday, June 7, 2022. You must pre-register to vote and/or submit a comment or question during the Annual Meeting.

Q:	How does a Beneficial Shareholder Pre-Register for the Annual Meeting?

A:

For shareholders who hold their shares through an intermediary, such as a brokerage firm or bank (a “Beneficial shareholder”), the control number can be found on the WHITE voting instruction form, or other instructions you receive from your bank, brokerage firm, or other intermediary. To pre-register to participate in the Annual Meeting remotely, visit the website www.cesonlineservices.com/has22_vm.

Please have your WHITE voting instruction form containing your control number available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Please verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk folder. Requests to register to participate in the Annual Meeting remotely must be received no later than 9:00 a.m. Eastern Time on Tuesday, June 7, 2022. You must pre-register to vote and/or submit a comment or question during the Annual Meeting.

We encourage you to vote in advance of the Annual Meeting. If you intend to vote during the Annual Meeting, you must obtain a legal proxy from your brokerage firm or bank. Most brokerage firms or banks allow a shareholder to obtain a legal proxy either online or by mail. Follow the instructions provided by the brokerage firm or bank. If you have requested a legal proxy online, and you have not received an email with your legal proxy within 2 business days of your request, you should contact your brokerage firm or bank. If you have requested a legal proxy by mail, and you have not received it within 5 business days of your request, you should contact your brokerage firm or bank.

You may submit your legal proxy (in PDF or Image file format) either (a) in advance of the Annual Meeting by attaching the legal proxy in an email to HASRegister@proxy-agent.com or (b) along with your voting ballot during the Annual Meeting. We must have your legal proxy in order for your vote submitted during the Annual Meeting to be valid. To avoid any technical difficulties on the day of the meeting, we encourage you to submit your legal proxy in advance by email to HASRegister@proxy-agent.com to ensure that your vote is counted.

Q:	How can I attend the Annual Meeting as a guest?

A:

Shareholders who do not pre-register for the Annual Meeting, may still attend the meeting as a guest by accessing the website, www.cesonlineservices.com/has22_vm, beginning 30 minutes prior to the Annual Meeting’s scheduled start time and following the instructions provided to attend as a guest. Guests at the Annual Meeting will be able to listen to the Annual Meeting but will not be able to vote nor submit a comment or question during the Annual Meeting.

Q:	What shares are included on the enclosed WHITE proxy card?

A:	If you are a Registered shareholder of Hasbro as of the Record Date, the enclosed WHITE proxy card represents all shares of Hasbro Common Stock that are registered in your name, including shares purchased through the Computershare CIP, a Direct Stock Purchase and Dividend Reinvestment Plan for Hasbro.

If your shares are held through a broker, bank or other nominee, your broker, bank or other nominee has enclosed a WHITE voting instruction form for you to use to direct it how to vote the shares held by such broker, bank or other nominee. Please return your completed WHITE voting instruction form to your broker, bank or other nominee. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

If you hold shares in the Hasbro Retirement Savings Plan, the trustee for such plan will separately send you proxy materials together with a voting instruction form for you to use to direct it how to vote and may also provide the opportunity for you to vote by telephone or by Internet.

Q:	What does it mean if I receive more than one WHITE proxy card on or about the same time?

A:

It generally means that you hold shares registered in more than one account. In order to vote all of your shares, please sign, date and return each WHITE proxy card or voting instruction form in the postage-paid envelope provided or, if you vote via the Internet or telephone, please be sure to vote using each WHITE proxy card or voting instruction form you receive.

If Alta Fox proceeds with its previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting so that shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest-dated, validly executed proxy you submit will be counted, and, if you wish to vote as recommended by your Board of Directors, then you should only submit WHITE proxy cards.

Q:	Is the Company using a universal proxy card in connection with voting at the Annual Meeting?

A:

No. The SEC has adopted new rules requiring the use of a universal proxy card in contested director elections that take place after August 31, 2022. As the Annual Meeting will be held on June 8, 2022, shareholders voting by proxy at the Annual

Meeting will vote using a customary proxy card, as has been the case in prior years. Your Board unanimously recommends using the enclosed WHITE proxy card to vote “FOR ALL” the nominees proposed by your Board. Your Board recommends that you disregard any gold proxy cards that you may receive.

Q:	How do I vote my shares?

A:

We encourage all shareholders to submit proxies in advance of the Annual Meeting by telephone, by Internet or by mail. Sending your proxy by any of these methods will not affect your right to virtually attend and vote at the Annual Meeting or by executing a proxy designating a representative to vote for you at the Annual Meeting.

If you are a Registered shareholder as of the Record Date, you can vote (i) by following the instructions on the enclosed WHITE proxy card to vote by telephone or Internet, (ii) by completing, signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided or (iii) by attending the Annual Meeting virtually and voting during the meeting as described below under the heading “How do I vote my shares during the Annual Meeting?”. We strongly urge you to use the enclosed WHITE proxy card to vote “FOR ALL” your Board’s nominees and “FOR” the other proposals recommended by your Board.

If you hold shares through a broker, bank or other nominee, that institution has enclosed a WHITE voting instruction form for you to use to direct it how to vote those shares held by such broker, bank or other nominee. Your ability to vote by telephone or over the Internet depends upon your broker, bank or other nominee’s voting process. Please follow the instructions on your WHITE voting instruction form carefully.

Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares by submitting your WHITE proxy card or voting instruction form in advance of the Annual Meeting.

Q:	How do I vote my shares during the Annual Meeting?

A:

Shareholders that pre-register for the Annual Meeting may also vote during the Annual Meeting by clicking on the “Shareholder Ballot” link that will be available on the Annual Meeting website during the Annual Meeting.

Registered shareholders may vote directly by simply accessing the available ballot on the meeting website. Beneficial shareholders who have previously submitted a legal proxy by email to HASRegister@proxy-agent.com may also vote directly using the available ballot on the meeting website. Other Beneficial shareholders must upload the legal proxy during the meeting when completing the ballot. See above section “How does a Beneficial Shareholder Pre-Register for the Annual Meeting?” on obtaining a legal proxy from your brokerage firm or bank. Instructions for presenting the legal proxy (if necessary) along with the online ballot will be provided during the Annual Meeting. Please prepare in advance by obtaining a legal proxy as soon as possible.

Q:	How do I ask a question during the Meeting?

A:

Shareholders may submit a comment or question prior to the Annual Meeting beginning on Tuesday, June 1, 2022, by visiting https://investor.hasbro.com/contact-us and following the instructions on the website. Shareholders that pre-registered for the Annual Meeting and received confirmation may submit written comments or questions during the annual meeting by typing in the “Ask a Question” box and clicking the “Send” button that will be available on the meeting website during the Annual Meeting.

Questions received prior to or during the Annual Meeting will be answered as the allotted Annual Meeting time permits. We cannot ensure that every shareholder who wishes to have a question or comment addressed during the Annual Meeting will be able to do so.

Q:	Can I revoke my proxy or change my vote once I vote by mail, by telephone or over the Internet?

A:

Yes. You have the right to change or revoke your proxy (1) at any time before it is exercised at the Annual Meeting by (a) notifying Hasbro’s Secretary in writing at 1011 Newport Ave., Pawtucket, RI 02861, (b) returning a later dated, validly executed proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting during the Annual Meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting.

If you have already voted using a gold proxy card sent to you by Alta Fox, you have every right to change your vote and we strongly urge you to revoke that proxy by voting “FOR ALL” your Board of Directors’ nominees by completing, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or following the instructions on your WHITE proxy card to vote by telephone or via the Internet. Only the latest dated, validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of First Coast Results, Inc. will tabulate the votes and will act as the inspector of election.

Q:	What constitutes a quorum?

A:

Holders of record of the Common Stock at the close of business on April 12, 2022 are entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 139,442,133 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Annual Meeting. Votes “FOR”, “AGAINST”, “WITHHOLD” and “ABSTAIN” will all be counted as present to determine whether a quorum has been established. Broker non-votes, if any, will also be counted as present to determine whether a quorum has been established.

Q:	What vote is required for Proposal 1, the election of directors?

A:

Alta Fox has notified Hasbro of its intent to nominate a slate of five (5) alternative nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and such nominations have not been withdrawn by Alta Fox on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this proxy statement, the election of directors will be considered a contested election and, as provided under Article II, Section 2.6 of Hasbro’s Amended and Restated By-laws, as amended, directors will be elected on a plurality basis. Under the plurality voting standard, you may vote “FOR” or “WITHHOLD” authority to vote for each nominee, and the thirteen (13) director nominees receiving the greatest number of votes cast “FOR” their election will be elected, regardless of whether they were nominated by your Board or by Alta Fox. Votes to “WITHHOLD” or “ABSTAIN” with respect to any nominee are not votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

It will NOT help elect the nominees recommended by your Board if you sign and return gold proxy cards sent by Alta Fox even if you vote to “WITHHOLD” or “ABSTAIN” with respect to Alta Fox directors using Alta Fox’s gold proxy card. In fact, doing so will cancel any previous vote you cast on a WHITE proxy card sent to you by Hasbro. The only way to support your Board’s nominees is to vote “FOR ALL” your Board’s nominees on the WHITE proxy card. ONLY THE LAST DATED, VALIDLY EXECUTED PROXY RECEIVED WILL BE COUNTED.

In the event that Alta Fox withdraws its nominees on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this Proxy Statement, we will disclose such withdrawal to our shareholders and, as provided under Article II, Section 2.6 of Hasbro’s Amended and Restated By-laws, as amended, the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. In an uncontested election of directors, for each of the nominees you may vote “FOR” such nominee, “AGAINST” such nominee, or you may “ABSTAIN” from voting with respect to such nominee.

Q:	What vote is required for approval of each other matter to be considered at the Annual Meeting?

A:

Proposal 2 — Advisory Vote on Compensation. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on this shareholder advisory vote is required for approval of this proposal.

Proposal 3 — Ratification of the Selection of KPMG. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on the ratification of the selection of KPMG is required for approval of this proposal.

For proposals 2 and 3, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” for proposal 2 or 3, it has the same effect as a vote “AGAINST” that proposal.
Q:	What happens if I hold shares in street name and do not submit voting instructions? What is a broker non-vote?

A:

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules that govern brokers or other nominees who are voting with respect to shares held in street name, brokers or other nominees ordinarily have the discretion to vote on “routine” matters (e.g., ratification of the selection of independent public accountants) but not on non-routine matters (e.g., election of directors and advisory votes on executive compensation).

Given that we expect the Annual Meeting to be a contested meeting, if your shares are held in street name and the brokers and other nominees holding shares in your account have provided you with competing proxy materials from Alta Fox, under applicable rules, such brokers and other nominees will not be permitted to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not. Accordingly, in such circumstances, if you do not submit any voting instructions to your broker or other nominee, your shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting, nor will your shares be counted for purposes of determining whether a quorum exists. However, if you receive proxy materials only from Hasbro, your broker or other nominee may vote your shares without your specific instruction with respect to Proposal 3, the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2022, which is a “routine” matter.

Q:	How will my shares be voted if I submit a WHITE proxy card but do not specify how I want to vote?

A:

If you submit a validly executed WHITE proxy card or voting instruction form but do not specify how you want to vote your shares with respect to a particular proposal, then your shares will be voted in line with the Board’s recommendations with respect to any such proposal, i.e., (i) “FOR ALL” your Board’s thirteen (13) director nominees, (ii) “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers and (iii) “FOR” the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2022.

As of the date of this Proxy Statement, your Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of Mr. Chris Cocks and Ms. Deborah Thomas, as the individuals to whom you are granting your proxy on the WHITE proxy card, to vote in accordance with their best judgment on such matters.

Your Board urges you to mark your WHITE proxy card in accordance with your Board’s recommendations.

Q:	What should I do with any gold proxy cards sent to me by Alta Fox?

A:

Alta Fox has notified Hasbro of its intent to nominate a slate of five (5) director nominees for election at the Annual Meeting in opposition to the nominees recommended by your Board of Directors. We do not know whether Alta Fox will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies. The nominations made by Alta Fox have NOT been endorsed by your Board of Directors. The Company is not responsible for the accuracy or completeness of any information provided by or relating to Alta Fox or its nominees contained in solicitation materials filed or disseminated by or on behalf of Alta Fox or any other statements Alta Fox may make.

Your Board of Directors does not endorse any of the Alta Fox nominees and strongly urges you to discard and NOT sign or return any gold proxy card or other solicitation materials that may be sent to you by Alta Fox. Voting to “WITHHOLD” or “ABSTAIN” with respect to any of Alta Fox nominees on any gold proxy card sent to you by Alta Fox is not the same as voting “FOR ALL” your Board’s nominees, because a vote to “WITHHOLD” or “ABSTAIN” with respect to any of Alta Fox’s nominees on its gold proxy card will revoke any previous proxy submitted by you. The only way to support your Board’s director nominees and other voting recommendations is to vote “FOR ALL” your Board’s director nominees and “FOR” the other proposals, as recommended by your Board. If you have already voted using a gold proxy card sent to you by Alta Fox, you have every right to change it and we strongly urge you to revoke that proxy by voting in favor of your Board’s nominees by using the WHITE proxy card to vote by telephone or by Internet or by completing, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated, validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I revoke or change my vote once I vote by mail, by telephone or over the Internet?”. You may also revoke any previously submitted proxy by attending the Annual Meeting virtually and voting your shares at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1 (877) 825-8971, or Morrow Sodali LLC , toll-free at 1 (800) 662-5200.

Q:	How will broker non-votes and abstentions be treated?

A:

Abstentions will be treated as present for the purpose of determining whether a quorum exists. Abstentions with respect to any nominee in Proposal 1, the election of directors, are not votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s). Abstentions with respect to Proposals 2 and 3 (advisory vote on compensation and ratification of the selection of KPMG, respectively) will have the same effect as a vote “against” each such proposal, because an abstention represents a share entitled to vote.

Given that we expect the Annual Meeting to be a contested meeting, broker non-votes will have no effect on the vote.

Accordingly, we strongly urge you to promptly give instructions to your broker to vote “FOR ALL” your Board’s recommended nominees by using the WHITE voting instruction card provided to you by your custodian.

Q:	Where can I find the voting results of the meeting?

A:

Given that we expect the Annual Meeting to be a contested meeting, we will not be announcing preliminary results of the voting at the Annual Meeting. We expect to report preliminary results based on the preliminary report of the Independent Inspector of Elections on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting, and final results as certified by the Independent Inspector of Elections as soon as practicable thereafter.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

A:	No. Rhode Island law does not provide shareholders any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting.

Q:	Who can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

A:	Please contact Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies, toll-free at 1 (877) 825-8971. Banks and brokers may call collect at 1 (212) 750-5833.

Background to the Solicitation

The summary below details the significant contacts between the Company and Alta Fox. This summary does not purport to catalogue every conversation of or among members of the Board, the Company’s management, the Company’s advisors, representatives of Alta Fox and their advisors relating to the Alta Fox solicitation.

On October 27, 2021, an employee of Alta Fox, an investment firm not previously known by Hasbro to be a shareholder, contacted members of the Hasbro investor relations team to learn more about the Hasbro business.

On November 1, 3 and 17, 2021, Debbie Hancock, Senior Vice President, Investor Relations of Hasbro, and other members of the Hasbro investor relations team had further conversations and communications with Connor Haley, Managing Partner of Alta Fox, and another Alta Fox employee to answer additional questions from Alta Fox about Hasbro’s business, including questions regarding Wizards of the Coast, capital allocation and other financial aspects of the business.

Following those conversations, multiple times during November and early December, Ms. Hancock provided additional responses to questions from an Alta Fox employee via multiple emails.

On December 8, 2021, Ms. Hancock spoke to Mr. Haley at Mr. Haley’s request. During this conversation, Mr. Haley presented a slide deck setting forth Alta Fox’s investment thesis, including, among other things, Alta Fox’s views on the Brand Blueprint strategy and a potential separation of Wizards of the Coast. During this meeting, Mr. Haley requested a meeting with the full Board of Hasbro. Ms. Hancock requested certain information from Alta Fox, including its ownership level as well as a copy of its slide deck, to enable the Board to consider Alta Fox’s proposals. Mr. Haley declined to provide the requested information.

On December 17, 2021, at Mr. Haley’s request, Deborah Thomas, Hasbro’s Executive Vice President and Chief Financial Officer, and Ms. Hancock met virtually with Mr. Haley and other employees of Alta Fox to further discuss Alta Fox’s views. Ms. Thomas and Ms. Hancock agreed to convey Alta Fox’s proposals to the Board for consideration.

Following the December 17, 2021 meeting, the Board was provided with an update of Ms. Thomas’ conversations with Alta Fox. In addition to regular and special meetings of the Board, the Board received regular updates from management regarding engagement with Alta Fox during the months from December leading up to the date of this Proxy Statement.

On December 21, 2021, Ms. Thomas emailed Mr. Haley communicating, among other things, that the Board had been briefed on the December 17, 2021 meeting and welcomed further dialogue between Alta Fox and Hasbro. Ms. Thomas requested, on behalf of the Board, a copy of the slide deck setting forth Alta Fox’s analysis so that it could be reviewed in detail, as well as the size of Alta Fox’s ownership position. Ms. Thomas also requested the contact information of Marcelo Fischer from IDT, an individual Mr. Haley had suggested she speak with to substantiate Alta Fox’s proposals regarding shareholder value creation.

On December 21, 2021, Mr. Haley emailed Ms. Thomas and, among other things, declined to provide Alta Fox’s thesis materials or details on Alta Fox’s ownership stake and noted that he would reach out to Mr. Fischer to see if he would be willing to speak to Ms. Thomas. Mr. Haley also requested a meeting with the Board or a subset thereof before year end to present Alta Fox’s proposals.

Between December 21, 2021 and January 7, 2022, Ms. Thomas and Mr. Haley exchanged emails regarding, among other things, the scheduling of additional meetings between Hasbro and Alta Fox representatives.

On January 5, 2022, following completion of the Board’s CEO succession process, Hasbro announced the appointment of Chris Cocks as the Company’s Chief Executive Officer and the election of Mr. Cocks to the Company’s Board, both effective February 25, 2022. At that time, Mr. Cocks served as President and Chief Operating Officer of the Wizards and Digital Gaming segment (the “Wizards Segment”), a role held since 2021, and prior to that, President of Hasbro’s Wizards of the Coast since 2016, when he joined Hasbro from Microsoft.

On January 7, 2022, Mr. Stoddart, then interim Chief Executive Officer and a Director (now Chair of the Board), Ms. Thomas and Ms. Hancock met virtually with Mr. Haley, during which time Mr. Haley and other Alta Fox employees elaborated on Alta Fox’s views previously articulated during the December 17, 2021 meeting and also indicated that Alta Fox had a plan for Board changes though no nominees were identified. Mr. Stoddart, Ms. Thomas and Ms. Hancock agreed to convey Alta Fox’s views to the Board for consideration. Mr. Stoddart requested, on behalf of the Board, Alta Fox’s analysis so that it could be reviewed in detail with the Board, as well as the size of Alta Fox’s ownership position. Mr. Haley declined to provide the requested information.

Following the January 7th meeting, on January 7, 2022, Alta Fox emailed Mr. Stoddart and Ms. Thomas requesting that by January 14th Hasbro indicate whether it was prepared to enter into an agreement with Alta Fox to refresh the Board and pursue a spin-off of Wizards of the Coast. Alta Fox again did not provide any details on the identities or number of its potential nominees to the Board.

On January 10, 2022, members of the Board convened, in executive session and with members of management and the Company’s advisors, to further review and consider Alta Fox’s proposals, requests and analysis.

On January 12, 2022, Ms. Thomas emailed Mr. Haley to convey the Board’s offer of an additional conversation with Alta Fox that would include prior Hasbro attendees as well as board members Michael Burns and Hope Cochran. Ms. Thomas also again requested a copy of Alta Fox’s presentation deck but Alta Fox declined to provide it.

On January 20, 2022, Mr. Stoddart, Ms. Cochran, Mr. Burns, Ms. Thomas and Ms. Hancock met virtually with Mr. Haley and other representatives of Alta Fox to further discuss Alta Fox’s views on a variety of topics, including, among other things, a separation of the Wizards of the Coast business, capital allocation, board composition, Hasbro’s Brand Blueprint strategy, and the performance of the Company and its historical acquisitions.

On January 21, 2022, Ms. Thomas emailed Mr. Haley to request disclosure of the identities of the candidates that Alta Fox indicated could be additive to the Hasbro Board, so that the Board could properly evaluate their experience, qualifications and skillsets consistent with the Board’s customary approach to evaluating potential Board members.

On January 21, 2022, the Board convened, in executive session and with members of management and the Company’s advisors, to receive an update on discussions with Alta Fox and to further review and consider Alta Fox’s proposals and requests.

On January 24, 2022, Mr. Haley emailed Ms. Thomas stating that disclosure of the identities of the individuals Alta Fox would want to add to the Board would only be made through a nomination notice or in the context of a negotiated cooperation framework.

On January 27, 2022, Ms. Thomas emailed Mr. Haley to emphasize Hasbro’s belief in the value of engagement with all of its shareholders, including Alta Fox, and the Board’s commitment to regularly evaluate all options and ideas that could have the potential to drive long-term value creation. Ms. Thomas further noted that Alta Fox had thus far declined to provide relevant information to Hasbro, notwithstanding Hasbro’s request for such information numerous times—namely, Alta Fox’s thesis materials, the size of its investment in Hasbro and the names (and number) of its board candidates—and conveyed Hasbro’s belief that Mr. Haley was asking for an agreement to Alta Fox’s proposals without providing basic information necessary to evaluate these proposals. Ms. Thomas also reiterated Hasbro’s openness to continuing a dialogue with Alta Fox.

On January 30, 2022, Mr. Haley emailed Ms. Thomas noting, among other things, that Alta Fox had screenshared its thesis materials during discussions with Hasbro’s investor relations team, senior management and board members, and Alta Fox had said things that would permit Hasbro to infer Alta Fox’s approximate ownership in Hasbro. Mr. Haley also reiterated and provided commentary on Alta Fox’s various criticisms of Hasbro, embedding within the email screen shots of select slides from Alta Fox’s presentation, and newly requested that Hasbro enter into a negotiated cooperation framework to pursue a spin-off of Wizards and reconstitute the Board and its committees. However, Mr. Haley still declined to provide the identities of, or number of, or any specific information on, the candidates Alta Fox proposed to appoint to the Board.

On February 2, 2022, the Board, together with management and with the assistance and advice of Hasbro’s outside financial and legal advisors, engaged in a detailed review of Hasbro’s strategy and portfolio of assets. Following such review, Ms. Thomas emailed Mr. Haley reaffirming Hasbro’s belief in the value of Wizards of the Coast as part of Hasbro and the significant strategic and financial benefits from the Brand Blueprint, noting that Chris Cocks would bring a fresh perspective on these matters as Hasbro’s new Chief Executive Officer, effective February 25, 2022.

In the February 2, 2022 email, Ms. Thomas again highlighted Hasbro’s view that developing a cooperation agreement between lawyers to add new members to the Board who remained unidentified was not a practical way of proceeding. Ms. Thomas again invited Mr. Haley to submit Alta Fox’s board candidates as well as any proposed draft cooperation agreement to Hasbro for the Board’s consideration. Mr. Haley did not respond.

Two weeks later, on February 16, 2022, Alta Fox delivered a letter to Tarrant Sibley, Hasbro’s Executive Vice President, Chief Legal Officer and Corporate Secretary, informing Hasbro for the first time that Alta Fox intended to nominate a slate of five (5) alternative nominees (the “Alta Fox Nominees”) for election as directors to the Board at the 2022 Annual Meeting of Shareholders in opposition to the nominees recommended by the Board, and, on the following day, issued a press release to such effect and published its thesis materials.

On February 23, 2022, the Nominating, Governance and Social Responsibility Committee and the Board met and discussed the Board’s ongoing refreshment process as well as the biographies of the Alta Fox Nominees that were included in Alta Fox’s notice of nomination. The Board, in executive session and with members of management and the Company’s advisors, also further reviewed and considered Alta Fox’s proposals, requests and analysis as set forth in materials relating to the public announcement of its campaign.

On February 25, 2022, Mr. Haley emailed Mr. Cocks congratulating Mr. Cocks on his starting as Hasbro’s CEO, commenting on Mr. Cocks’ accomplishments as President and Chief Operating Officer of Wizards and on Alta Fox’s solicitations and prior engagement with Hasbro and requesting a meeting between Mr. Cocks and Mr. Haley.

On February 28, 2022, Mr. Cocks emailed Mr. Haley indicating his willingness to speak with Mr. Haley and conveying the Board’s desire to schedule interviews with each of the Alta Fox Nominees.

On February 28, 2022, Mr. Haley emailed Mr. Cocks indicating Alta Fox would not consider Hasbro’s request to interview the Alta Fox Nominees unless Hasbro and Alta Fox first agreed to a settlement framework.

On March 1, 2022, a representative of Olshan Frome Wolosky LLP (“Olshan”), counsel to Alta Fox, sent Mr. Sibley a demand letter from Alta Fox requesting that Alta Fox be provided certain information regarding the Company’s shareholder base and the Company’s by-laws.

On March 5, 2022, a representative of Cravath, Swaine & Moore LLP (“Cravath”), counsel to the Company, responded to Alta Fox’s demand letter by providing a draft confidentiality agreement to Olshan to facilitate the provision of the pertinent information to Alta Fox. From this time through March 7, 2022, representatives of Cravath and Olshan negotiated the terms of the confidentiality agreement. Following the execution thereof and the reimbursement for its related expenses, Hasbro provided the pertinent information to Alta Fox.

On March 9, 2022, a representative of Olshan contacted a representative of Cravath noting, among other things, that Alta Fox intended to file its preliminary proxy statement on March 14, 2022 and that discussions between Hasbro and Alta Fox prior to such filing could avoid an escalation of the tone of the dialogue.

On March 10, 2022, a representative of Cravath informed a representative of Olshan that the possibility of additional discussions would be raised with the Board at a regularly scheduled meeting on March 14, 2022.

On March 14, 2022, a representative of Cravath informed a representative of Olshan that the Board had authorized representatives of Centerview Partners LLC (“Centerview”) and J.P. Morgan Securities LLC (“J.P. Morgan”) to reach out to Mr. Haley to discuss Alta Fox’s solicitation.

On March 14, 2022, representatives of Centerview, J.P. Morgan and Cravath (together, the “Hasbro Advisors”) met virtually with Mr. Haley, additional employees of Alta Fox and a representative of Olshan. During this conversation, representatives of Centerview and J.P. Morgan conveyed the willingness of the Board to engage with Alta Fox regarding a potential settlement and indicated that the Board had been in the process of discussing the addition to the Board of a highly qualified director candidate identified by Hasbro. In response, Mr. Haley stated that Alta Fox would not accept any settlement that did not involve at least two Alta Fox Nominees being appointed to the Board, and proposed a settlement offer consisting of two unspecified Alta Fox Nominees being added to the Board, plus the creation of a Board strategy and capital allocation committee. Mr. Haley also indicated that, notwithstanding Alta Fox’s prior position not to permit the Board to interview any of the Alta Fox Nominees until a settlement framework was agreed, Alta Fox would permit the Board to interview two of the Alta Fox Nominees in the context of potentially adding such individuals to the Board.

On March 15, 2022, the Hasbro Advisors contacted Mr. Haley and a representative of Olshan re-conveying the Board’s invitation to interview all five Alta Fox Nominees, but indicating that, if Alta Fox would not permit such interviews, the Board would welcome the opportunity to interview, as soon as practicable, the two Alta Fox Nominees that Alta Fox believed were most qualified to serve on the Board. Representatives of Centerview and J.P. Morgan indicated that such interviews would be a key input to the Board’s consideration of Alta Fox’s settlement proposal, confirmed that such individuals would be evaluated by the Nominating, Governance and Social Responsibility Committee and the Board in accordance with Hasbro’s standard evaluation processes for director candidates, and conveyed Hasbro’s expected timing for the Annual Meeting and the filing of its preliminary proxy statement. In response, Mr. Haley indicated that Alta Fox would consider Hasbro’s interview invitation, requested to meet and/or receive information about any director candidate proposed by Hasbro and requested a one-on-one meeting between Mr. Haley and Mr. Cocks.

Following the March 15th discussion, on that same day, a representative of Olshan contacted the Hasbro Advisors indicating that Alta Fox would permit Hasbro to interview two Alta Fox Nominees – Matthew Calkins and Marcelo Fischer.

Between March 18, 2022 and March 22, 2022, Messrs. Calkins and Fischer had multiple interviews with Board members Hope Cochran, Chris Cocks, Edward Philip and Rich Stoddart.

In addition, during the weeks of March 13, 20, and 27, 2022, as part of the Board’s ongoing refreshment process and in line with shareholder feedback, members of the Board had multiple conversations and interviews with several highly qualified independent director candidates identified by Hasbro.

On March 22, 2022, a representative of Olshan sent the Hasbro Advisors a draft term sheet outlining the terms of Alta Fox’s revised settlement proposal. Such terms included, among others, (i) the appointment of Messrs. Calkins and Fischer, plus an additional director subject to Alta Fox’s consideration and approval, to the Board, and the nomination of such individuals for election as directors at the Annual Meeting; (ii) two current directors identified by the Company not standing for reelection at the Annual Meeting; (iii) the formation of a new Capital Allocation and Strategy Committee to which Messrs. Calkins and Fischer would be appointed, which committee would study, among other things, a complete or partial spin-off of the Wizards of the Coast; (iv) the appointment of Mr. Fischer to the Compensation Committee, which would undertake a study (with input from third-party advisors) regarding, among other things, the Company’s executive compensation policies; and (v) the appointment of Mr. Calkins to the Nominating, Governance and Social Responsibility Committee.

On March 22, 2022, Mr. Haley emailed Mr. Cocks providing his perspective on the March 22nd Alta Fox proposal and offering a conversation between Mr. Haley and Mr. Cocks.

On March 22 and 24, 2022, the Nominating, Governance and Social Responsibility Committee and the Board, in executive session and with members of management and the Company’s advisors, met and discussed the status of the Alta Fox matter and the terms of the March 22nd Alta Fox proposal, as well as further considered the composition of the current Board, the Alta Fox Nominees and other potential candidates identified by Hasbro, including Elizabeth Hamren and Blake Jorgensen (the “Independent Candidates”), in light of the Company’s criteria for nominations of directors to the Board.

As part of this review, the Nominating, Governance and Social Responsibility Committee and the Board considered:

•	the relevant skills, achievements and experience of the Alta Fox Nominees and the other candidates identified by Hasbro, including the current Board members and the Independent Candidates;

•

their view that each appointee to the Board should be selected based on such candidate’s qualifications, relevance of experience and ability to drive shareholder value in light of the Company’s current needs, irrespective of how such candidate was identified;

•

that the Board, as currently constructed, is independent and diverse and has a broad range of experience and expertise in the areas, disciplines and industries that are relevant and important to the Company’s business and continued success at this important period in its continued evolution of its Brand Blueprint strategy;

•

that the Board and the Company would benefit from additional Board members possessing significant experience in leadership and management roles and capabilities in digital gaming, as well as experience in consumer brand development, media, consumer products, omni-channel marketing and technology;

•

that Hasbro has regularly refreshed its Board, including adding four of the Company’s directors to the Board within the past six years, and two additional directors since 2020, including Mr. Cocks, the Company’s new CEO; and

•	that the Board and the Company would be advantaged by a transition period during which additional expertise to the Board would be coupled with a measured reduction in Board size.

Following its review and evaluation, the Nominating, Governance and Social Responsibility Committee and the Board determined not to recommend Messrs. Calkins or Fischer (whom the Board had had a chance to interview) or any of the other Alta Fox Nominees (whom had not been made available to be interviewed by the Board) and to instead recommend the Company’s existing directors and to move forward with the selection of two additional candidates as nominees for the 2022 Annual Meeting.

On March 24 and 25, 2022, the Hasbro Advisors and a representative of Olshan engaged in multiple discussions regarding the terms of a potential settlement between the Company and Alta Fox. The Company’s initial proposal consisted of the addition of an independent director mutually determined by Alta Fox and Hasbro to the Board and an agreement by Hasbro that following any settlement, (i) Chris Cocks would meet with Alta Fox at regular intervals to hear their suggestions on value creation and (ii) financial disclosure regarding the Wizards of the Coast division would be enhanced by separately disclosing revenue from Magic: The Gathering and analog versus digital revenue. A representative of Olshan rejected this offer as a “nonstarter”, stating that Alta Fox would not consider any proposal that did not include an Alta Fox Nominee to the Board and the creation of a Board strategy and capital allocation committee (the “Alta Fox bright line”).

Following further discussions, on March 25, 2022, the Hasbro Advisors presented to a representative of Olshan the Company’s revised proposal, which consisted of the addition of two independent directors mutually determined by Alta Fox and Hasbro to the Board and the other elements of the Company’s initial proposal. Representatives of Centerview and J.P. Morgan indicated that the Company had identified two director candidates that would bring highly relevant skills and experience to the Board and that fully met the criteria for director candidates identified by Alta Fox and Hasbro’s other shareholders. Representatives of Centerview and J.P. Morgan offered to share high-level biographical information on each candidate for Alta Fox’s consideration.

A representative of Olshan declined this offer, reiterated the Alta Fox bright line and stated that Alta Fox would not provide any further counter-proposals and would not engage in any further settlement discussions, despite representatives of Centerview and J.P. Morgan expressing openness to continuing the dialogue.

On March 27, 2022, following outreach by Mr. Cocks, Mr. Haley spoke to Mr. Cocks, during which discussion Mr. Haley reiterated the Alta Fox bright line. In response, Mr. Cocks communicated Hasbro’s interest in reaching an agreement with Alta Fox and willingness to consider alternative settlement proposals from Alta Fox. However, Mr. Cocks also indicated that the Board was willing to nominate only the most qualified director candidates who were perceived to have the skillset, experience and track record most likely to positively impact Hasbro’s operations and ability to create value for Hasbro shareholders.

On April 1, 2022, following further consideration of Ms. Hamren’s and Mr. Jorgensen’s senior executive experience and significant expertise in gaming, technology, operations and capital allocation, and based upon the Company’s criteria for nominations of directors to the Board and the unanimous recommendation of the Nominating, Governance and Social Responsibility Committee, the Board unanimously determined (i) to increase the size of the Board to thirteen (13) directors, effective immediately, and appoint Ms. Hamren and Mr. Jorgensen to the Board and (ii) to nominate Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Christian P. Cocks, Lisa Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Edward M. Philip, Laurel J. Richie, Richard S. Stoddart, Mary Beth West, Linda Zecher Higgins to serve until the 2023 Annual Meeting and not to nominate any of the Alta Fox Nominees to be included in the Board’s slate of director nominees for the 2022 Annual Meeting.

On April 4, 2022, the Company filed a preliminary proxy statement with the SEC and issued a press release regarding its filing.

On April 5, 2022, Alta Fox filed a preliminary proxy statement with the SEC and issued a press release regarding its filing.

On April 13, 2022, Alta Fox filed an amended preliminary proxy statement with the SEC.

On April 25, 2022, the Company filed this definitive proxy statement with the SEC and issued a press release regarding its filing.

Election of Directors (Proposal 1)

The Board of Directors unanimously recommends a vote “FOR ALL” the following
Board nominees at the 2022 Annual Meeting:

Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Christian P. Cocks, Lisa
Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Edward M. Philip,
Laurel J. Richie, Richard S. Stoddart, Mary Beth West and Linda Zecher Higgins.

The Board has set the number of directors at thirteen (13), and you will be asked to elect thirteen (13) directors at the Annual Meeting. All of the directors elected at the Annual Meeting will serve until the 2023 Annual Meeting of Shareholders (the “2023 Meeting”), and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Shareholders cannot vote “FOR” more than thirteen (13) directors at the Annual Meeting.

As described below, in considering candidates for election to the Board, the Nominating, Governance and Social Responsibility Committee and the Board consider a number of factors, including employment and other experience, qualifications, gender, diversity and other attributes, skills, expertise and involvement in areas that are of importance to the Company’s business, business ethics and professional reputation, other board service, business, financial and strategic judgment, the Board’s and the Company’s needs at that time and the desire to have a well-balanced Board that represents a diverse mix of backgrounds, perspectives and expertise.

As described above under “Background to the Solicitation”, based upon the Company’s criteria for nominations of directors to the Board and the unanimous recommendation of the Nominating, Governance and Social Responsibility Committee, the Board unanimously determined to nominate Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Christian P. Cocks, Lisa Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Edward M. Philip, Laurel J. Richie, Richard S. Stoddart, Mary Beth West, and Linda Zecher Higgins to serve until the 2023 Annual Meeting and not to nominate any of the Alta Fox Nominees to be included in the Board’s slate of director nominees for the 2022 Annual Meeting. Each nominee has consented to being named in the proxy statement and serving as a director if elected.

As described previously, Alta Fox has notified Hasbro of its intent to nominate a slate of five (5) alternative nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and such nominations have not been withdrawn by Alta Fox on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this Proxy Statement, the election of directors will be considered a contested election and, as provided under Article II, Section 2.6 of Hasbro’s Amended and Restated By-laws, as amended, directors will be elected on a plurality basis. This means that the thirteen (13) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. “ABSTAIN” or “WITHHOLD” votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote, but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

Your Board does not endorse any of the Alta Fox nominees and unanimously recommends that you disregard and NOT sign or return any gold proxy card that may be sent to you by Alta Fox. Voting to “WITHHOLD” or “ABSTAIN” with respect to any of Alta Fox nominees on its gold proxy card is not the same as voting “FOR ALL” your Board’s nominees, because a vote to “WITHHOLD” or “ABSTAIN” with respect to any of Alta Fox’s nominees on its gold proxy card will revoke any previous proxy submitted by you. The only way to support your Board’s nominees is to vote “FOR” your Board’s nominees on the WHITE proxy card. If you have already voted using a gold proxy card sent to you by Alta Fox, you have every right to change it and we strongly urge you to revoke that proxy by voting in favor of your Board’s nominees by using the WHITE proxy card to vote by telephone or by Internet or by completing, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated, validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I revoke my proxy or change my vote once I vote by mail, by telephone or over the Internet?” on page 4. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1 (877) 825-8971, or Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

In the event that Alta Fox withdraws its nominees on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this Proxy Statement, we will disclose such withdrawal to our stockholders and, as provided under Article II, Section 2.6 of Hasbro’s Amended and Restated By-laws, as amended, the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. Abstentions will not be counted as votes cast either for or against the nominees.

If you submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR ALL” the thirteen (13) nominees proposed by your Board and named in this proxy statement. Should any of your Board’s nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies named on the WHITE proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

Election of Board Nominees

The Board is currently comprised of thirteen (13) members. Given the recent CEO transition and the addition of other new Board members, the Board is expected to remain at thirteen (13) for a period of time to ensure our CEO and new Board members have the benefit of the experience of our current directors as they are onboarded and transition into their new roles. We currently expect to reduce the size of our Board to twelve (12) members by the 2023 Annual Meeting of Shareholders, and to eleven (11) members by the 2024 Annual Meeting of Shareholders.

In considering candidates for election to the Board, the Nominating, Governance and Social Responsibility Committee and the Board consider a number of factors, including employment and other experience, qualifications, gender, diversity and other attributes, skills, expertise and involvement in areas that are of importance to the Company’s business, business ethics and professional reputation, other board service, business, financial and strategic judgment, the Board’s and the Company’s needs at that time, and the desire to have a well-balanced Board that represents a diverse mix of backgrounds, perspectives and expertise. Each of the Board nominees for election to the Board at the Annual Meeting has served in senior positions at complex organizations and has demonstrated a successful track record of strategic, business and financial planning, execution and operating skills in these positions. In addition, each of the Board nominees has proven experience in management and leadership development and an understanding of operating and corporate governance issues for a large multinational company.

The following highlights certain skills, experience and characteristics possessed by the Board nominees for election to the Board and explains what we mean when referring to experience. Further information on each nominee’s qualifications is provided below in the individual biographies. In addition to the skills listed below, our nominees for election as directors each have experience with oversight of risk management, as described below under “Role of the Board in Risk Oversight.”

	Bronfin	Burns	Cochran	Cocks	Gersh	Hamren	Jorgensen	Leinbach	Philip	Richie	Stoddart	West	Zecher Higgins

Senior Management

Directors with CEO or senior management experience bring leadership qualifications and skills that help the Board capably advise, support and oversee our management team.

Global Business

We benefit from directors having experience as a senior leader in a large organization with international operations. International exposure yields an understanding of diverse business environments, economic conditions and cultural perspectives that informs our global business and strategy and enhances oversight of our multinational operations.

Strategic Planning

Directors with board and management experience, particularly in industries in which we operate, provide vision and insights to effectively set and plan strategy for the business.

Digital Gaming/Digital Products

Directors with experience or insights in digital gaming development and licensing as well as digital media, content and products adds to a greater understanding of the activation of our Brand Blueprint.

Consumer Products

Directors with experience in the design, development, marketing and sale of consumer products, as well as consumer insights, together with the interplay of consumer products with digital gaming and entertainment are important components to the success of the Brand Blueprint.

Entertainment

Directors with experience or insights in the licensing, production and distribution of entertainment, and an understanding of how the entertainment can drive other aspects of our business, such as consumer products and digital gaming, is a key part to the success of our Brand Blueprint.

IT/Technology

Technology experience helps the Board oversee cybersecurity and advise our management team as we seek to enhance the consumer experience and further develop our Brand Blueprint strategy.

Sales and Marketing

We have an iconic and global portfolio brands with vast IP potential. As we look to capture the full value of our IP through our Brand Blueprint, directors with relevant experience in sales, marketing or brand management provide important insights to the Board.

Human Capital Management

Our people are among our most important assets, and we believe the successful development and retention of our employees is critical to our success. As such, we benefit from having directors with a deep understanding of human capital management obtained from experience as a senior leader in a large organization.

We also understand that a culture rich in diversity is key to our business success, as it allows us to better understand the business opportunities in various markets around the world and develop products that resonate with consumers in diverse cultures. Diverse directors representing a range of perspectives expands the Board’s understanding of the needs and viewpoints of consumers, employees and other stakeholders worldwide.

ESG

We recognize our responsibility to be a global, corporate citizen and positive environmental steward, which is a priority for the entire organization. Our directors are committed to our sustainability initiatives designed to achieve long-term stockholder value through a responsible, sustainable business model.

Finance/Accounting

We seek directors with strong financial acumen. Financial expertise assists the Board in overseeing our financial statements, capital structure and internal controls.

Corporate Governance

We seek directors with strong understanding of corporate governance for public companies.

Board Diversity Matrix as of April 25, 2022

Total Number of Directors	13

Gender	Male	Female	Non-Binary	Gender Undisclosed

Number of directors based on gender identity	6	7	0	0

African American or Black	0	2	0	0

Alaskan Native or American Indian	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	6	5	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0	0	0	0

Undisclosed	0	0	0	0

Nominees for Election as Directors

The following sets forth certain biographical information regarding each of the Board’s director nominees as of April 25, 2022, as well as particular experience, qualifications, attributes or skills (beyond those indicated in the preceding chart), which led the Company’s Board to conclude that the nominee should serve as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

Kenneth A. Bronfin Age: 62 Director Since: 2008 Committees: • Audit • Compensation • Cybersecurity and Data Privacy

EXPERIENCE

Kenneth A. Bronfin is Senior Managing Director of Hearst Ventures (the strategic investment division of diversified media, information and services company Hearst Corporation), serving in this role since 2013. Prior to that, he served as President of Hearst Interactive Media since 2002, and Deputy Group Head of Hearst Interactive Media since 1996.

QUALIFICATIONS

•  Broad expertise and experience in operational and executive roles in the traditional and digital media sectors, including work in strategic planning, business development, technology development and corporate finance.

•  More than 25 years of experience in evaluating, investing in, and growing a broad range of technology and digital ventures, including digital gaming companies, while leading a global corporate venture capital organization.

•  Experience in executive positions where he led new business ventures, strategic investments, and acquisitions across the digital content and technology sectors.

•  Substantial international expertise in a range of operational skills in and around business development, advertising and marketing, consumer insights, business analytics, and talent development.

•  Experience serving on private and public company boards of directors, both domestic and international.

OTHER CURRENT PUBLIC COMPANY BOARDS None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Michael R. Burns Age: 63 Director Since: 2014 Committees: • Finance • Nominating, Governance and Social Responsibility

EXPERIENCE

Michael R. Burns is the Vice Chairman and a member of the board of directors of Lions Gate Entertainment Corp. (a global entertainment company with significant motion picture and television operations), serving in this role since 2000. Lions Gate acquired Starz in December 2016. From 1991 to 2000, Mr. Burns was the Managing Director and Head of the Los Angeles Investment Banking Office of Prudential Securities Inc.

QUALIFICATIONS

•  Extensive knowledge and experience in content development and brand building, including in the use of creative storytelling and immersive entertainment across platforms to build global entertainment franchises.

•  Significant experience in the entertainment industry, including operating and financial expertise in motion picture and television development, production, financing, marketing, distribution and monetization.

•  Expertise in strategic planning, investing and content building in media and entertainment-driven multi-platform businesses.

•  Investment banking, corporate finance and international business experience.

OTHER CURRENT PUBLIC COMPANY BOARDS • Lions Gate Entertainment Corp.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Hope F. Cochran Age: 50 Director Since: 2016 Committees: • Audit (Chair) • Cybersecurity and Data Privacy • Finance

EXPERIENCE

Hope F. Cochran is a Managing Director at Madrona Venture Group (a technology-focused venture capital group). Prior to joining Madrona in January 2017, Ms. Cochran was the Chief Financial Officer of King Digital Entertainment, the creator of Candy Crush and other successful mobile games, from 2013 to 2016, where she helped drive the company’s employee and revenue growth, guided the Company’s IPO and successfully completed a $5.9 billion acquisition by Activision. From 2005 to 2013, Ms. Cochran was a financial executive at Clearwire, Inc., serving as Chief Financial Officer from 2011 to 2013.

QUALIFICATIONS

•  Extensive experience spanning more than 20 years as a senior financial executive in the digital gaming and telecom industries.

•  Significant knowledge of development of digital content businesses.

•  International business expertise in managing global teams, and talent in managing, growing and overseeing global businesses.

•  Substantial experience as a chief financial officer and overseeing financial and accounting issues for public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • MongoDB, Inc. - Audit Committee Chair • New Relic, Inc. - Audit Committee Chair
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Christian P. Cocks Age: 48 Director Since: 2022 Committees: • None

EXPERIENCE

Mr. Cocks has served Chief Executive Officer of Hasbro since February 2022. Prior to that, he served as President and Chief Operating Officer of Wizards of the Coast and Digital Gaming since 2021 and prior to that served as President of Wizards of the Coast since 2016, when he joined Hasbro from Microsoft. During his 14 years at Microsoft, Mr. Cocks led a global sales and technical engagement team as Vice President, OEM Technical Sales and served in product management and marketing leadership positions at MSN and Xbox Games, where he worked on hit franchises like HALO and FABLE.

QUALIFICATIONS

•  Highly strategic leader, who understands how to create and nurture brands to drive fan and consumer connection across channels.

•  Ability to channel storytelling passion into consumer experiences — across gaming, consumer products and entertainment.

•  Under his executive leadership as President and CEO of Wizards of the Coast, doubled global revenue, surpassing $1 billion in 2021.

•  Unique vision, skill and experience in tabletop and digital gaming, combined with extensive omni-channel experience and proven track record.

OTHER CURRENT PUBLIC COMPANY BOARDS None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Lisa Gersh Age: 63 Director Since: 2010 Committees: • Audit • Compensation (Chair)

EXPERIENCE

Lisa Gersh is an outside advisor to companies investing in the media space. She previously served as the Chief Executive Officer of Alexander Wang (a global fashion brand) from October 2017 to October 2018. Ms. Gersh served as the Chief Executive Officer of Goop, Inc. (a lifestyle publication curated by Gwyneth Paltrow) from 2014 to 2016, and President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (an integrated media and merchandising company) from 2012 to 2013. Prior to that, she served as President and Chief Operating Officer of Martha Stewart Living Omnimedia, Inc. from 2011 to 2012, and a director of Martha Stewart Living Omnimedia, Inc. from 2011 to 2013.

QUALIFICATIONS

•  Extensive experience in the media, branded products and entertainment industries, including television, digital entertainment and publishing.

•  Operating and executive positions with multiple leading media and brand-driven companies, including as Chief Executive Officer of Alexander Wang, Chief Executive Officer of Goop, Inc., President and Chief Executive Officer of Martha Stewart Living Omnimedia and President and co-founder of Oxygen Media.

•  Expertise in business and strategic planning, in media, retail, brand-driven and entertainment industries, including the cable television and digital industries.

•  Skilled and highly knowledgeable in marketing and branding, media trends and in building global brand-driven businesses.

OTHER CURRENT PUBLIC COMPANY BOARDS

•  Establishment Labs Holdings Inc.

-  Nominating and Governance Committee Chair

•  MoneyLion Inc.

-  Nominating and Governance Committee Chair

-  Compensation Committee

•  Pershing Square Tontine Holdings, Ltd.

-  Compensation Committee Chair

-  Audit Committee

FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS comScore, Inc.

Elizabeth Hamren Age: 50 Director Since: 2022 Committees: • Compensation • Cybersecurity and Data Privacy

EXPERIENCE

Elizabeth Hamren has served as Chief Operating Officer at Discord Inc., a voice, video and text communication service that enables people to gather virtually, including while gaming, since December 2021. Prior to joining Discord, Ms. Hamren served as a Corporate Vice President at Microsoft Corporation from March 2017 to December 2021 running product and engineering for Xbox consumer products, including developing and launching the Xbox Series X|S and leading Xbox Game Pass. Prior to that, from August 2015 to March 2017, she led Global Marketing and Sales for Oculus at Meta Platforms, Inc. (formerly Facebook, Inc.), where she launched the industry-defining Oculus Rift virtual reality headset. Earlier in her career, from November 2012 to October 2014, Ms. Hamren was Vice President of Marketing at Dropcam, Inc., where she ran marketing, subscriptions, and direct sales, prior to the company being sold to Google/Nest. Ms. Hamren holds a BSE in Civil Engineering and Operations Research from Princeton University, and an M.B.A. from Harvard Business School.

QUALIFICATIONS

•  Extensive management experience at world-class companies.

•  Extensive background in engineering, product management, marketing and operations for subscription-based technology products and gaming companies.

•  Expert in consumer tech products, including leading product and engineering for Xbox consumer products and services, including the flagship Xbox Game Pass subscription service, Xbox hardware and platform software, and PC experiences.

•  Proven track record in leading companies to growth in user base, including direct experience launching and scaling some of the most popular consumer technology and subscription-based services in the world.

OTHER CURRENT PUBLIC COMPANY BOARDS • LegalZoom.com, Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Blake Jorgensen Age: 62 Director Since: 2022 Committees: • Audit • Finance

EXPERIENCE

Blake Jorgensen is Executive Vice President of Special Projects at Electronic Arts Inc. (“EA”), which he joined in 2012 as Chief Financial Officer. Mr. Jorgensen has over 20 years of experience in finance across various industries with a deep understanding of finance, consumer products, technology and gaming. Mr. Jorgensen served as Executive Vice President and Chief Financial Officer of EA from September 2012 to March 2022, and as EA’s Chief Operating Officer from April 2018 to October 2021. Since 2012, he has also managed EA’s Business Development team which is in charge of all licensing deals in sports and entertainment, as well as the Corporate Development team which is in charge of all M&A and partnerships. Prior to joining EA, Mr. Jorgensen served as Executive Vice President and Chief Financial Officer of Levi Strauss & Co. from July 2009 to August 2012 and was Executive Vice President and Chief Financial Officer of Yahoo! Inc. from June 2007 to June 2009. Before joining Yahoo! Inc., Mr. Jorgensen also served as the Chief Operating Officer and Co-Director of Investment Banking at Thomas Weisel Partners, which he co-founded in 1998. He has also held financial and operational positions at Montgomery Securities, MAC Group/Gemini Consulting and Marakon Associates. Mr. Jorgensen earned his M.B.A. from Harvard Business School and his undergraduate degree from Stanford University.

QUALIFICATIONS

•  More than a decade as a senior executive at a leading digital gaming company.

•  Deep experience across finance, operations, consumer products, technology and gaming.

•  Expertise in capital allocation as a C-suite executive at multiple public companies, completing multiple significant M&A transactions throughout his career.

•  Consistent track record of driving growth and shareholder returns.

•  Demonstrated change agent leading a shift in revenue mix from legacy format to next generation interactivity in a leading digital gaming company.

OTHER CURRENT PUBLIC COMPANY BOARDS None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Tracy A. Leinbach Age: 62 Director Since: 2008 Committees: • Audit • Finance • Nominating, Governance and Social Responsibility

EXPERIENCE

Tracy A. Leinbach served as interim Chair of the Board from October 2021 to February 2022, following the passing of the Company’s long-time Chairman and CEO, Brian Goldner. She previously served as Executive Vice President and Chief Financial Officer for Ryder System, Inc. (a global logistics and transportation and supply chain solutions provider) from 2003 until 2006. Prior thereto, Ms. Leinbach served as Executive Vice President, Fleet Management Solutions for Ryder since 2001. Prior to her career with Ryder, Ms. Leinbach worked for PricewaterhouseCoopers in public accounting and was a CPA.

QUALIFICATIONS

•  Extensive business experience in global operations, strategic and financial planning, auditing and accounting.

•  Significant experience involving global operating and financial management, responsibility and oversight, as well as global supply chain management, with Ryder, spanning a career with Ryder of over 21 years. During her career she led the company’s largest business unit in the U.S., as well as units in Europe, Mexico and Canada.

•  Experience as a controller and chief financial officer at many of Ryder’s subsidiaries and divisions.

•  Possesses knowledge, expertise and experience in strategic planning, management, operations, logistics and risk management for a large multinational company, corporate finance, sales, and expertise in issues regarding financial reporting and accounting issues for large public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • Veritiv Corporation - Compensation and Leadership Development Committee Chair - Nominating and Governance Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Forward Air Corporation

Edward M. Philip Age: 56 Director Since: 2002 Committees: • Compensation • Nominating, Governance and Social Responsibility

EXPERIENCE

Edward M. Philip served as the Chief Operating Officer of Partners in Health (a non-profit healthcare organization) from January 2013 to March 2017. In addition, Mr. Philip was a Special Partner at Highland Consumer Fund (consumer-oriented private equity fund), serving in this role from 2013 to 2017. He served as Managing General Partner at Highland Consumer Fund from 2006 to 2013. Prior to that, Mr. Philip served as President and Chief Executive Officer of Decision Matrix Group, Inc. (research and consulting firm) from May 2004 to November 2005, and was Senior Vice President of Terra Networks, S.A. (global Internet company) from October 2000 to January 2004. In 1995, Mr. Philip joined Lycos, Inc. (an Internet service provider and search company) as one of its founding members. During his time with Lycos, Mr. Philip held the positions of President, Chief Operating Officer and Chief Financial Officer at different times.

QUALIFICATIONS

•  More than 30 years of business and management experience, including years of experience as both an operating executive and chief financial officer of multinational corporations.

•  Experience in strategic, business and financial planning in consumer-based and technology-based industries and in overseeing management teams of such companies, as well as in managing teams responding to complex and critical international issues.

•  Possesses expertise in internet and technology-based industries, the use of the internet and digital media for building businesses, expertise in strategic planning and execution in complex global organizations.

•  Expertise in consumer trends and in the family entertainment industry.

•  Significant experience in corporate finance, financial reporting and accounting matters for large multinational public companies, as well as in the operation and management of large multinational organizations.

OTHER CURRENT PUBLIC COMPANY BOARDS

•  Blade Urban Air Mobility

-  Audit Committee Chair

•  United Airlines Holdings, Inc.

-  Non-Executive Chair

-  Audit Committee

-  Nominating and Governance Committee

•  BRP Inc.

-  Human Resources and Compensation Committee

-  Nominating, Governance and Social Responsibility Committee

FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Laurel J. Richie Age: 63 Director Since: 2020 Committees: • Compensation • Nominating, Governance and Social Responsibility

EXPERIENCE

Laurel J. Richie has been an independent branding consultant since 2015. Prior to her current role, Ms. Richie served as President of the Women’s National Basketball Association LLC (“WNBA”) from May 2011 to November 2015. Prior to her appointment in 2011 to the WNBA, she served as Chief Marketing Officer of Girl Scouts of the United States of America from 2008 to 2011. From 1984 to 2008, she held various positions at Ogilvy & Mather, including Senior Partner and Executive Group Director and founding member of the agency’s Diversity Advisory Board. Ms. Richie is a former Trustee of the Naismith Basketball Hall of Fame and currently serves as chair of the Board of Trustees at Dartmouth College, and a consultant to Fortune 100 c-suite executives on matters of personal leadership and corporate culture.

QUALIFICATIONS

•  Significant executive management and leadership experience, together with strategic and operational expertise.

•  Extensive experience and skills in global marketing and brand-management skills.

•  Deep experience in developing corporate culture.

•  Leader in creating and supporting diverse and inclusive teams.

OTHER CURRENT PUBLIC COMPANY BOARDS

•  Bright Horizons Family Solutions Inc.

-  Audit Committee

-  Nominating and Corporate Governance Committee Chair

•  Synchrony Financial

-  Nominating and Corporate Governance Committee

-  Management Development and Compensation Committee Chair

FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Richard S. Stoddart Age: 59 Director Since: 2014 Chair Since: 2022 Committees: None

EXPERIENCE

Richard S. Stoddart served as Hasbro’s interim Chief Executive Officer from October 2021 to February 2022, following the passing of the Company’s former Chairman and CEO, Brian Goldner. He was appointed Chair of the Board of Hasbro in February 2022. Mr. Stoddart is the former President and Chief Executive Officer of InnerWorkings, Inc. (a global marketing execution firm), serving in that role since 2018 until 2020 when Innerworkings, Inc. was acquired. Mr. Stoddart was the Chief Executive Officer of Leo Burnett Worldwide from February 2017 to 2018, the Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and the President of Leo Burnett North America from 2005 to 2013.

QUALIFICATIONS

•  Extensive experience in the advertising, marketing and communications industries, including in television, digital, social media, point-of-sale, packaging and print, and in building global brands and businesses.

•  As the former Chief Executive Officer of InnerWorkings, the largest global marketing execution company, Mr. Stoddart became recognized for his strategic and commercial leadership of the company, investor and analyst communications, and financial stewardship as well as his expertise in all facets of marketing execution and marketing supply chain management.

•  In his prior role as Chief Executive Officer of one of the world’s largest advertising agencies, Mr. Stoddart was recognized for his leadership in the development and integration of shopper, digital, social and mobile capabilities as part of a company’s overall marketing and brand strategy.

•  Possesses knowledge, expertise and experience regarding branding and brand building, marketing and marketing strategy across media platforms, including in traditional advertising, digital advertising and social media; expertise in media planning, launching branded content and products; expertise in marketing production, logistics and execution; and expertise in media trends and strategic planning for businesses building content-driven brands.

OTHER CURRENT PUBLIC COMPANY BOARDS None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Innerworkings, Inc.

Mary Beth West Age: 59 Director Since: 2016 Committees: • Finance (Chair) • Nominating, Governance and Social Responsibility

EXPERIENCE

Mary Beth West served as Senior Vice President, Chief Growth Officer of The Hershey Company from May 2017 until January 2020. Ms. West served as Executive Vice President, Chief Customer & Marketing Officer of J.C. Penney Company from 2015 through March 2017. From 2012 to 2014 she was the Executive Vice President, Chief Category & Marketing Officer for Mondelez International, Inc. Prior thereto, from 1986 to 2012, she served in various financial roles of increasing responsibility and culminating in her role as the Chief Marketing Officer for Kraft Foods, Inc.

QUALIFICATIONS

•  Extensive experience and expertise in marketing, brand building, managing global franchises, understanding and applying consumer insights, and developing compelling retail and sales experiences.

•  Possesses expertise in strategic and operational planning and execution, skill in managing global teams and a proven track record in delivering top tier consumer experiences and in building global brands.

•  Significant experience in developing growth strategies for complex consumer brand organizations, through use of insights, analytics, marketing, innovation, and research and development.

•  Deep experience in growing some of the world’s best known consumer brands through creative consumer engagement.

OTHER CURRENT PUBLIC COMPANY BOARDS • Albertsons Companies - Compensation Committee - Nominating, Governance and ESG Committee • Lowes Companies Inc. - Audit Committee - Sustainability Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Linda Zecher Higgins Age: 68 Director Since: 2014 Committees: • Audit • Cybersecurity and Data Privacy (Chair)

EXPERIENCE

Linda Zecher Higgins is the Chief Executive Officer and Managing Partner of the Barkley Group (a consulting firm focused on cybersecurity and digital transformation), serving in this capacity since January 2017. Prior to that, Ms. Higgins served as the President and Chief Executive Officer, and a member of the Board of Directors, of Houghton Mifflin Harcourt Company, from 2011 to 2016. Prior to that, she was Corporate Vice President, Worldwide Public Sector of Microsoft Corporation from 2003 to 2011.

QUALIFICATIONS

•  Extensive experience in leading the transformations of businesses in the fields of digital publishing, digital learning, and online sales and marketing.

•  Expertise and skill in driving technological innovation and in leading content development and distribution across channels and platforms.

•  Expertise in financial markets, financial investment, financial restructuring, taking companies public, and M&A expertise.

•  Expertise in digital brand building, online business development and in driving technological innovation.

OTHER CURRENT PUBLIC COMPANY BOARDS • C5 Acquisition Corporation - Audit Committee Chair • Tenable Holdings, Inc. - Compensation Committee - Governance Committee
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Houghton Mifflin Harcourt

Board Committees

Our Board of Directors has five standing committees:

•	Audit
•	Compensation
•	Cybersecurity and Data Privacy
•	Finance
•	Nominating, Governance and Social Responsibility

The members of each of our required committees, namely Audit, Compensation and Nominating, Governance and Social Responsibility, are all independent directors, as defined by the rules of The NASDAQ Stock Market (“Nasdaq”) and our Standards for Director Independence (“Independence Standards”). Additionally, all members of our Audit Committee meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to audit committee members, and all members of our Compensation Committee satisfy the additional Nasdaq independence requirements specifically applicable to compensation committee members. The Chair of each committee regularly reports to the Board of Directors on committee deliberations and decisions. Each committee’s charter is posted on our website at https://hasbro.gcs-web.com/corporate-governance. The contents of our website are not incorporated by reference into this Proxy Statement.

The principal functions of each committee, together with the committee composition and number of meetings held in 2021, are set forth in the table below.

Committee	Principal Function	Number of Meetings in 2021	2021 Committee Members (as of year end)

Audit

•  Directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor.

•  Assists the Board in its oversight of:

- the integrity of the Company’s financial statements, including management’s conduct of the Company’s financial reporting process, the financial reports provided by the Company, the Company’s systems of internal accounting and financial controls, and the quarterly review and annual independent audit of the Company’s financial statements;

- the Company’s compliance with legal and regulatory requirements;

- the independent auditor’s qualifications and independence; and

- performance of the Company’s internal audit function and internal auditor.

11

Hope F. Cochran (Chair)†

Kenneth A. Bronfin

Lisa Gersh†

Tracy A. Leinbach†

Linda Zecher Higgins†

† The Board has determined that this person qualifies as an Audit Committee Financial Expert under applicable SEC rules.

Committee	Principal Function	Number of Meetings in 2021	2021 Committee Members (as of year end)

Compensation	• Responsible for establishing and overseeing the compensation policies, arrangements and plans of the Company with respect to senior management, including all executive officers. • Oversight of the Company’s incentive compensation and equity-based plans, including authorization to make grants and awards under the Company’s employee stock incentive performance plan. • Shares responsibility for evaluation of the Company’s Chief Executive Officer with the Nominating, Governance and Social Responsibility Committee.	7	Lisa Gersh (Chair) Kenneth A. Bronfin Edward M. Philip Laurel J. Richie

Cybersecurity and Data Privacy

•  Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company, including intellectual property, whether belonging to the Company or the Company’s customers, consumers, employees or business partners, globally.

•  Assists the Board in its oversight of the protection of the Company’s customers’, consumers’ and employees’ privacy and personal information.

•  Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks and assets.

		4	Linda Zecher Higgins (Chair) Kenneth A. Bronfin Hope F. Cochran

Finance	• Assists the Board in overseeing the Company’s annual and long-term financial plans, capital structure, use of funds, investments, financial and risk management and proposed significant transactions. • Reviews short and long term financing plans, including debt and equity financings and use of securitization facilities. • Reviews use of funds for investments, dividends and share repurchases and acquisitions.	4	Mary Beth West (Chair) Michael R. Burns Hope F. Cochran Tracy A. Leinbach

Committee	Principal Function	Number of Meetings in 2021	2021 Committee Members (as of year end)

Nominating, Governance and Social Responsibility

•  Identifies and evaluates individuals qualified to become Board members and makes recommendations to the full Board on possible additions to the Board and on the director nominees for election at the Company’s annual meeting.

•  Oversees and makes recommendations regarding the governance of the Board and its committees.

•  Shares responsibility for evaluation of the CEO.

•  Periodically reviews and makes recommendations to the full Board with respect to, the compensation paid to non-employee directors for their service on the Company’s Board.

•  Oversees the Company’s codes of conduct and ethics.

•  Analyzes significant issues of ESG, corporate social responsibility and related corporate conduct, including product safety, environmental sustainability and climate change, human rights and ethical sourcing, gender, diversity and inclusion, human capital management, responsible content and marketing, transparency, public policy matters, community relations and charitable contributions.

•  Periodically reviews and assesses the Company’s communications and engagements with shareholders, stakeholders and the general public with respect to its policies and practices in the areas of corporate governance and corporate social responsibility, including the CSR report and other communications contained on the Company’s website, and receives periodic updates from the Company’s Chief Purpose Officer.

		5	Edward M. Philip (Chair) Michael R. Burns Tracy A. Leinbach Laurel J. Richie Mary Beth West

Role of the Board in Risk Oversight

The Board of Directors is actively involved in risk oversight for the Company. Although the Board as a whole has retained oversight over the Company’s risk assessment and risk management efforts, the efforts of the various committees of the Board are instrumental in this process. Each committee, generally through its Chair, regularly reports back to the full Board on the conduct of the committee’s functions. The Board, as well as the individual Board committees, also regularly speaks directly with key officers and employees of the Company involved in risk assessment and risk management.

Set forth below is a description of the role of the various Board committees, and the full Board, in risk oversight for the Company.

COMMITTEE	RISK OVERSIGHT

Audit

•  Assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors and the independent auditors the Company’s significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

•  Oversees, on behalf of the Board, financial reporting, tax, and accounting matters, as well as the Company’s internal controls over financial reporting.

•  Key role in oversight of the Company’s compliance with legal and regulatory requirements.

Compensation

•  Assists the Board in oversight of the compensation programs for the Company’s executive officers.

•  Ensures that the performance goals and metrics being used in the Company’s compensation plans and arrangements align the interests of executives with those of the Company and its shareholders and maximize executive and Company performance, while not creating incentives on the part of executives to take excessive or inappropriate risks.

Cybersecurity and Data Privacy

•  Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company.

•  Assists the Board in its oversight of the protection of the Company’s customers’, consumers’, and employees’ privacy and personal information.

•  Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks and assets.

Finance

•  Reviews and discusses with management the Company’s financial risk management activities and strategies, including with respect to foreign currency, credit risk, interest rate exposure and the use of hedging and other techniques to manage these risks.

•  As part of its review of the operating budget and strategic plan, the Finance Committee reviews major business risks to the Company and the Company’s efforts to manage those risks.

Nominating, Governance and Social Responsibility

•  Assists the Board in its oversight of the Company’s governance policies and structures, management and director succession planning, ESG, corporate social responsibility, diversity, gender and inclusion, human capital management and issues related to health, safety and the environment and sustainability, as well as risks and efforts to manage risks to the Company in those areas.

Board

•  The full Board regularly reviews the efforts of each of its committees and discusses, at the level of the full Board, the key strategic, financial, business, legal and other risks facing the Company, as well as the Company’s efforts to manage those risks.

Director Compensation

The following table sets forth information concerning compensation of the Company’s directors for fiscal 2021. Mr. Goldner, the Company’s former Chair and Chief Executive Officer, and Mr. Stoddart, the Company’s interim CEO from October 2021 to February 2022, served on the Board during fiscal 2021. However, neither Mr. Goldner nor Mr. Stoddart received any compensation for their Board service in fiscal 2021 while performing duties as officers of the Company. Mr. Stoddart’s compensation for services as a director are included in the amounts shown in the “Summary Compensation Table” under the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash(a)	Stock Awards (b)(c)	Option Awards (b)(c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (d)	Total(e)

Kenneth A. Bronfin	$138,780	$160,000	$0	N/A	$5,000	$303,780

Michael R. Burns	$116,280	$160,000	$0	N/A	$5,000	$281,280

Hope F. Cochran	$149,645	$160,000	$0	N/A	$5,000	$314,645

Lisa Gersh	$0	$325,033	$0	N/A	$0	$325,033

Tracy A. Leinbach	$162,302	$160,000	$0	N/A	$0	$322,302

Edward M. Philip	$137,892	$160,000	$0	N/A	$5,000	$302,892

Laurel J. Richie	$122,530	$160,000	$0	N/A	$0	$282,530

Mary Beth West	$137,530	$160,000	$0	N/A	$0	$297,530

Linda Zecher Higgins	$135,030	$160,000	$0	N/A	$2,500	$297,530

(a)

Includes amounts which are deferred by directors into the interest account under the Deferred Compensation Plan for Non-Employee Directors, as well as interest earned by directors on existing balances in the interest account. Does not include the amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors, which amounts are reflected in the Stock Awards column.

(b)

Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 26, 2021, for a detailed discussion of the assumptions used in valuing stock and option awards.

In addition to reflecting the grant date fair value for stock awards made to the directors (this expense for the director stock award in 2021 was $160,000 per director continuing service on the Board), the stock awards column also includes, to the extent applicable, the (i) amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors and (ii) a 10% matching contribution which the Company makes to a director’s account under the Deferred Compensation Plan for Non-Employee Directors on all amounts deferred by such director into the Company’s stock unit account under that plan.

No options were granted to any of the non-employee directors in 2021.

(c)	The non-employee directors who were serving on the Board at that time held the following outstanding stock awards and stock units outstanding under the Deferred Plan as of December 26, 2021.

Name	Outstanding Stock Awards	Outstanding Stock Units

Kenneth A. Bronfin	27,404	4,988

Michael R. Burns	0	0

Hope F. Cochran	0	0

Lisa Gersh	27,374	28,735

Name	Outstanding Stock Awards	Outstanding Stock Units

Tracy A. Leinbach	10,369	0

Edward M. Philip	42,648	55,641

Laurel J. Richie	2,740	0

Mary Beth West	5,895	0

Linda Zecher Higgins	12,822	8,622

The outstanding stock awards consist of the aggregate number of non-employee director stock grants that the director elected to defer the receipt of any such shares until his or her retirement from the Board. To the extent a director did not defer the stock award, it is not included in the table and the shares have already been issued to the director. Each director was given the option, prior to the beginning of the year of grant, to receive the shares subject to the upcoming annual grant either at the time of grant, or to defer receipt of the shares until the person retires from the Board.

(d)

All Other Compensation reflects the Company’s matching charitable contribution of up to $5,000 per director per fiscal year. An aggregate of $22,500 was paid by the Company in fiscal 2021 in director matching contributions. All Other Compensation does not include interest and dividend equivalents earned on amounts deferred by directors under the Deferred Plan (defined and described below). These amounts are not required to be disclosed pursuant to SEC rules, as they are reflected in the value of the amounts at the time they are initially deferred and reported in this table. Therefore, such amounts have been excluded and will be excluded on a go-forward basis.

(e)

The total amount provided in previous years included interest and dividend equivalents earned on amounts deferred by directors under the Deferred Plan (defined and described below). As described in footnote (d) above, these amounts are not required to be disclosed pursuant to SEC rules, as they are reflected in the value of the amounts at the time they are initially deferred and reported in this table. Therefore, such amounts have been excluded and will be excluded on a go-forward basis.

Current Director Compensation Arrangements

In structuring the Company’s director compensation, the Nominating, Governance and Social Responsibility Committee seeks to attract and retain talented directors who will contribute significantly to the Company, fairly compensate directors for their work on behalf of the Company and align the interests of directors with those of shareholders. As part of its review of director compensation, the Nominating, Governance and Social Responsibility Committee reviews external director compensation market studies to assure that director compensation is set at reasonable levels which are commensurate with those prevailing at other similar companies and that the structure of the Company’s non-employee director compensation programs is effective in attracting and retaining highly qualified directors.

All members of the Board who are not otherwise employed by the Company (“non-employee directors”) receive annual cash retainers for service on the Board and its committees. Below is a summary of the cash retainers for service in 2021.

Annual Retainers	Amount ($)

Annual Base Board Retainer	$95,000

Annual Retainers (in addition to Annual Base Board Retainer)

• Chair of Board*	$150,000

• Chair of Audit Committee	$40,000

• Chair of Compensation Committee	$35,000

• Chair of Finance Committee	$30,000

• Chair of Nominating, Governance and Social Responsibility Committee	$20,000

• Chair of Cybersecurity and Data Privacy Committee	$20,000

• Audit Committee Member (other than Chair)	$20,000

Annual Retainers	Amount ($)

• Compensation Committee Member (other than Chair)	$15,000

• Finance Committee Member (other than Chair)*	$12,500

• Nominating, Governance and Social Responsibility Committee Member (other than Chair)	$12,500

• Cybersecurity and Data Privacy Committee Member (other than Chair)*	$12,500

*

In October 2021, following the passing of our former CEO Brian Goldner, the Board eliminated the Lead Independent Director position, which previously received an annual retainer of $50,000, and replaced it with an independent Chair position. The independent Chair only receives the annual retainer for the Chair position and does not receive any fees for any committees on which he or she serves.

**	In September 2021, the retainer fees for members of the Finance and Cybersecurity and Data Privacy Committees were increased from $7,500 to $12,500.

No meeting fees were paid for attendance at meetings of the full Board or committees.

In May of every year, the Company anticipates issuing to each non-employee director that number of shares of Common Stock which have a set fair market value (based on the fair market value of the Common Stock on the date of grant). In fiscal 2021, the director stock grants had grant date fair market values of $160,000. For the annual grant to be made in May of 2022, it is expected that the stock grants will have grant date market values of $175,000. These shares are immediately vested, but the Board has adopted stock ownership guidelines which mandate that Board members may not sell any shares of the Company’s Common Stock that they hold, including shares obtained as part of this yearly stock grant, until they own shares of Common Stock with an aggregate market value equal to at least $475,000 (which is equivalent to five times the annual Board retainer). Board members are permitted to sell shares of Common Stock they hold with a value in excess of $475,000, as long as they continue to hold at least $475,000 worth of Common Stock. Board members may defer receipt of these shares under the Restated 2003 Stock Incentive Performance Plan, as amended, until their separation of service. An amount equal to the dividends paid on the number of shares of Common Stock deferred is credited to each non-employee director’s stock unit account as of the end of the quarter in which the dividend was paid, and such amount is paid after separation of service.

Pursuant to the Deferred Compensation Plan for non-employee directors (the “Deferred Plan”), which is unfunded, non-employee directors may defer some or all of the annual Board retainer and meeting fees into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each non-employee director’s stock unit account as of the end of the quarter in which the dividend was paid. The Company offers this program as a means for our directors to increase their economic exposure to the value of our stock without having to buy shares in the public market, which may not always be practicable as a result of blackout periods and other restrictions on trading in our securities.

Non-employee directors may also defer any portion of their retainer and/or meeting fees into an interest account under the Deferred Plan, which bears interest at the five-year treasury rate.

The Company makes a deemed matching contribution to a director’s stock unit account under the Deferred Plan equal to 10% of the amount deferred by the director into the stock unit account, with one-half of such Company contribution vesting on December 31st of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31st, provided that the participant remains a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

The Company also offers a matching gift program for its Board members pursuant to which the Company will match charitable contributions, up to a maximum yearly Company match of $5,000, made by Board members to qualifying non-profit organizations and academic institutions.

Governance of the Company

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of the Board and Hasbro’s senior management team to the Company’s shareholders. We review our corporate governance principles and practices on a regular basis. Set forth below is a summary of our key governance principles and practices.

Code of Conduct

Hasbro has a Code of Conduct which is applicable to all of the Company’s officers, employees and directors, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct addresses issues such as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company officers, employees and directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, including dismissal.

The Code of Conduct is available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. The contents of our website are not incorporated by reference into this Proxy Statement. Although the Company generally does not intend to provide waivers of, or amendments to, the Code of Conduct for its Chief Executive Officer, Chief Financial Officer, Controller, or any other officers, directors or employees, information concerning any waiver of, or amendment to, the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, Controller, or any other executive officer or director of the Company, will be promptly disclosed on the Company’s website in the location where the Code of Conduct is posted.

Corporate Governance Principles

Hasbro has adopted a set of Corporate Governance Principles which address qualifications for members of the Board of Directors, director responsibilities, director access to management and independent advisors, director compensation and many other matters related to the governance of the Company. The Corporate Governance Principles are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. The contents of our website are not incorporated by reference into this Proxy Statement.

Director Independence

Hasbro’s Board has adopted Independence Standards in accordance with Nasdaq’s corporate governance listing standards. The Independence Standards specify criteria used by the Board in making determinations with respect to the independence of its members and include strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent auditor. The Independence Standards restrict commercial relationships between directors and the Company and include the consideration of other relationships with the Company, including charitable relationships, in making independence determinations. The Independence Standards are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. The contents of our website are not incorporated by reference into this Proxy Statement. A copy of the Independence Standards is also attached as Appendix B to this Proxy Statement.

The Board has determined in accordance with our Independence Standards, that each of the following directors are independent and have no relationships which impact an independence determination under the Company’s Independence Standards: Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Lisa Gersh, Elizabeth Hamren, Blake Jorgensen, Tracy A. Leinbach, Edward M. Philip, Laurel J. Richie, Richard S. Stoddart, Mary Beth West and Linda Zecher Higgins.

The only members of the Company’s Board who were determined not to be independent were Chris Cocks, the Company’s current Chief Executive Officer, and Brian D. Goldner, the Company’s former Chair and Chief Executive Officer. Under applicable Nasdaq rules, during the period of time in which Mr. Stoddart served as interim CEO, he was not deemed independent, but given his temporary tenure as interim CEO, has since been determined to be independent under applicable rules and standards. Therefore, of the thirteen (13) Board nominees for director at the Annual Meeting, twelve (12) are independent, with Mr. Cocks being the only non-independent nominee.

Board Leadership Structure

The Chair of the Board is elected by the Board on an annual basis. Currently, Mr. Stoddart serves as Chair of the Board. Mr. Stoddart was appointed as Chair of the Board in February 2022, simultaneous with the appointment of Chris Cocks as Chief Executive Officer. The Chairperson presides at all meetings of shareholders and chairs all meetings of the Board of Directors. In addition, the Chairperson performs all duties which may be required by law and such other duties as specified by the Board. The Chairperson’s duties typically include:

•

working with the members of the Board and management to develop agendas and meeting schedules for Board and Committee meetings and to structure Board discussions around key strategic and other matters;

•	assuring that there is sufficient time for Board discussion and that the perspectives of all Board members are heard and considered;

•	reviewing and approving information and materials to be sent to the Board;

•	meeting and consulting with major shareholders when requested as part of the Company’s shareholder outreach programs and when otherwise requested by such shareholders;

•

regularly consulting with the Chair of the Nominating, Governance and Social Responsibility Committee and other Committee Chairs on matters related to corporate governance, Board performance and Board responsibilities; and

•	facilitating the retention of outside advisors for the Board as needed.

If the Chairperson is not an independent director, the Board will appoint elect a Lead Independent Director with such duties as may be prescribed from time to time.

Vote Standard for Director Elections

The Company has a majority vote standard for the election of directors in uncontested director elections, coupled with a director resignation policy for those directors who do not receive a majority vote. A plurality vote standard applies to contested director elections.

In an election of directors that is not a contested election (as defined below), when a quorum of shareholders entitled to vote is present, each nominee to be elected by shareholders shall be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee. In cases where as of the tenth (10th) day preceding the date on which the Company first mails its notice of meeting, for the meeting at which directors are being elected, the number of nominees for director exceeds the number of directors to be elected (referred to as a “contested election”), when a quorum of shareholders entitled to vote is present, each nominee to be elected by shareholders shall be elected by a plurality of the votes cast. The 2022 Annual Meeting of Shareholders is expected to be a contested election, and therefore the thirteen (13) nominees that receive the greatest number of “FOR” votes will be elected.

In an election that is not a contested election, in order for an incumbent director to become a nominee for re-election to the Board, such person must submit an irrevocable resignation, contingent on both that person not receiving a “FOR” vote that exceeds the “AGAINST” vote cast and acceptance of that resignation by the Board in accordance with the policies and procedures of the Board adopted for such purpose. In the event an incumbent director fails to receive a “FOR” vote that exceeds the “AGAINST” vote in an election that is not a contested election, the Company’s Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director.

The Board shall act on the resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale for that decision, within sixty (60) days following the final certification of the vote at which the election was held. The Nominating, Governance and Social Responsibility Committee in making its recommendation, and the Board in making its decision, may each consider all factors and information that they consider relevant and appropriate. Both the Nominating, Governance and Social Responsibility Committee, in making their recommendation, and the Board in making its decision, with respect to any given nominee who has not received the requisite vote in an election that is not a contested election, will act without the participation of the nominee in question.

Director Outside Board Service

The Company has a policy providing that your Board members may not serve on the boards of directors of more than a total of four public companies (including the Company’s Board) and/or registered investment fund families. If the director is also a sitting chief executive officer of a public company, the director may not serve on more than one other public company board or registered investment fund family board, in addition to the Company’s Board. Any director whose service on boards exceeds the limits as a result of a private company becoming public, is given up to twelve (12) months to comply with this policy.

The Board does not have a policy setting rigid limits on the number of audit committees on which a member of the Company’s Audit Committee can serve. Instead, in cases where an Audit Committee member serves on more than three public company audit committees, the Board evaluates whether such simultaneous service would impair the service of such member on the Company’s Audit Committee.

Before accepting a seat on the board of another public company, the director is required to notify the Chair of Nominating, Corporate Governance and Social Responsibility Committee to avoid potential conflicts of interest, as well as to assist in the determination of whether the aggregate number of directorships and attendant responsibilities held by a director would interfere with such director’s ability to properly discharge his or her duties to the Company. The Chair and committee review the request and determine compliance with the Company’s overboarding policy. Additionally, as part of the nomination process for board members, the Nominating, Corporate Governance and Social Responsibility Committee reviews the director’s annual questionnaire, including independence, and outside board responsibilities and time commitments. Each of the Company’s Board nominees is in compliance with the outside board service limitations.

Director Orientation and Continuing Education

New directors receive an orientation to assist them in their roles as Board and committee members. Orientation includes subjects such as board governance and operation, Company history, strategic plans, business operations, financial position and legal and regulatory environment. Management also provides information on an ongoing basis to assure that Board members are aware of the business, legal and other developments necessary to fulfill their role. We also make available outside educational opportunities as the Board deems relevant and appropriate.

Annual Self-Evaluation for the Board and Board Committees

Every year the entire Board, as well as each of the committees of the Board, conduct a self-evaluation process. This process includes each director and each committee member submitting confidential feedback on the performance of the Board, as well as on the performance of each committee on which they serve. The feedback is then collected and reviewed and discussed by the applicable committees, as well as the entire Board of Directors. This feedback informs changes the Board and the committees consider making to their processes and areas of review for the next year.

Board Tenure

Although the Company does not have a formal policy with respect to Board tenure, the Board does seek to keep a balance of tenures to provide continuity of understanding of the business, long-term succession planning, corporate governance best practices and meaningful onboarding of new directors, including educating new directors with respect to the Company’s business, while also providing for new perspectives brought to bear by new Board members. The Board generally targets a mix of tenures in which roughly one-third of the Board members have been on the Board for a relatively short period of time, one-third for a medium period of time, and one-third for a longer period of time. Although that is a general target, the composition of Board tenures may vary over time for many factors, including the availability of appropriate director candidates or the importance of continuity during leadership transitions, such as the appointment of a new CEO. In 2021, prior to the passing of our former Chairman and CEO, the Board was actively considering potential candidates for director to further its board refreshment process. This process temporarily slowed down following Mr. Goldner’s passing so the Board could focus on CEO succession, but was brought back into focus as our CEO succession efforts were finalized. As described above under the heading “Background to the Solicitation,” our Board determined to add two exceptionally qualified persons to the Board who bring significant breadth and depth of experience in technology, gaming and capital allocation to the Board. Given the recent CEO transition and the addition of other new Board members, the Board is expected to remain at thirteen (13) for a period of time to ensure our CEO and new Board members have the benefit of the experience of our current directors as they are onboarded and transition into their new roles. We currently expect to reduce the size of our Board to twelve (12) members by the 2023 Annual Meeting of Shareholders, and to eleven (11) members by the 2024 Annual Meeting of Shareholders.

Proxy Access

We have adopted a “proxy access” procedure in our Amended and Restated By-Laws. Our proxy access bylaw allows a shareholder or a group of up to 20 shareholders, that has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees.

Share Retention Requirements

The Company has share ownership guidelines which apply to all officers and employees at or above the Senior Vice President level and establish target share ownership levels which executives are expected to achieve over a five-year period and then maintain, absent extenuating circumstances. The Company also requires employees at those levels to retain a portion of any net shares realized from stock vesting or option exercises during the five-year period an executive has to achieve their stock ownership requirement until the executive’s ownership requirement level is satisfied. Until the applicable ownership level is achieved, the executive is required to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the executive following such executive becoming subject to the policy. Once the required stock ownership level is achieved, the executive is required to maintain the stock ownership level for as long as the executive is employed by the Company and is subject to the policy.

Equity Awards Subject to Double Trigger Following a Change in Control

Under the Company’s Restated 2003 Stock Incentive Performance Plan, as amended, all awards are subject to a double trigger change in control provision. This means that rather than vesting automatically upon a change in control of the Company, such awards will only vest following a change in control if the award recipient’s employment with the Company is terminated under specified circumstances.

Clawback Policy

Under the Board-approved Clawback Policy, all equity and non-equity incentive plan compensation granted by the Company in 2013 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then the Company will use reasonable efforts to recover from all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements. In the event the officer’s misconduct, violation of Company policy or fraud contributed to the need for a restatement, then the Company will use reasonable efforts to recover up to 100% of the affected incentive compensation.

Policy Prohibiting the Pledging or Hedging of Company Stock

Under the Company’s Board approved insider trading policy, we prohibit any pledges or hedges of Company stock by directors, officers or other employees on a prospective basis. The Board believes this policy furthers the interest of shareholders by ensuring that directors, officers and employees have the same economic incentives as shareholders and that equity held by directors, officers and employees will not be sold in situations beyond the control of the director, officer or employee.

No Tax Gross-Ups

We do not have any tax gross-up arrangements with any of our directors, officers or other employees and we have made a commitment to not enter into such arrangements in the future.

Board Meetings and Director Attendance at the Annual Meeting

During 2021, the Board held fourteen (14) meetings. All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2021 and (ii) the meetings of any committees held during their tenure as members of such committees during 2021. Although the Company does not have a formal policy requiring attendance of directors at the annual meeting of shareholders, the expectation of the Company and the Board is that all directors will attend the annual meeting of shareholders in person or virtually via the Internet unless conflicts prevent them from attending. All members of the Board attended the 2021 Annual Meeting of Shareholders.

Director Retirement Age

The Board has established a target retirement age of 72. Normally, a Director who has reached this age will serve out his or her current term and not stand for re-election at the end of that term. However, the Board recognizes that from time to time there may be unusual circumstances where exceptions need to be made to this general rule to retain needed continuity and expertise, or for other business reasons. In 2021, each of Alan Hassenfeld and Sir Crispin Davis retired from the Board as they had reached the target retirement age. Mr. Hassenfeld was appointed as Chairperson Emeritus, as discussed below.

Succession Planning

The Board devotes significant time on its agenda to reviewing and discussing the succession plans for the CEO and each of his direct reports as well as the talent pipeline leading to those positions, part of building a diverse and inclusive workforce. The Board, the Compensation and Nominating, Governance and Social Responsibility Committees are involved in succession planning, as well as our Chief Executive Officer and Chief Human Resources Officer

The Board’s CEO succession process was effected following the unexpected passing of our former Chairman and CEO, Brian Goldner. Following Mr. Goldner’s passing in October 2021, the Board appointed Richard Stoddart, a Board member since 2014, as interim CEO, while the Board continued its succession planning for a permanent CEO. In February 2022, following an extensive and thoughtful candidate review and selection process, the Board appointed Chris Cocks as Chief Executive Officer. Prior to his appointment, Mr. Cocks served as President and Chief Operating Officer of Wizards and Digital Gaming since 2021, and prior thereto served as President of Wizards of the

Coast since 2016, when he joined Hasbro from Microsoft. Mr. Cocks is a proven driver of growth, as demonstrated by leading the Wizards Segment to achieve more than $1 billion in revenues in 2021, significantly earlier than originally targeted, and doubling the size of the Wizards business in less than four years. Mr. Cocks is a highly strategic leader — and a gamer and storyteller at heart. Someone who understands how to create and nurture brands to drive fan and consumer connection across channels. His passion for storytelling and ability to channel that passion into consumer experiences — across gaming, consumer products and entertainment — makes him the ideal next leader for Hasbro as it pursues its mission to become the world’s leading play and entertainment company.

In February 2022, the Board also appointed long-time leader Eric Nyman as President and Chief Operating Officer. In this new role, Mr. Nyman oversees global business, operational and foundational platform investments; leads the Consumer Products business; leads Hasbro’s overall consumer licensing strategy and strategic partnerships; and oversees Hasbro’s global supply chain, directing the strategy for a next-generation consumer direct distribution platform. The Board believes that Company will benefit from Mr. Nyman’s vast knowledge, creativity and leadership as he takes on this new, expanded role on our senior management team. Mr. Nyman joined Hasbro in 2003, and previously served as Chief Consumer Officer and Chief Operating Officer of Hasbro Consumer Products, where he led the Hasbro Consumer Products business unit, including oversight for operations and partner relationships, Hasbro’s licensed consumer products business and Hasbro Pulse, the Company’s direct-to-consumer platform. He previously served in a number of senior roles, including President of Hasbro North America and General Manager and Senior Vice President of Marketing.

These two appointments demonstrate the Board’s committed focus on succession planning. Succession planning is among the Board’s top priorities and is included in the annual goals for executive management. Now, with Mr. Cocks having assumed the role of CEO, he is responsible for providing a periodic talent update to the Board and Compensation Committee, and the Board and the Nominating, Governance and Social Responsibility Committee will continue to regularly review in-depth succession plans, considering long-term, medium-term and short-term options. The Board also has exposure to internal succession candidates through their periodic participation in Board meetings and/or engagement outside of Board meetings.

Director Emeritus

The Board may in its discretion designate one or more former directors as a Director Emeritus. In certain situations, such as when the person being appointed has previously served as Chair of the Board, the Director Emeritus may be designated as a Chairperson Emeritus. A Director Emeritus is not considered a Director under the Company’s Articles of Incorporation or By-Laws, applicable federal securities laws or state corporation law. Consequently, a Director Emeritus has no voting or other power or authority to manage the affairs of the Company and does not have any of the liabilities or duties of directors or officers under law in his or her capacity as a Director Emeritus.

The appointment of a Director Emeritus is expected to be infrequent and reserved for Directors who have served in a special capacity for, and made unusually valuable contributions to, the Company over an extended period of time. Each such designation shall be for a one-year term or until such Director Emeritus’ earlier death, resignation, retirement or removal by the Board (for any reason or no reason). Each Director Emeritus may be re-appointed by the Board in its discretion for one or more additional one-year terms.

Directors Emeriti may attend Board meetings as and when invited by the Board and attend meetings of any committee of the Board as and when invited by the committee, but they are not entitled to vote or be counted for quorum purposes at any such meetings. The Company will reimburse Directors Emeriti for the reasonable costs of attending meetings to which they are invited and performing the functions requested by the Company, but they will otherwise serve without compensation by the Company. Directors Emeriti will be entitled to the indemnification protections afforded by the Company to its officers and Directors.

Effective in May 2021, Mr. Alan Hassenfeld was appointed as Chairperson Emeritus. In such capacity, Mr. Hassenfeld may attend Board and committee meetings only when invited by the Board or the applicable committee. Mr. Hassenfeld generally does not attend any committee meetings. Mr. Hassenfeld has no voting or other power or authority to manage the affairs of the Company, and he is not entitled to vote and is not counted for quorum purposes at any such meetings. The Board believes his extraordinary accomplishments as a board member of Hasbro, together with his knowledge of and expertise in the business, including more than 40 years of experience in the toy, game and family entertainment industry, his extensive service in senior leadership roles at Hasbro, culminating in his service as the Company’s Chair of the Board and Chief Executive Officer, expertise regarding strategic and operational planning and execution in the toy, game and family entertainment industries, experience in global markets, international business operations, and in issues of corporate social responsibility and sustainability, makes him a valuable resource to the Board and they plan to continue to access that experience and expertise through Mr. Hassenfeld’s role as Chairperson Emeritus.

Additional Availability of Corporate Governance Materials

In addition to being accessible on the Company’s website, https://investor.hasbro.com/corporate-governance, copies of the Company’s Code of Conduct, Corporate Governance Principles and the charters of the five committees of the Board of Directors are all available free of charge to any shareholder upon request to the Company’s Chief Legal Officer and Corporate Secretary, c/o Hasbro, Inc., 1011 Newport Avenue, P.O. Box 1059, Pawtucket, Rhode Island 02861.

Compensation Committee Report

The following section of this Proxy Statement, entitled “Compensation Discussion and Analysis,” contains a detailed discussion regarding the objectives of the Company’s executive compensation programs, how those programs drive Company performance and a review of the processes and program elements used by the Compensation Committee to attract and retain executive talent, align the interests of the executive team with those of the Company’s shareholders, create a powerful linkage between pay and performance, maximize the business results of the Company and enhance shareholder value.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on its review and discussions with management, the Compensation Committee recommended to the Company’s full Board, and the full Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the Meeting and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the year ended December 26, 2021.

Report issued by the members of the Compensation Committee as of the Company’s 2021 fiscal year end.

Lisa Gersh (Chair)

Kenneth A. Bronfin

Edward M. Philip

Laurel J. Richie

Compensation Discussion and Analysis

In the following Compensation Discussion and Analysis (“CD&A”), we describe the compensation programs for our Named Executive Officers (“NEOs”).

Executive Summary

2021 was a year in which we had significant management changes due to the untimely passing of our former Chairman and CEO, as well as the retirement of our former President and Chief Operating Officer. For a discussion of the extensive and thoughtful succession planning process undertaken by our Board during 2021, please see “Succession Planning” on page 35.

Due to the changes in our leadership, we have a total of seven (7) NEOs for whom we are providing executive compensation disclosure in this Proxy Statement. The NEOs include our Interim Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers based on fiscal year 2021 compensation, our former Chairman and CEO, and our former President and Chief Operating Officer for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer on December 26, 2021.

Name	Title (as of FY end)

Richard S. Stoddart(1)	Interim Chief Executive Officer

Deborah M. Thomas	Executive Vice President and Chief Financial Officer

Christian P. Cocks(2)	President and Chief Operating Officer, Wizards and Digital Gaming

Dolph L. Johnson	Executive Vice President and Chief Human Resources Officer

Darren Throop	Chief Executive Officer, eOne

Brian D. Goldner(1)	Former Chairman and Chief Executive Officer

John A. Frascotti(3)	Former President & Chief Operating Officer

(1)

On October 12, 2021, we announced the passing of our Chairman and Chief Executive Officer, Brian D. Goldner, and the appointment of Richard S. Stoddart to serve as our interim CEO while the Board completed its process for appointing a permanent CEO. Mr. Stoddart served as interim CEO until February 25, 2022, at which time Christian P. Cocks was appointed as CEO, and Mr. Stoddart was appointed Chair of the Board.

(2)	On January 5, 2022, we announced the appointment of Mr. Cocks to serve as our Chief Executive Officer, effective February 25, 2022.

(3)	Mr. Frascotti retired from his position of President and Chief Operating Officer on March 31, 2021.

Business and Performance Overview

We are a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences and our purpose of making the world a better place for all children, fans and families. We deliver immersive brand experiences for global audiences through consumer products, including toys and games; entertainment through eOne, our independent studio; and gaming, led by the team at Wizards of the Coast, an award-winning developer of tabletop and digital games best known for fantasy franchises MAGIC: THE GATHERING and DUNGEONS & DRAGONS. With our eOne studio and Wizards gaming business, we continue to expand our global audiences beyond children, fans and families, through content and gaming.

Our unparalleled portfolio of approximately 1,500 brands includes MAGIC: THE GATHERING, NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, DUNGEONS & DRAGONS, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. For the past decade, we have been consistently recognized for our corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media and one of the World’s Most Ethical Companies by Ethisphere Institute.

Our strategic plan is centered around the Hasbro Brand Blueprint, a framework for bringing compelling and expansive brand experiences to consumers and audiences around the world. Our brands are story-led and play-led consumer franchises brought to life through a wide array of consumer products, digital gaming and compelling content offered across a multitude of platforms and media. Our commitment to disciplined, strategic investments across the Brand Blueprint over the long term has built a differentiated business with diversified capabilities to drive profitable growth and enhance shareholder value.

The value of Hasbro is fully activated when we can take a brand across all elements of the Brand Blueprint — consumer products; Wizards of the Coast and digital gaming; and entertainment. The ability to build a brand in any of our segments and leverage in-house capabilities to create multiple categories of engagement with consumers and fans is unique to Hasbro and optimizes our economics today and in the future.

Hasbro’s purpose of making the world a better place for all children, fans and families sits at the center of the Hasbro Brand Blueprint and is a key driver of our brands and content. The development and execution of our brands and content are informed by our proprietary consumer insights, which help us understand the behavior of our consumers. We have learned that consumers will travel with a brand that they love across multiple forms and formats, including our core historical strength of toys and games and licensed consumer products, as well as digital gaming and story-led entertainment, such as short-form content online and long-form content in television and film.

Chief Executive Officer Transition

On October 12, 2021, we announced the passing of our Chairman and Chief Executive Officer, Brian Goldner, and the appointment of Richard S. Stoddart, a member of the Board since 2014, to serve as our Interim Chief Executive Officer while the Board completed its process for appointing a permanent Chief Executive Officer. Mr. Stoddart’s appointment was part of the succession planning that is regularly discussed by the Board, including in case of unexpected changes or events. Following Mr. Stoddart’s appointment and throughout the remainder of fiscal 2021, the Board frequently met to discuss succession planning, including reviewing the existing talent pipeline and various succession candidates. On January 5, 2022, following an extensive candidate review and selection process, the Board appointed Christian (Chris) Cocks to serve as our Chief Executive Officer, effective February 25, 2022. Mr. Cocks previously served as President and Chief Operating Officer of Wizards and Digital Gaming since 2021, and President of Wizards of the Coast since 2016, when he joined Hasbro from Microsoft. Mr. Cocks is a proven driver of growth, as demonstrated by leading the Wizards Segment to achieve more than $1 billion in revenues in 2021, significantly earlier than originally targeted, and doubling the size of the Wizards business in less than four years. Mr. Cocks is a highly strategic leader — and a gamer and storyteller at heart — and someone who innately understands how to create and nurture brands to drive fan and consumer connection across channels. The Board believes his passion for storytelling and ability to channel that passion into incredible consumer experiences — across gaming, consumer products and entertainment — makes him the ideal next leader for Hasbro as we continue to become the world’s leading play and entertainment company.

Interim CEO Compensation

In connection with Mr. Stoddart’s appointment as Interim Chief Executive Officer in October 2021, the Board, upon recommendation of the Compensation Committee (the “Committee”), approved a compensation package for Mr. Stoddart based on benchmarking conducted by the Committee’s independent compensation consultant and that reflected the expectation that his tenure would be for a limited period of time while the Board completed its search process for a permanent CEO. The Board considered the critical role that Mr. Stoddart would serve during this transition period, especially following the loss of the strong leadership and stability that Mr. Goldner provided to the Company over the past decade. The Board recognized that Mr. Stoddart’s role would involve leading the Company through a difficult time, continuing to support the interplay of Hasbro’s consumer products, Wizards and eOne to fuel the Brand Blueprint strategy, and onboarding a new permanent CEO. Accordingly, the Board approved a compensation package that consisted of an annual base salary equal to $1.5 million and a long-term incentive award with a grant value equal to $2.5 million that was issued in the form of restricted stock units that vest in full on the one-year anniversary of the grant date, subject to Mr. Stoddart’s continued service as a director on the Board.

New CEO Compensation

In connection with the appointment of Mr. Cocks as Chief Executive Officer effective in February 2022, the Board, upon recommendation of the Committee, approved a compensation package for Mr. Cocks based on benchmarking conducted by the Committee’s independent compensation consultant that consisted of an annual base salary of $1.5 million, an annual management incentive plan bonus with a target equal to 150% of his earned base salary, and awards under the Company’s long-term equity incentive program with an annual target equal to 500% of his annualized base salary. See “Employment Agreement with Chris Cocks” below.

The following table compares the annual base salary, and bonus and LTI targets for each of Messrs. Goldner, Stoddart and Cocks.

Name	Annual Base Salary	Annual Bonus Target	LTI Target

Brian Golder, Former Chairman and CEO	$1.9 million	175%	800%

Richard Stoddart, Interim CEO	$1.5 million	—	Single RSU Grant valued at $2.5 million

Chris Cocks, CEO Effective 2/25/22	$1.5 million	150%	500%

Notwithstanding the changes in leadership, when we discuss the CEO’s compensation in this CD&A, unless otherwise noted, we focus primarily on the compensation for Mr. Goldner, due to the fact he served for most of the fiscal year.

2021 Overview

Hasbro delivered an exceptional full-year 2021, including another record revenue year for Wizards of the Coast; strong revenue growth for consumer products; and a robust, progressively more Hasbro brand-led, content slate returning to 2019 levels of deliveries for entertainment. Our teams executed with excellence as we capitalized on the strength of our Brand Blueprint strategy, successfully navigated supply chain challenges across the business, continued to manage the uncertainty caused by the COVID-19 pandemic, endured the tragic loss of our long-time Chairman and CEO, Brian Goldner, in October 2021 and transitioned to our interim CEO, Richard Stoddart. We concluded 2021 looking forward with excitement to Christian (Chris) Cocks taking on the role of our new CEO on February 25, 2022.

All of our segments grew during the year as we drove profitable growth across our diversified portfolio. We continued to invest significant capital guided by our Brand Blueprint — expanding and growing our powerful gaming portfolio, including in MAGIC: THE GATHERING and DUNGEONS & DRAGONS; building engaging and more valuable brands; telling compelling stories to global audiences across all mediums; and developing our talented teams. Our commitment to disciplined, strategic investments over the long-term has enabled us to build a differentiated business with comprehensive capabilities to drive profitable growth and generate shareholder value. A few recent examples of our Brand Blueprint in action are described below.

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Our gaming portfolio grew 19% to $2.1 billion in fiscal 2021. Our gaming portfolio is one of the biggest, most profitable and fastest growing combinations of gaming brands across face-to-face tabletop and digital platforms in the world led by MAGIC: THE GATHERING, which had its best year ever. Across both tabletop and digital gaming, MAGIC: THE GATHERING has generated significant growth with high engagement. We have plans to leverage the power of Wizards’ brands across the Brand Blueprint for both current fans and potential new fans through a new MAGIC: THE GATHERING Netflix series coming later in 2022, and, in 2023, the planned theatrical release of the DUNGEONS & DRAGONS feature film. We believe these efforts will harness the full potential of the Brand Blueprint with a comprehensive and coordinated sales and marketing plan across Hasbro, including new tabletop and card set releases, digital games and a robust Hasbro toy line and expansive licensed consumer products.

•

We orchestrated a successful relaunch of one of our iconic brands, MY LITTLE PONY. Led by the expertise of our Entertainment One (“eOne”) team, we released My Little Pony: A New Generation, an animated feature film that was #1 in the Netflix Kids Top 10 in more than 80 countries on opening weekend. This relaunch fueled greater than 100% growth in toy and game point of sale in the fourth quarter 2021. We have a significant multi-year content roadmap led by eOne and a deep and innovative merchandise program, which we believe will position this brand to again be a leading global lifestyle brand.

•

Two other valuable brands that benefited from the Brand Blueprint were PEPPA PIG and PJ MASKS. In August 2021, we launched the first Hasbro toys and games for these leading preschool brands. PEPPA PIG was one of our top brand growers for 2021, and, as we shifted licensed revenue to in-sourced revenue in toys and games, we were still able to grow licensed consumer products revenue double-digits, highlighting the powerful reach of PEPPA PIG across categories and with families around the globe. In recognition of the relevance and success of the brand, combined with the opportunity ahead, we have elevated PEPPA PIG to a Franchise Brand for fiscal 2022.

With consumers, brands, and storytelling at the center, and purpose at our core, we have made, and are making, significant investments across our business, including in our people, to drive capabilities, insights and innovation to support long-term growth of the company leading to enhanced shareholder value.

2021 Financial Performance

We had a strong financial year in 2021 and successfully navigated continued challenges of the COVID-19 pandemic and supply chain disruptions.

•	Delivered net revenues of $6.42 billion, an increase of 17% compared to 2020.

○	Wizards of the Coast and Digital Gaming segment revenues were up 42%.

○	Entertainment segment revenues were up 27%.

○	Consumer Products segment revenues were up 9%.

•	Operating profit was $763.3 million, or 11.9% of revenues; and adjusted operating profit was $995.2 million, or 15.5% of revenues.

•	Reported net earnings were $428.7 million, or $3.10 per diluted share; and adjusted net earnings were $723.4 million, or $5.23 per diluted share.

•	Generated $817.9 million in operating cash flow.

•	Returned $374.5 million to shareholders in dividends.

•	Repaid $1.08 billion in long-term debt.

•	Year-end cash and cash equivalents were $1.02 billion.

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix A to this Proxy Statement.

Cash Returned to Shareholders

Providing value and return to our shareholders are fundamental corporate objectives. The table on the right shows the amounts we have returned to our shareholders since 2017, in the form of both cash dividends and share repurchases.

In 2020, we suspended our share repurchase program as we prioritized our goal of returning our gross debt to EBITDA target of 2 to 2.5x following our borrowing of funds for the acquisition of eOne.

In February 2022, the Board announced it increased the quarterly cash dividend 3% to $0.70 per share. The dividend is payable on May 16, 2022 to shareholders of record on May 2, 2022.

Net Revenues

The graph on the right charts the Company’s net revenues (in millions of dollars) for every fiscal year since 2012. 2020 and 2021 net revenues include revenues from eOne, which was acquired in the first fiscal quarter of 2020. 2020 and 2021 are the only years that include revenues from eOne, as the acquisition was completed in fiscal 2020.

The tables below provide the following for each of the fiscal years 2017-2021: the Company’s GAAP diluted earnings per share (adjusted earnings per share in green); operating cash flow; and operating profit margin (adjusted operating profit margin in green). The results for 2020 and 2021 include the results of eOne. A reconciliation of our GAAP to Non-GAAP financial measures is included in Appendix A to this Proxy Statement.

The table below compares the total return on our shares of common stock over the designated periods to the returns for the S&P 500 Index and Russell 1000 Consumer Discretionary Index.

Our total shareholder return in recent years has been adversely affected by a number of exogeneous factors. For example, in 2017 and 2018, the bankruptcy and restructuring of Toys“R“Us resulted in the loss of a significant customer to our consumer products business. In 2019, the Company’s business was adversely affected by the tariff environment, particularly the imposition or threat of tariffs on our products manufactured in China for import into the U.S. Beginning in 2020 and shortly after our acquisition of eOne in December 2019, the COVID-19 pandemic had a material impact across our businesses, including the shutdown of entertainment operations, retail store closures and supply chain challenges — many of these challenges continued through 2020 and into parts of 2021.

Our LTI program is aligned with performance. As an example of the emphasis on Company performance embedded into the design of our compensation program, performance contingent stock awards for the 2017-2019 and 2018-2020 performance cycles required that we achieve a strong outcome of at least 90% achievement against a performance target before any amounts under the awards would be earned with respect to the applicable metric. As a result, despite strong performance during both cycles, particularly given the impact of the COVID-19 pandemic in 2020, calculated payouts under the performance contingent awards was 23% for the three metric 2017-2019 award and 0% for the 2010-2020 three metric award. In addition, because our two metric 2017-2019 award had a calculated payout of 0%, certain of our senior executives, including our then CEO, elected to forgo any payout under their 2017-2019 awards, to put themselves in the same position as other employees who only received a two metric award, resulting in no payouts under both award cycles for our senior executives, despite significant achievement against the applicable metrics. A payout of 92% was achieved for certain executives under our 2019 performance contingent stock awards, which include three separate performance metrics. See “Long-Term Incentive Compensation — Performance Contingent Stock Awards” below.

Shareholder Engagement

We engage with our major shareholders on ESG, governance and compensation matters on a regular basis. We do this as part of our commitment to build relationships, be responsive to shareholders and ensure that our actions are informed by the viewpoints of our investors. Our shareholders supported our Say-on-Pay votes in the last three years, with favorable votes of 96.7%, 94.6%, and 81.3% of the shares voted at the 2019, 2020 and 2021 Annual Meetings, respectively. Our average favorable approval of our Say-on-Pay votes over the past five years has been 93.5%.

During our engagement discussions in 2021 and early 2022, discussions around compensation matters included our compensation policies and practices and performance metrics and consideration of ESG measures in compensation decisions. We shared the feedback we received from our shareholders with your Board and its committees. Shareholders we have spoken to indicated that they were supportive of us having incorporated ESG measures into our annual incentive plan, which we did in our 2021 fiscal year. Based on our continuing dialogue with our significant shareholders and the strong support we have seen for our compensation programs, we believe our current compensation program reflects the views of our shareholders and strongly drives our pay for performance objectives.

For more information on our shareholder engagement, see the discussion under our Proxy Summary.

Executive Compensation Program Structure and Alignment with Performance

The Committee has implemented a carefully structured executive compensation program that is tightly linked to long-term shareholder value creation. The program incorporates a combination of short-term and long-term forms of compensation that are structured to incentivize company performance and the achievement of corporate and business unit objectives the Committee believes are critical to driving sustained long-term shareholder value. At the same time, the program incorporates elements that ensure the Company attracts and retains top executive talent with the creativity, innovation, relentless drive and diverse skills in storytelling and entertainment, branded-play, consumer products, digital gaming, media and technology that are critical to the successful execution of our Brand Blueprint.

In support of this linkage to long-term shareholder value creation, a significant portion of the total compensation opportunity for our NEOs is targeted to be performance-based and at-risk. The chart below shows that, for 2021, 87.1% of our CEO’s total target compensation was at-risk, while 51.3% of his total target compensation was performance-based. For purposes of this chart, we have used target compensation payable to our former Chairman and CEO, Mr. Goldner. We note that the percentage of performance based pay for fiscal 2021 is lower than the historical percentage (86.4% in fiscal 2020, 89.3% in fiscal 2019 and 81.5% in fiscal 2018) due to the change in mix of our annual long-term incentive award vehicles. As discussed under the heading entitled “Annual Long-Term Incentive Awards”, due to the continued risk and uncertainty presented by the COVID-19 pandemic as it extended into 2021, the Committee determined that a change to the 2021 long-term incentive award allocation would be appropriate. The Committee made this determination after carefully reviewing and considering the potential impact that the COVID-19 pandemic would or could have on Company performance in the short- and long-term. The Committee also considered the challenges and uncertainties presented by the COVID-19 pandemic in setting long-term performance goals that made it more difficult than normal to establish challenging, but appropriate, performance targets for a three-year performance period. Accordingly, the Committee determined that it was appropriate to award a higher than normal allocation of an NEO’s target long-term incentive award, including Mr. Goldner’s, to restricted stock units for one year until the continued impact of the COVID-19 pandemic was understood. While the Committee thought it was important to continue to grant performance awards, they also felt it was not in shareholders’ best interest to place too much emphasis on metrics set in such an uncertain financial landscape, in which case the goals could end up being unachievable, and therefore hold no retentive or incentive value, or being too easily achievable, resulting in overpayment.

The following chart summarizes the components of our 2021 compensation program for NEOs other than Mr. Stoddart.

Compensation Program Elements

Annual Cash Compensation

Base Salary	• Fixed Compensation • Set at Industry competitive level, considering individual experience and performance

Management Incentive Awards

•  Performance-based

•  Tied to company and/or business area performance and individual achievement against stated annual financial and strategic goals, which include Net Revenues, Operating Profit Margin and, in the case of company performance, Free Cash Flow

•  Aligns management behavior with shareholder interests

•  Designed to be flexible to enable us to reward for strategic and operating performance not captured by the financial metrics listed below by allowing the Committee to adjust the payouts up or down based on individual performance, including, in 2021, performance against ESG goals

Long-Term Incentive Compensation

Performance Contingent Stock Awards

•  Earned based on challenging long-term goals requiring sustained strong operating performance

•  Tied to achievement of Net Revenue, Earnings Per Share and Return on Invested Capital targets over a three-year performance period

Non-Qualified Stock Options	• Vest in three equal annual installments over the first three anniversaries of the grant date • 7-year term

Restricted Stock Units	• Vest in three equal annual installments over the first three anniversaries of the grant date

Executive Compensation Philosophy and Objectives

The Committee regularly reviews compensation practices to best align our compensation programs with shareholder interests, company strategy and best practices. The Committee’s fundamental objectives with our executive compensation program are to:

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Attract, develop and retain talented executives who can contribute significantly to the achievement of the Company’s goals and deliver results in keeping with our mission of Creating the World’s Best Play and Entertainment Experiences.

•	Align the interests of the Company’s executives with the medium and long-term goals of the Company and its shareholders and other stakeholders.

•	Instill a pay-for-performance culture; a substantial majority of the compensation opportunity for the NEOs is composed of variable, performance-based compensation elements.

•	Reward superior performance by the Company, and its business units, as well as superior individual performance.

•

Accomplish these objectives effectively while managing the total cost of the Company’s executive compensation program, including by managing reasonable levels of dilution and annual share usage when granting equity-based compensation.

The Committee believes it is critical to have a robust succession planning and management development process and seasoned talent ready to deploy into key executive positions, and our compensation programs are designed to support these objectives.

The Committee structures the Company’s compensation program in a way it believes appropriately aligns pay with performance without encouraging excessive risk taking or other behavior on the part of executive officers that is not in the Company’s best interests.

Our goal is to position total target direct compensation for our NEOs within a competitive range around the peer group median that reflects the individual’s performance, criticality to the business, retention risk and future potential. For more information on the peer group used to benchmark our NEO’s compensation, please see below under the heading “Compensation Process — Peer Group and Benchmarking to the Market.”

All equity and non-equity incentive plan compensation is subject to the Board-approved Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then the Company will use reasonable efforts to recover from all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements. In the event the officer’s misconduct, violation of Company policy or fraud contributed to the need for a restatement, then the Company will use reasonable efforts to recover up to 100% of the affected incentive compensation.

Strong Compensation Governance Practices

Compensation Best Practices

   Robust shareholder engagement process

   Program informed by and responsive to shareholder input

   Significant portion of compensation is variable and performance-based

   Aligned with shareholder value creation

   Significant share ownership and retention requirements

   5x base salary for CEO

   2x base salary for other NEOs

   NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

   Fully independent Compensation Committee

   Independent Compensation Consultant

   Incentive programs do not incentivize excessive risk taking

   Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

   Double-trigger change in control provisions for equity grants

   Maximum payout caps under incentive plans

   No tax gross-ups

   No excessive perquisites

   No repricing of equity incentive awards

   Strong Clawback Policy

Compensation Process

Hasbro’s executive compensation program is structured with input, analysis, review and/or oversight from various sources, including:

•	The Committee;

•	The full Board;

•	The Committee’s independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”);

•	The Company’s Chief Human Resources Officer and Human Resources Department;

•	The Company’s Chief Executive Officer; and

•	Market studies and other comparative compensation information.

All final decisions regarding the compensation and retention programs for the Company’s executive officers, including the NEOs, are made by the Committee. The compensation package for the Company’s Chief Executive Officer is also reviewed and approved by the Board, without the Chief Executive Officer being present.

In structuring the various compensation elements, the Company and Committee review each element on both an individual basis and in totality as part of an overall compensation package. This process includes reviewing tally sheets for each of the executive officers that set forth total target direct compensation, and within that total summarize the target level for each element and the portion of total target direct compensation comprised of the various compensation elements.

For NEOs other than the CEO, the CEO makes recommendations to the Committee for each executive’s compensation package. The Committee then discusses these recommendations with the CEO, both with and without the presence of the Company’s Chief Human Resources Officer. The compensation package for the Company’s Chief Human Resources Officer is reviewed by the Committee with the CEO without the Chief Human Resources Officer being present. The Committee further reviews and discusses all recommendations in executive session and, as part of these discussions, the Committee discusses the recommendations with representatives from Meridian.

Peer Group and Benchmarking to the Market

In designing the fiscal 2021 executive compensation program, the Committee reviewed certain market data as a market check for each of the NEO’s, including: (i) base salary, (ii) total target cash compensation (comprised of base salary and target management incentive plan award) and (iii) total target direct compensation (comprised of base salary, target management incentive plan award and target long-term incentive award). This market information is one element reviewed by the Committee. The Committee does not simply set compensation levels at a certain benchmark level or within a certain benchmark range.

As the Company has developed into a global play and entertainment organization, with diverse business segments working together to fuel our Brand Blueprint, the companies with which Hasbro competes for executive talent have broadened considerably and the skills and expertise required of Hasbro’s executives have greatly increased. The Company competes with a broad range of companies that focus on immersive storytelling across brands, including those operating in the digital gaming, entertainment and media industries, in the hiring and retention of executives.

In fiscal 2021, the Committee, with the assistance of its independent compensation consultant, reviewed the compensation peer group and determined that it would be appropriate to add an additional comparator in the digital gaming industry in order to reflect more appropriately our growing Wizards of the Coast and Digital Gaming business. Additionally, the Company reviewed the revenue and market capitalization of each company in the peer group to ensure that such company was an appropriate comparator.

Based on this analysis, the Committee approved a change to the peer group that provided for the addition of one company (Zynga Inc.) because it is in the digital gaming industry and is a direct peer to our digital gaming business. As constituted, the peer group consists of a diverse set of businesses that leverage storytelling to engage consumers through various media, including digital gaming, as well as creative content and entertainment businesses with comparable revenues and market capitalization to those of the Company, against whom we compete and recruit for talent, and many of which face economic challenges and opportunities similar to those we experience.

2021 Peer Group

Netflix, Inc.	Discovery, Inc.	Electronic Arts, Inc.	Lions Gate Entertainment Corp.

The Estee Lauder Companies Inc.	The Interpublic Group of Companies, Inc.	Under Armor, Inc.	Lululemon Athletica, Inc.

Fox Corporation	Activision Blizzard, Inc.	Skechers USA, Inc.	Take-Two Interactive Software, Inc.*

Live Nation Entertainment, Inc.	Ralph Lauren Corporation	Mattel, Inc.	Zynga Inc.*

*

On January 10, 2022, Zynga announced that it had entered into a definitive agreement pursuant to which Take-Two Interactive Software, Inc. (“Take-Two”) will acquire all of the outstanding shares of Zynga in a cash and stock transaction anticipated to be completed during the first quarter of Take-Two’s fiscal year 2023.

The Committee reviews market data, including from the peer group, as part of assessing the appropriateness and reasonableness of compensation levels and mix of compensation elements to ensure that the compensation program:

•	is appropriate and effective in furthering Company goals;

•	provides adequate retention incentive for top-performing executives;

•	aligns pay with performance; and

•

fairly rewards executives for their performance and contribution to the achievement of the Company’s goals, rather than in having compensation packages align to a certain range of market data of the Company’s peers.

According to market data reviewed by the Committee, the 2021 total target direct compensation for NEOs was within a reasonable range of the 50th percentile of total target direct compensation (excluding annual incentive compensation for Mr. Stoddart) for comparable positions at companies in the peer group.

Role of the Independent Compensation Consultant

In reviewing and establishing the proposed fiscal 2021 compensation program for the Company’s executive officers, the Committee received input and recommendations from representatives from Meridian, which was retained by, and which reports directly to, the Committee. Meridian advised the Committee with respect to the Committee’s review of the Company’s executive compensation programs and provided additional information as to whether the Company’s proposed executive compensation programs were competitive, fair to the Company and the executives, reflected strong alignment between pay and performance, provided appropriate incentive to and retention of the executives and were effective in promoting the performance of the Company’s executives and achievement of the Company’s business and financial goals.

The Committee reviewed Meridian’s independence, relative to the following factors:

•	their provision of other services to the Company, of which there are none;

•	the amount of fees they receive from the Company as a percentage of their total revenue;

•	the policies and procedures they have that are designed to prevent conflicts of interest;

•	any business or personal relationship between Company officers and directors and the entity or the compensation consultants at the entity working for the Committee, of which there are not any;

•	any Company stock owned by the entity or any of its compensation consultants working for the Committee, of which there is not any;

•	any business or personal relationship between our executive officers and the entity or any of its compensation consultants working for the Committee, of which there are not any; and

•	any other factors that would be relevant to the consultant’s independence from management.

On the basis of such review, the Committee concluded that Meridian was independent and had no conflicts of interest or other relationships that may impair their independence during their service to the Committee.

Willis Towers Watson was retained by the Company’s Human Resources Department to assist with the preparation of compensation information for management which was presented to the Committee in 2021, including tally sheets showing each NEO’s forward-looking target compensation and actual earned compensation, as well as certain compensation tables contained in this Proxy Statement.

Executive Compensation Program Elements

The NEOs receive a mix of fixed and variable compensation. The following discussion summarizes the various elements of the executive compensation program.

Elements of Compensation

•	Variable and Performance-Based Compensation Elements

➣	Annual Incentive Compensation/Cash Bonus

➣	Long-Term Incentive Compensation

•	Performance Contingent Stock Awards

•	Restricted Stock Units

•	Stock Options

•	Fixed Compensation and Benefits

➣	Base Salary

➣	Reasonable and Limited Benefits and Perquisites

Variable and Performance-Based Compensation Elements

A significant portion of the total compensation opportunity for our NEOs is performance-based. When structuring incentive compensation, the Committee identifies the performance metrics it considers most important for driving Company value and return to shareholders, such as net revenues, earnings per share, operating profit margin, free cash flow, return on invested capital and stock price. The Committee then ties incentive compensation to performance against those metrics. The Committee has determined that the following forms of compensation and performance metrics are appropriate for aligning executive compensation with Company performance.

Component of Incentive Compensation		Performance Metrics	Objectives

Annual Incentive/ Annual Cash Bonus		Total Net Revenue	Measures annual top line growth
		Operating Profit Margin	Measures ability to maximize profitability and drive shareholder value
		Free Cash Flow	Measures ability to convert revenue to cash (Company performance measure)
		Individual Performance Adjustment	Measures performance against individual objectives, including ESG objectives

Long-Term Incentive	• Performance Contingent Stock Awards	Cumulative Net Revenue	Measures ability to deliver top line growth over multi-year period
		Cumulative Diluted Earnings Per Share	Measures long-term profitability
		Average Return on Invested Capital	Measures capital efficiency
	• Restricted Stock Units	Stock Price	Provides alignment with shareholders
	• Stock Options	Stock Price Appreciation	Measures how our stock performs

If we do not meet our financial objectives, and if we do not deliver share price appreciation to our shareholders, our executives’ realized compensation is reduced dramatically. This reduction is manifested through both reductions in the payouts under our annual management incentive plan and in a reduction in the realized compensation from long-term incentive awards.

Annual Incentive Compensation

Virtually all Company employees participate in some form of annual incentive program. All NEOs, other than Mr. Stoddart, considering his interim CEO role, are eligible to receive an annual management incentive plan award. The annual management incentive plan award is performance-based, with the payout tied to the Company’s achievement of specific yearly financial performance measures, in certain cases, based on the achievement of financial performance measures for the business area that the NEO leads, as well as individual performance objectives as discussed below.

Structure of the Annual Management Incentive Plan. Annual management incentive plan awards for fiscal 2021 were determined under the Senior Management Annual Performance Plan (the “Annual Performance Plan”). Under the Annual Performance Plan, awards are structured to provide a range of permissible payouts corresponding to Company or business area performance against performance targets, with the Committee reserving negative discretion to reduce any such award to any level below the achieved payout as it deems appropriate. The actual achievement against targeted financial performance and attainment of other key financial and non-financial goals are the primary factors used by the Committee in exercising this negative discretion, as discussed below.

Selecting Annual Incentive Performance Metrics. Performance goals for the 2021 annual management incentive award were established by the Committee early in fiscal 2021 and were based on the 2021 operating plan and budget reviewed and approved by the Board. The Committee and Board carefully select metrics that will be used to drive business performance and set financial targets that they believe will challenge the Company and its executives to achieve a threshold payout and require superior performance to achieve a higher than target payout.

•	For eligible NEOs, other than Messrs. Throop and Cocks, the Committee established annual management incentive award metrics that were based on Company financial performance.

•

With respect to Mr. Throop, the Committee established annual management incentive award metrics that were consistent with the terms of his employment agreement and based on both Company performance and the performance of the Entertainment business area (“Entertainment Business Area”).

•

With respect to Mr. Cocks, the Committee established annual management incentive award metrics that were based on both Company performance and the performance of Wizards of the Coast, including digital gaming relating to Wizards brands (“Wizards Business Area”). Mr. Cocks’s annual management incentive award metrics were based on the Wizards Business Area, as opposed to the entire Wizards of the Coast and Digital Gaming segment, because he did not assume the role of President and Chief Operating Officer of the Wizards of the Coast and Digital Gaming segment until after the target performance metrics had been established.

The Committee selected three financial performance metrics to utilize as Company performance measures to capture the most important aspects of the top and bottom-line performance of the Company, in the form of total net revenue (weighted at 40%), operating profit margin (weighted at 40%) and free cash flow (weighted at 20%), defined as cash flow from operations minus capital expenditures.

The Committee similarly selected two performance measures to utilize as the Entertainment Business Area and Wizards Business Area performance measures to capture the most important aspects of the top and bottom-line performance of those respective business areas, in the form of revenue (weighted at 50%) and operating profit margin (weighted at 50%).

The Company performance goals were set with the objective of achieving strong financial results while continuing with the Company’s transformation to a play and entertainment company, and the business area performance goals were set with the objective of achieving strong profitable revenue growth. The Committee believes these performance metrics capture the most important aspects of the top and bottom-line performance of the Company, the Entertainment Business Area and the Wizards Business Area, in the form of revenue, profitability and, solely with respect to Company performance, cash generation. The relative weighting among the performance metrics aligns with the relative importance of those metrics, in the Committee’s view, to the Company and business area’s performance and the strength of the Company’s business.

If the Company or business area, as applicable, achieves less than threshold performance with respect to a metric, the payout achieved for that metric is 0%. The failure of one or more metrics to achieve threshold performance does not impact the other metrics for the Company performance goals. However, in the case of the Entertainment Business Area and Wizards Business Area performance goals, the business area must achieve at least threshold performance for both business area metrics or the payout for the respective business area is 0%. The minimum payout for achievement against a given metric is set at 50% of target, and that minimum is awarded when actual performance reaches 85% of target in the case of both Company and business area revenue and 80% of target in the case of Company and business area operating profit margin and Company free cash flow. The maximum payout for overachievement against a given metric is set at 200% of target, and that maximum is awarded when actual performance reaches 115% of target in the case of both Company and business area revenue, and 125% of target in the case of Company and business area operating profit margin and Company free cash flow. For performance between threshold and target, and target and maximum, the payout is determined by linear interpolation.

Calculating the Annual Incentive Payout. The calculation of the annual incentive payout starts with the base incentive award. To determine the base incentive award, the Company calculates the achievement of the financial goals set forth above for both the Company and applicable business area.

•	For Ms. Thomas and Messrs. Johnson and Goldner, the base incentive award is determined based on the achievement of the Company financial goals.

•

For Mr. Throop, the base incentive award is determined based on the achievement of both the Company and Entertainment Business Area financial goals, with the Entertainment Business Area performance being weighted 80% and Company performance being weighted 20%. Mr. Throop’s employment agreement provides that 90% target achievement against the weighted financial goals results in a 60% of base salary payout percentage and 110% target achievement against the weighted financial goals results in a 200% of base salary payout percentage.

•

For Mr. Cocks, the base incentive award is determined based on the achievement of both the Company and Wizards Business Area financial goals, with the Wizards Business Area goals being weighted 80% and the Company financial goals being weighted 20%.

Once the base incentive award is computed, the Committee then considers how the NEO performed in achieving their individual strategic goals to determine what, if any, adjustments should be made to the base incentive award in order to arrive at the final annual incentive payout for such executive, which can be adjusted down to 0% of the base incentive award or up to +35% of the base incentive award, although the Committee can assess a modifier above that range where it deems that is warranted by particularly strong individual performance, as it did in the case of Mr. Cocks for the 2021 payout.

Annual Incentive Plan Targets. The chart below lists the target annual incentive award for NEOs other than Mr. Stoddart (who is not eligible for an annual incentive award) and Mr. Frascotti, whose fiscal 2021 bonus was determined pursuant to the terms of his transitional advisory services agreement, which provided for an annual bonus equal to 50% of the average of the bonuses he received for fiscal years 2017-2019. Target annual incentive awards in the chart below are expressed as a percentage of base salary.

Named Executive Officer	2021 Annual Incentive Award Target Value

Deborah M. Thomas	100%

Chris Cocks	75%

Darren Throop	100%

Dolph L. Johnson	75%

Brian D. Goldner	175%

Determining Base Incentive Award. The table below provides the total Company net revenue, operating profit margin and free cash flow performance targets established by the Committee at the beginning of fiscal 2021 year, as well as the actual performance against those targets. As noted above, the Committee utilized the Board-approved budget and operating plan to set these performance targets in early 2021. The Board adopted the fiscal 2021 budget and annual operating plan after conducting a comprehensive review of industry and market trends and developments as well as initiatives that are part of the Company’s long-term strategic plan. The Board also had the unprecedented task when setting the fiscal 2021 budget of considering the impact that the COVID-19 pandemic would or could have on the Company’s business and internal operations. Given the high-level of uncertainty presented by this external factor, the Board approved a fiscal 2021 budget that weighed the various risks and opportunities and established challenging, yet achievable, goals while balancing the potential for disruption presented by the COVID-19 pandemic.

For purposes of determining the base incentive award for Mr. Goldner, Ms. Thomas and Mr. Johnson, the Committee computed a Company total weighted payout of 155% against target, as follows:

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

Company Net Revenue (Weighted 40%)	$5,969,053	$6,355,196	106%	140%	56%

Company Operating Profit Margin (Weighted 40%)	13.7%	15.4%	112%	148%	59%

Company Free Cash Flow (Weighted 20%)	$451,000	$666,083	148%	200%	40%

All numbers are in thousands, except percentages	Company Total Weighted Payout				155%

The table below provides the total Wizards Business Area net revenue and operating profit margin performance targets established by the Committee at the beginning of fiscal 2021, as well as the actual performance against those targets. The Wizards Business Area total weighted payout for financial performance for the fiscal year corresponded to a 178% payout against target.

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

Wizards Business Area Net Revenue (Weighted 50%)	$949,677	$1,200,467	126%	200%	100%

Wizards Business Area Operating Profit Margin (Weighted 50%)	35%	39.9%	114%	156%	78%

All numbers are in thousands, except percentages.	Wizards Business Area Total Weighted Payout				178%

The table below provides the calculation of the final weighted payout for purposes of determining the base incentive award for Mr. Cocks, which was 173.4%, and was calculated by weighting the Wizards Business Area weighted payout (178%) at 80% and the Company weighted payout (155%) at 20%.

	Payout	Weighting	Weighted Payout

Wizards Business Area Weighted Payout	178%	80%	142.4%

Company Weighted Payout	155%	20%	31%

Final Weighted Payout			173.4%

The table below provides the total Entertainment Business Area net revenue and operating profit margin performance targets established by the Committee at the beginning of fiscal 2021, as well as the actual performance against those targets. The Entertainment Business Area total weighted payout for financial performance for the fiscal year corresponded to a 149% payout against target.

	Goal	Actual	Percentage Achievement	Payout Percentage	Weighted Payout

Entertainment Business Area Net Revenue (Weighted 50%)	$1,053,951	$1,070,013	102%	113%	57%

Entertainment Business Area Operating Profit Margin (Weighted 50%)	6.4%	7.8%	121%	184%	92%

All numbers are in thousands, except percentages.	Entertainment Business Area Total Weighted Payout				149%

As noted above, Mr. Throop’s employment agreement provides that 90% target achievement against the weighted financial goals results in a 60% of base salary payout percentage and 110% target achievement against the weighted financial goals results in a 200% of base salary payout percentage. Given both the Company Total Weighted Payout (155%) and the Entertainment Business Area Total Weighted Payout (149%) exceeded 110%, the payout percentage and base incentive award for Mr. Throop was calculated at 200% of base salary.

Adjusting for Performance Against Individual Strategic Objectives. The base incentive award serves as the starting point for the annual incentive award payout. The base incentive award is calculated by multiplying the NEOs earned base salary times their annual incentive target award value and multiplying the result by the applicable weighted payout factor (200% for Mr. Throop; 173.4% for Mr. Cocks; and 155% for Ms. Thomas and Messrs. Johnson and Goldner). The Committee then determines how the NEO performed in achieving the individual strategic objectives established at the beginning of the year to determine, what, if any, adjustments should be made to the base incentive award to arrive at the final payout amount for each executive. The Committee can adjust the base incentive award down to 0% or up to +35% of the applicable base incentive award based upon the executive’s performance against individual objectives, although the Committee can assess a modifier in excess of that range where it deems that warranted by particularly strong individual performance, as was the case for Mr. Cocks. With respect to NEOs other than Mr. Stoddart, who was not eligible for a fiscal 2021 bonus, and Messrs. Goldner, Frascotti and Johnson, the Committee considered the recommendations of the Interim CEO and Chief Human Resources Officer as one of the factors in making the final bonus determination. With respect to Mr. Johnson, the Committee considered the recommendation of the Interim CEO as one of the factors in making the final bonus determination. For 2021, all individual objectives for NEOs included an environmental, social and governance goal and, in determining whether to increase or decrease the individual modifier for each executive, the Committee reviewed and considered such goals. The adjustment the Committee applied to base incentive awards was based on the factors set forth below.

With respect to Mr. Goldner, pursuant to the terms of his employment agreement, the Committee adjusted the base incentive award determined in accordance with the methodology described above ($5,153,750) to reflect the period of time during which he was employed by the Company during the fiscal year, which resulted in a pro-rated base incentive award of $4,490,116. The Committee then adjusted this base incentive award upwards to $5,163,633 after considering his significant contributions to the Company during the fiscal year, in particular the delivery of his 2021 goals and objectives prior to his passing, the structure he put in place that enabled the Company to continue on its successful trajectory for the remainder of the year, and his overall contributions to the Company during his tenure at the Company, including the vision establishing our Brand Blueprint and his efforts in initiating and implementing our transformation to a play and entertainment company. The bonus paid to Mr. Frascotti was $458,334 and was based solely on the terms of his transitional advisory services agreement, without any adjustment.

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (MS. THOMAS):

The base incentive award computed at 155% achievement would have yielded a payout of $1,558,942. The actual bonus paid to Ms. Thomas was $1,600,000, modified upwards by the Committee to reflect exceptional performance against her objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•

Providing thoughtful and disciplined investment and management across the segments of the business to exceed certain levels of revenue, operating profit, operating profit margin, EPS, as well as segment revenue and operating profit margin growth.

•	Providing exceptional leadership support to the Company, its employees and its stakeholders during the CEO transition following the untimely passing of Mr. Goldner.

•	Structuring and leading the communication and disclosure of the Company’s new reporting structure to provide additional clarity to shareholders on our business segments.

•	Achieving 2021 annual DE&I goals in hiring, promotions and personnel development to enable the Company to stay on-track for our multi-year committed key performance indices.

•	Continuing succession planning efforts for the CFO role, ensuring opportunity for internal candidates to further develop.

•	Working with HR and Facilities to ensure we timely develop a safe return to work plan together with appropriate facility requirements for the future.

•	Completing the integration of the eOne and Hasbro finance teams.

PRESIDENT AND CHIEF OPERATING OFFICER, WIZARDS AND DIGITAL GAMING (MR. COCKS):

The base incentive award computed at 173.4% achievement would have yielded a payout of $914,102. The actual bonus paid to Mr. Cocks was $1,300,000, modified upwards by the Committee to reflect extraordinary performance. In reviewing the actual bonus payout for Mr. Cocks, the Committee determined that it would be appropriate to assess a modifier in excess of the range set forth above because of his visionary leadership of the Wizards business, which resulted in exceptional performance results for the fiscal year, and his superior performance against his objectives and achievements, which in addition to the corporate and Wizards Business Area financial performance metrics included:

•	Leading the Wizards business to achieve more than $1 billion in revenues in 2021, significantly earlier than originally targeted.

•	Doubling the size of the Wizards business in less than four years.

•

Successfully enhanced the Brand Blueprint, by leading the oversight of the DUNGEONS & DRAGONS feature film in production, which finished principal photography during 2021, and oversight of the MAGIC: THE GATHERING animated series in production with Netflix scheduled for release in the second half of 2022.

•	Providing thoughtful and disciplined investment and management across the Wizards business to exceed certain levels, including stretch financial objectives.

•	Driving digital revenue, including through growth in MAGIC: The GATHERING Arena, D&D Digital tabletop and the releases of MAGIC: THE GATHERING Arena mobile and Dark Alliance.

•	Significantly growing the number of players using MAGIC: THE GATHERING and DUNGEONS & DRAGONS games.

•	Assuming significantly more responsibility and more prominent leadership role following the untimely passing of Mr. Goldner.

•

Building a diverse global digital gaming studio and talent footprint by growing representation above 2020 benchmarks for the division and assuring a diverse interview slate for 95% of all roles and 100% for director and above.

•	Supporting Hasbro corporate-level initiatives across D&I, ESG, Purpose and Talent development, while collaborating on cross company initiatives like e-commerce, digital gaming and entertainment.

eOne CHIEF EXECUTIVE OFFICER (MR. THROOP):

The base incentive award computed at 200% achievement yielded a payout of $3,000,000, which was the actual bonus paid to Mr. Throop and which was not modified by the Committee. The Committee did, however, review and note Mr. Throop’s strong performance against his objectives and achievements, which in addition to the corporate and Entertainment Business Area financial performance metrics mentioned included:

•	Delivering profitable entertainment based on Hasbro IP, as well as achieving certain levels of growth in the Entertainment business.

•	Continuing to evolve and execute on the integration plan for eOne and Hasbro, taking the necessary steps to deliver the expected cost synergy plan by the end of 2022.

•	Leading the ongoing review and progression of Hasbro IP into entertainment media, ensuring all businesses work optimally together.

•

Investing in the family brands business and driving growth and improved margins in existing family brands, while continuing to create a new content pipeline to maximize the franchise economics of existing Hasbro IP.

•

Advancing eOne’s position as a leading talent-driven entertainment company, with the storytelling capability and a distribution model optimized to supply a wide range of content genres across all relevant platforms.

•	Strengthening eOne’s commitment to achieve gender-balance in leadership roles by investing in key activities that contribute to the hiring and development of female leadership representation.

•

Sustaining our leading racial/ethnic diversity representation at specified percentages and continuing the focus on the growth of DE&I programs such as Employee Networks and education, and increasing our Inclusion Index score from specified percentages in 2021.

•	Starting live-action production on at least one Hasbro branded movie and at least two Hasbro Branded TV projects.

EXECUTIVE VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER (MR. JOHNSON):

The base incentive award computed at 155% achievement would have yielded a payout of $850,637. The actual bonus paid to Mr. Johnson was $1,000,000, modified upwards by the Committee to reflect performance against his objectives and achievements, which, in addition to the corporate financial performance metrics included:

•	Supporting the organization’s efforts to deliver certain levels of revenue, operating profit and operating profit margin.

•	Providing leadership support to the Company, its employees and all its stakeholders during the CEO transition following the untimely passing of Mr. Goldner.

•	Successfully transitioning the organization to new leadership and providing coaching support to new executives Chris Cocks, Eric Nyman and Darren Throop.

•	Successfully identifying his own successor to the position of Chief Human Resources Officer and assisting with onboarding.

•	Ensuring the Board has visibility to critical talent and ensuring rigor in our succession planning efforts at the senior management team level, and supporting the new purpose organization.

•

Continuing leadership of the COVID-19 taskforce responsible for the communication and safe return of our employees, including facilitation of a flexible working model that effectively balances workforce flexibility and sustained productivity to deliver our organizational results and that reinforces and sustains our culture and values.

•	Achieving our 2021 annual diversity and inclusion objectives in hiring, promotions and talent development that enables us to achieve our multi-year key performance indices.

•	Continuing to drive the eOne integration work across all aspects of the Human Resources function, and supporting cross-functional integration efforts as required.

Performance Metric Adjustments and Exclusions to Accurately Measure Management’s Performance. At the time the performance goals were set for both the annual incentive and long-term incentive plans at the beginning of 2021, the Committee provided that certain events that might occur during the performance periods would not be taken into account in determining the Company’s performance against these targets. The exclusions as well as for which metrics (operating profit/margin (OP), earnings per share (EPS), cash flow (CF) and return on invested capital (ROIC)) the exclusions apply, include the following:

•	Unusual, one-time, non-operating or other significant unbudgeted costs or expenses related to:

o	restructuring events having an impact in excess of $10 million [OP, EPS, CF, ROIC]

o	acquisition or disposition costs in excess of $10 million [OP, EPS, CF, ROIC]

o	other one-time expenses associated with the acquisition of eOne, such as integration costs, non-cash stock compensation, and capital expenditures [OP, EPS, CF, ROIC]

o	non-cash asset impairment charges in excess of $25 million [OP, EPS, ROIC]

o	eOne acquired intangible asset amortization [OP, EPS, ROIC]

o	changes in accounting rules or the U.S. tax code having an impact of more than $10 million [all metrics]

o

judgments, fines, penalties or expenses associated with litigations, arbitrations, or regulatory matters, or settlements of ongoing or potential disputes or regulatory matters in excess of $25 million [OP, EPS, CF, ROIC]

•

Customer bankruptcy or significant financial issues that have an impact on net sales of $100 million or more, and the related impact on operating profit, earnings per share and cash flow [all metrics].

•

Changes in exchange rates from the budgeted rates in effect at the beginning of the performance period to the actual rates for the period, which generates an impact greater than $100 million on revenues and the related impact on operating profit. [Revenue, OP—annual incentive plan only]

•	Significant unanticipated or unbudgeted payments outside the normal course of business related to certain other matters approved by the Committee [CF—annual incentive plan only].

Long-Term Incentive Compensation

Annual Long-Term Incentive Awards

Long-term incentive compensation is provided to our NEOs, other than Mr. Stoddart, in the form of performance contingent stock awards, time-based restricted stock units, and non-qualified stock options.

Due to the continued disruption caused by the COVID-19 pandemic, the Committee reviewed the allocation of long-term incentive compensation award types to be issued in fiscal 2021. The Committee considered the continued risk and uncertainty presented by the COVID-19 pandemic as it extended into 2021 and determined that a change of the 2021 long-term incentive award allocation would be appropriate. The Committee made this determination after carefully reviewing and considering the potential impact that the COVID-19 pandemic would or could have on Company performance in the short- and long-term. The Committee also considered the challenges and uncertainties presented by the COVID-19 pandemic in setting long-term performance goals that made it more difficult than normal to establish challenging, but appropriate, performance targets for a three-year performance period. Accordingly, the Committee determined that it was appropriate to award a higher than normal allocation of an NEO’s target long-term incentive award to restricted stock units for one year until the continued impact of the COVID-19 pandemic was understood. In February 2021, the Committee approved awards to our NEOs, including Mr. Goldner but excluding Mr. Stoddart, that were allocated 50% to time-based restricted stock units, 25% to performance contingent stock awards and 25% to non-qualified stock options. The financial performance measures and the performance period for the performance contingent stock awards did not change. The Committee utilized this allocation only for the 2021 long-term incentive awards and, for our 2022 long-term incentive awards, reverted back to the allocation used for prior years, which was 50% performance contingent stock awards, 25% restricted stock units and 25% non-qualified stock options for all of our NEOs, including Mr. Cocks in his role as Chief Executive Officer (but excluding Mr. Stoddart). While the Committee thought it was important to continue to grant performance awards, they also felt it was not in shareholders’ best interests to place too much emphasis on metrics set in such an uncertain financial landscape, in which case the goals could end up being unachievable, and therefore hold no retentive or incentive value, or being too easily achievable, resulting in overpayment.

The Committee approves target annual equity award values for each of the Company’s executive officers and other eligible employees, which are designed to provide a strong link between pay and performance. Targets are expressed as a percentage of each individual’s base salary, which, for our NEOs other than Mr. Stoddart, were as follows:

Named Executive Officer	2021 LTI Award Target Value

Deborah M. Thomas	300%

Chris Cocks	200%

Darren Throop	400%

Dolph L. Johnson	250%

Brian D. Goldner	800%

John Frascotti	400%

The division across award types, and the targeted total award value reflect the Committee’s view:

•	as to the appropriate total award opportunity for each NEO;

•	the optimal weighting of short-term and long-term objectives and drivers of retention value;

•	a total long-term compensation program that drives corporate performance and appropriately rewards executives for delivering a consistently high-level of performance;

•

a belief that over the performance period the realization of equity award values should be balanced among achievement of the Company’s longer-term financial targets and the Company’s stock price appreciation; and

•	the retention of key executive talent.

As noted above, in connection with Mr. Stoddart’s appointment as Interim Chief Executive Officer in October 2021, the Board, upon recommendation of the Committee, awarded to Mr. Stoddart a long-term incentive award with a grant value equal to $2.5 million. Such award was issued in the form of restricted stock units that vest in full on the one-year anniversary of the grant date, subject to Mr. Stoddart’s continued service as a director on the Board.

Performance Contingent Stock Awards

Performance contingent stock awards (“PSA Awards”) provide the recipient with the potential to earn shares of the Company’s common stock based on the Company’s achievement against financial performance metrics over a three-year performance period. The Committee set the performance metrics and respective weightings for the PSA Awards issued to our NEOs as cumulative diluted earnings per share (“EPS”) (34%), cumulative net revenue (“Net Revenue”) (33%) and average return on invested capital (“ROIC”) (33%). The Committee selected these performance metrics because they are important drivers of long-term sustainable Company performance with respect to top-line growth (Net Revenue), effective profitability and balance sheet management (Diluted EPS), and our ability to generate returns from the capital we have deployed in our operations (ROIC). The Committee believes that these performance metrics are key factors in creating long-term shareholder value and appropriately align the interests of our executives with those of our shareholders.

In fiscal 2021, the Committee reviewed the plan design for our performance contingent stock awards and concluded that it would be appropriate to harmonize the performance criteria and align all recipients to the same financial performance metrics. As compared to prior years, where only two of the three performance metrics listed above (Net Revenue and Diluted EPS) were utilized for PSA Awards to some executives, the Committee determined that a harmonization would best serve our shareholders and align all senior level executives to key long-term drivers of performance, including ROIC. The Committee also considered feedback from shareholders regarding the use of Revenue as a performance metric in both the annual and long-term incentive plans. After considering the appropriateness of utilizing the same metric across both incentive plans, the respective weighting of such metric in each plan, the significance of top-line growth to the Company’s performance, and the strong alignment between top-line growth and sustainable long-term shareholder value creation, the Committee determined that it was appropriate to maintain Revenue as one of three financial performance measures for the performance contingent stock awards. After such review, the Committee issued performance contingent stock awards as part of our fiscal 2021 annual long-term incentive award that included three financial performance metrics—Diluted EPS (weighted 34%), ROIC (weighted 33%) and Net Revenue (weighted 33%). If the Company achieves less than threshold performance with respect to any performance metric, the payout achieved for that metric is 0%. The minimum payout for achievement against a given metric is set at 50% of target, and that minimum is awarded when actual performance reaches 80% of target performance. The maximum payout for overachievement against a given metric is set at 200% of target, and that maximum is awarded when actual performance reaches 115% of target performance in the case of Net Revenue, and 125% of target performance in the case of Diluted EPS and ROIC. For performance between threshold and target and target and maximum, the payout is determined by linear interpolation.

The Company considers the specific target performance levels for ongoing performance periods to be confidential information that would harm the Company if disclosed as they are based on confidential internal plans and forward-looking expectations concerning the Company’s performance over a three-year period. As discussed above, the performance targets set forth in the performance contingent stock awards align with the Company’s budget, operating plan and strategic plan, and were set at levels the Committee determined will challenge the executive team in working to meet long-term objectives and drive performance and shareholder value creation. Strong performance from the Company and, in turn, its executives, is required to achieve a threshold payout and superior performance in managing the Company’s business will be required to achieve a higher than target payout.

FY19-FY21 Performance Contingent Stock Award

Each year the Committee reviews the performance contingent stock award whose performance period ends during such fiscal year to determine whether the applicable performance criteria have been satisfied. In fiscal 2019, the Committee issued a performance contingent stock award for the three-year performance period that included fiscal 2019, 2020 and 2021 (the “FY19-FY21 PSA Award”). When the Committee issued the FY19-FY21 PSA Award, the Committee issued awards to Mr. Cocks (who received an award subject to two performance metrics) and to Ms. Thomas and Messrs. Johnson, Goldner and Frascotti (who received awards subject to three performance metrics). Messrs. Stoddart and Throop were not employed by the Company at the time the Committee granted the FY19-FY21 PSA Award and therefore did not receive such an award. After the end of the performance period, the Committee reviewed and determined that the FY19-FY21 PSA Award, which was subject to two performance metrics achieved 106% of target performance and the FY19-FY21 PSA Award subject to three metrics achieved 92% of target performance. Consistent with the intention of the exclusions approved by the Committee when it issued the award, the impact from the eOne acquisition, including revenue and earnings, acquisition costs and financing impacts and non-GAAP adjustments were excluded from the applicable calculations. Because the impact of the eOne acquisition was excluded from the award calculations, including the positive impact on revenues and earnings, the relevant targets remained as initially determined by the Committee. We believe this was the appropriate approach with respect to the awards, and was in the best interests of shareholders and appropriately compensated executives with respect to the targets set at the time the awards were granted, since it only required the generally objective determination of excluding eOne performance from our results, as opposed to including eOne performance in our results and making subjective adjustments to targets to try to determine what targets the Compensation Committee would have set in early 2019 to account for the acquisition of an entirely new business unit.

The following table compares the actual results achieved for the FY19-FY21 PSA Awards against the targeted goals for the three-year performance period.

Performance Period	Net Revenue*			Cumulative Diluted EPS*			Average ROIC			Weighted Payout Percentage
	Target	Results	Achievement	Target	Results	Achievement	Target	Results	Achievement

FY19-FY21 Two-Metric	$15,213	$14,613	96.1%	$13.42	$14.30	106.6%	N/A	N/A	N/A	106%

FY19-FY21 Three-Metric	$15,213	$14,613	96.1%	$13.42	$14.30	106.6%	16.17%	15.35%	94.9%	92%

*	Numbers are in millions. Performance for Net Revenue and cumulative Diluted EPS is calculated based on exchange rates in effect at the beginning of the relevant performance period.

Restricted Stock Units

The Company uses restricted stock units as a reward and retention mechanism. The restricted stock units granted as part of our fiscal 2021 annual long-term incentive award to our NEOs, other than Mr. Stoddart, represented approximately 50% of their annual targeted equity award value and vest in three equal installments on the first three anniversaries of the grant date provided the recipient remains employed with the Company through the applicable vesting dates. Pro-rata vesting is provided earlier only in the event of the death, disability, early retirement at age 55 (with at least 10 years of credited service) or retirement at age 65 (with at least 5 years of credited service) of the executive. All other terminations of employment result in forfeiture of the awards.

Stock Options

Stock options granted as part of our fiscal 2021 annual long-term incentive award represented approximately 25% of the targeted equity award value for our NEOs, other than Mr. Stoddart, and vest in three equal installments on the first three anniversaries of the grant date, subject to the recipient’s continued employment with the Company through such vesting dates, and have seven-year terms. Options forward vest upon an executive officer retiring at age 65 or older with at least five years of credited service or upon an officer’s death or permanent disability.

The Company does not manage the timing of equity grants to attempt to give participants the benefit of material non-public information. Annual option grants are made with effective dates in open trading windows following the Company’s release of its financial results. All option grants are made with an exercise price at or above the average of the high and low sales prices of the Company’s common stock on the grant date.

Fixed Compensation and Benefits

Base Salary

The Company’s philosophy is to review base salaries every two years, or more often if circumstances warrant. Increases in executive base salaries will continue to be considered: (i) in the event of increases in responsibility, (ii) to maintain competitiveness with market compensation offered to executives with similar responsibilities, expertise and experience in other companies the Company considers to be comparable to and/or competitive with the Company and (iii) to recognize continued individual performance and contribution.

In mid-2020, the Committee determined that, due to the COVID-19 pandemic and periodic increases previously made to NEO base salaries, no increases to base salaries were appropriate at such time. In December 2020, the Committee reviewed the base salary payable to Mr. Goldner. The Committee considered the impact of the eOne acquisition on the Company’s business, including the increased size and scope of the business following the Company’s acquisition of eOne, as well as benchmarking and market data from the Company’s peer group as established by the Committee earlier in the fiscal year, and the impact of such benchmarking on Mr. Goldner’s target total direct compensation since the last time the Committee adjusted Mr. Goldner’s base salary in July 2018. Based upon its review and analysis, the Committee determined that it would be appropriate to adjust Mr. Goldner’s base salary from $1,600,000 to $1,900,000, effective January 1, 2021.

Increases made to the base salaries for certain other NEOs in 2021 were made to remain competitive with companies in our peer group for similar positions, as well as to reflect expanded responsibilities during the growth of the business and changes in leadership. Those increases, effective in March 2021 for Mr. Cocks and July 2021 for the other executives, were as follows: Ms. Thomas from $900,000 to $1,150,000; Mr. Johnson from $700,000 to $775,000; and Mr. Cocks from $575,000 to $750,000.

Benefits

The Company’s executive officers also participate in certain employee benefit programs provided by the Company that are offered to the Company’s other full-time employees.

The executive officers of the Company are eligible for life insurance benefits on the terms applicable to the Company’s other employees. Pursuant to the terms of his employment agreement, Mr. Throop is entitled to the following additional Company-paid benefits: a life insurance policy with a death benefit equal to four times his base salary and an annual physical. The Company’s executive officers participate in the same medical and dental benefit plans as are provided to the Company’s other employees. Pursuant to the plan design for our medical plan provided to employees in our Wizards business, Mr. Cocks receives an additional subsidy towards the applicable premium cost of his medical plan coverage that is equal to the employee premium for employee-only coverage.

Company-Sponsored Retirement Plans

The Company provides retirement benefits to employees of the Company’s U.S. operations primarily through the Hasbro, Inc. Retirement Savings Plan (the “401(k) Plan”) and the Supplemental Benefit Retirement Plan (the “Supplemental Plan”). The 401(k) Plan and Supplemental Plan provide for Company matching contributions and an annual Company contribution equal to 3% of aggregate salary and bonus. Executive officers are eligible to participate in the 401(k) Plan and Supplemental Plan on the same basis as all other U.S. Hasbro employees. The Supplemental Plan is intended to provide a competitive benefit for employees whose employer-provided retirement contributions would otherwise be limited. However, the Supplemental Plan is designed only to provide the benefit which the executive would have accrued under the Company’s 401(k) Plan if the Code limits had not applied. It does not further enhance those benefits. The amount of the Company’s contributions to our NEOs under both the 401(k) Plan and Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table that follows this report.

Mr. Throop is not eligible to participate in the 401(k) Plan or Supplemental Plan, as he is not employed by the Company’s U.S. operations. Mr. Throop participates in a Registered Retirement Savings Plan (the “RRSP”), which he has retained individually and not in connection with any company-sponsored benefit plan. The Company contributes to the RRSP, on behalf of Mr. Throop, an amount equal to the maximum permitted by applicable law each year. Mr. Throop does not participate in any Company-sponsored retirement plan.

The Hasbro, Inc. Pension Plan (the “Pension Plan”), a defined benefit pension plan for eligible Company employees in the United States, and the pension portion of the Supplemental Plan, were frozen effective December 31, 2007. Executive officers hired prior to December 31, 2007, continued to participate in the Pension Plan and the pension portion of the Supplemental Plan, but did not accrue additional benefits thereunder subsequent to the plan freeze on December 31, 2007. The Pension Plan subsequently was annuitized and terminated.

Non-Qualified Deferred Compensation Plan

Executive officers who are employees of the Company’s U.S. operations are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which is available to all the Company’s employees based in the United States at or above selected management levels and whose annual base salary is equal to or greater than $130,000 in 2021. The Deferred Compensation Plan allows participants to defer compensation into various measurement funds, the performance of which determines the return on compensation deferred under the plan. Potential investment choices include a fixed rate option, a choice that tracks the performance of the Company’s Common Stock, and other equity indices. Earnings recorded on compensation deferred by the executive officers do not exceed the returns on the relevant investments earned by other non-executive officer employees deferring compensation into the applicable investment vehicles. Mr. Throop is not eligible to participate in the Deferred Compensation Plan, as he is employed by a non-U.S. Company subsidiary.

Perquisites

The Company offers perquisites that the Committee believes are reasonable yet competitive for attracting, retaining and compensating the Company’s executives. The Company reimburses designated executive officers for the cost of certain tax, legal and financial planning services they obtain from third parties provided that such costs are within the annual limits established by the Company. The 2021 annual limit on these costs for Messrs. Goldner and Stoddart was $25,000 and for each of Mr. Johnson, Ms. Thomas and Mr. Cocks was $5,000. Pursuant to his employment agreement, the Company provides Mr. Throop with a Company car and non-exclusive use of a Company leased apartment when traveling to the Company’s Los Angeles, California office. The cost to the Company for these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table.

Severance and Change in Control Benefits

Beginning on page 76 of this Proxy Statement there is a discussion of the severance and change in control benefits that may be payable to the NEOs in certain situations, as well as the plans under which those benefits are payable.

Other Compensation Considerations

Stock Ownership Guidelines

Our stock ownership and retention guidelines are rigorous.

Stock Ownership Guidelines*

CEO	5X Base Salary

NEOs (other than CEO)	2X Base Salary

* Base salary, through termination of employment with the Company

An executive has five years to achieve the stock ownership requirement level. Thereafter, during the executive’s employment with the Company they must maintain the required stock ownership. All NEOs other than Mr. Stoddart were either in compliance with the stock ownership guidelines or were within the five years they had to achieve the requisite ownership level, as of December 26, 2021. Mr. Stoddart is subject to the stock ownership guidelines attributable to our non-employee directors, and is in compliance with those ownership requirements.

Stock Retention Requirement

The Hasbro, Inc. Executive Stock Ownership Policy includes a requirement that executives retain 50% of any net shares realized from stock vesting or option exercises until the executive’s required ownership level is satisfied.

Anti-Hedging and Pledging Policies

The Company has had a long-standing policy in place that prohibits all directors, executive officers and other employees from hedging or pledging any Company securities.

Compensation and Risk Management

As part of structuring the Company’s executive compensation programs, the Committee (i) evaluates the connection between such programs and the risk-taking incentives they engender, to ensure that the Company is incenting its executives to take an appropriate level of business risk, but not excessive risk, and (ii) considers any changes in the Company’s risk profile and whether those changes should impact the compensation structure. To achieve this appropriate level of risk-taking, and avoid excessive risk, the Committee structures the compensation program to:

•

link the performance objectives under all incentive-based compensation to the strategic and operating plans of the Company which are approved by the full Board, with the Board ensuring that the goals set forth in such plans require significant performance to achieve, but are not so out of reach that they require excessively aggressive behavior to be met;

•

provide for a balance of shorter-term objectives or exercise periods (such as the annual cash incentive plan objectives) and longer-term objectives or exercise periods (such as the three-year performance period under the contingent stock performance awards and seven-year option terms) to mitigate the risk that short-term performance would be driven at the expense of longer-term performance and shareholder value creation; and

•

include stock ownership guidelines which require executives to maintain significant equity ownership during their entire career with the Company, thus linking personal financial results for the executives with the investment performance experienced by the Company’s shareholders over a significant period of time.

In addition to the analysis performed by the Committee, the Committee also had Meridian perform a risk assessment of the Company’s executive compensation programs and advise on the appropriateness of the levels of risk presented by those programs and the effectiveness of their design to mitigate risk. As a result of its analysis and the work performed by Meridian, the Committee believes the Company’s compensation programs promote appropriate, but not excessive, risk-taking and are designed to best further the interests of the Company while mitigating risk.

Tax Considerations

For years prior to 2018, Section 162(m) of the Internal Revenue Code (as implemented by IRS guidance) limited companies’ deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the CEO and CFO) to $1 million, but allowed for the deduction for performance-based compensation costs/expenses for amounts even in excess of the $1 million limit. As such, we structured our Restated 2003 Stock Incentive Performance Plan, as amended, (the “2003 Plan”) with the intention of meeting the requirements for performance-based compensation under Section 162(m). Effective January 1, 2018, the Tax Cut and Jobs Act (the “TCJA”) repealed this exclusion for performance-based compensation, and expanded the class of affected executives, which means that all compensation paid to persons who in 2017, or any year following, were the CEO, CFO (in 2018 or later) or one of the other three most highly paid executives (excluding our CEO and CFO) will be subject to the per-person annual cap of $1 million. For long-term incentive plan awards made on or prior to November 2, 2017, but not yet vested and/or paid out (other than time-based restricted stock units (including unexercised stock options), which are not qualified under Section 162(m) and therefore are not deductible, unless paid after the executive terminates), we expect that the Company will still be able to deduct those amounts, provided that the Company meets the requirements in the TCJA protecting grandfathered performance-based awards and certain other grandfathered compensation paid after termination of service.

The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee may provide compensation that is not deductible.

Executive Compensation

The following table summarizes compensation paid by the Company for services rendered during fiscal 2021, 2020 and 2019 by the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(a)	Bonus(b)	Stock Awards(c)	Option Awards(c)	Non-Equity Incentive Plan Compensation (a)(d)	Change in Pension Value and Non-Qualified Deferred Compensation(e)	All Other Compensation (f)	Total

Richard S. Stoddart(g)	2021	$336,986	$0	$2,660,077	$0	$0	$0	$133,170	$3,130,233
Interim Chief Executive Officer

Deborah M. Thomas	2021	$1,005,769	$0	$2,250,091	$893,640	$1,600,000	$33,512	$227,394	$6,010,406
Executive Vice President & Chief Financial Officer	2020	$900,000	$0	$2,475,571	$737,686	$1,500,000	$54,315	$199,600	$5,867,172
	2019	$840,385	$0	$1,653,140	$507,792	$1,300,000	$9,204	$108,735	$4,419,256

Christian P. Cocks	2021	$702,885	$0	$1,144,267	$463,476	$1,300,000	$4,189	$137,585	$3,752,402
President & COO, Wizards and Digital Gaming

Darren Throop	2021	$1,500,000	$0	$4,500,091	$1,787,259	$3,000,000	$0	$332,577	$11,119,927
Chief Executive Officer, eOne	2020	$1,500,000	$2,523,500	$15,250,983	$1,475,372	$2,521,163	$0	$275,315	$23,546,333

Dolph L. Johnson	2021	$731,731	$0	$1,500,094	$595,767	$1,000,000	$27,661	$148,106	$4,003,359
Executive Vice President & Chief Human Resources Officer	2020	$700,000	$0	$1,833,712	$491,803	$875,000	$68,602	$141,750	$4,110,868

Brian D. Goldner	2021	$1,763,846	$0	$11,400,047	$4,527,728	$5,163,633	$140,367	$719,060	$23,714,681
Former Chairman & Chief Executive Officer	2020	$1,600,000	$0	$3,735,288	$6,294,872	$4,195,801	$354,447	$487,602	$16,668,010
	2019	$1,600,000	$0	$6,417,739	$5,908,832	$3,817,801	$50,136	$166,370	$17,960,878

John A. Frascotti	2021	$1,100,000	$458,334	$3,300,110	$1,310,675	$0	$33,324	$239,000	$6,441,443
Former President & Chief Operating Officer	2020	$1,100,000	$0	$2,384,036	$1,081,948	$1,500,000	$24,720	$244,596	$6,335,301
	2019	$1,100,000	$0	$3,306,192	$1,015,584	$1,500,000	$8,671	$137,649	$7,068,096

(a)	For all NEOs except Mr. Throop, includes amounts deferred pursuant to the Company’s 401(k) Plan and Deferred Compensation Plan.

(b)

In the case of Mr. Throop, represents a retention bonus paid in fiscal 2020 to Mr. Throop pursuant to a retention program implemented by eOne prior to the date Hasbro acquired the eOne business. Mr. Throop joined the Company effective December 30, 2019, upon completion of the Company’s acquisition of eOne. Pursuant to his employment agreement, the Company paid the remaining bonus provided to Mr. Throop pursuant to the retention program implemented by eOne shortly after the close of the 2021 fiscal year.

In the case of Mr. Frascotti, represents the amount of his annual bonus ($458,334), as calculated pursuant to the terms of his transitional advisory services agreement.

(c)

Reflects the grant date fair value for stock and option awards to the Named Executive Officers. Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2021, for a detailed discussion of assumptions used in valuing options and stock awards generally and see footnote (i) to the following Grants of Plan-Based Awards table for a discussion of certain assumptions used in valuing equity awards made to the Named Executive Officers.

In each of the years shown, executives other than Mr. Stoddart were granted non-qualified stock options and contingent stock performance awards. These executives, except Mr. Goldner during fiscal 2019 and 2020, were also granted restricted stock unit awards in each of the years shown.

The grant date fair values included in the table for the contingent stock performance awards have been calculated based on the probable outcomes under such awards (assumed to be realization of the target values of such awards). The grant date fair values for these contingent stock performance awards was determined using the fair market value of a share of the Company’s

Common Stock as of March 11, 2021, the date the Committee approved the performance goals subject to the award, and, solely with respect to a portion of Mr. Cocks’ contingent stock performance award, March 23, 2021, when the Committee approved Mr. Cocks’ final compensation package for fiscal 2021. If it were assumed that the maximum amount payable under each of the contingent stock performance awards were paid, which maximum is 200% of the target value, then the grant date fair values included under the stock award column for each of the Named Executive Officers for performance shares would have been as follows: Ms. Thomas, $1,500,073; Mr. Throop, $3,000,146; Mr. Johnson, $1,000,177; Mr. Cocks, $751,973; Mr. Goldner, $7,600,075; and Mr. Frascotti, $2,200,158. This is in addition to the grant date fair value of the annual grant of restricted stock units for each Named Executive Officer. See also footnote (g) below for additional information on Mr. Stoddart’s stock award while serving in the capacity as a director.

(d)

These amounts consist entirely of the management incentive awards earned by such executives under the Company’s Senior Management Annual Performance Plan for the applicable year, with the exception of the amount listed for Mr. Throop for fiscal 2020, which consists of the management incentive award earned by him under the Company’s Senior Management Annual Performance Plan ($1,700,000) and the bonus payable to him under a bonus plan sponsored by eOne for the performance period from April 1, 2019 through December 31, 2019 ($821,163), with such period being prior to the date Hasbro acquired the eOne business.

(e)

The amounts reflected in this column primarily consist of the change in pension value during fiscal 2021, 2020 and 2019. The change in pension value in 2021 was a decrease of $8,395 for Ms. Thomas, a decrease of $10,010 for Mr. Johnson and a decrease of $1,401,368 for Mr. Goldner, which was solely attributable to the distribution of his outstanding account balance upon his passing. The change in pension value in 2020 was an increase of $222,025 for Mr. Goldner, an increase of $28,728 for Ms. Thomas, and an increase of $46,915 for Mr. Johnson. The change in pension value in 2019 was a decrease of $149,511 for Mr. Goldner and a decrease of $206,248 for Ms. Thomas.

The amounts reflected in this table also include the following amounts which were earned on balances under the Supplemental Plan and are considered above market, as the Company paid interest on account balances at a rate of 4.0%, when 120% of the applicable long-term rate was 1.63%:

Above-Market Earnings on Supplemental Plan Balances	2021

Richard Stoddart	—

Deborah Thomas	$33,512

Chris Cocks	$4,189

Darren Throop	—

Dolph Johnson	$27,661

Brian Goldner	$140,367

John Frascotti	$33,324

Does not include the following aggregate amounts, in fiscal 2021, 2020 and 2019, respectively, which were earned by the executives on the balance of (i) compensation previously deferred by them under the Deferred Compensation Plan and (ii) amounts previously contributed by the Company to the executive’s account under the Supplemental Plan:

Earnings on Deferred Compensation under Deferred Compensation Plan and Amounts contributed under Supplemental Plan	2021	2020	2019

Richard Stoddart	—	—	—

Deborah Thomas	$195,347	$164,300	$171,699

Chris Cocks	$68,625	—	—

Darren Throop	—	—	—

Dolph Johnson	$91,749	$92,226	—

Brian Goldner	$1,019,111	$912,157	$804,583

John Frascotti	$236,607	$192,545	$139,291

Earnings on compensation previously deferred by the executive officers and on the Company’s prior contributions to the Supplemental Plan do not exceed the market returns on the relevant investments which are earned by other participants selecting the same investment options.

(f)

Includes the following amounts for fiscal 2021, 2020 and 2019, respectively, paid by the Company for each Named Executive Officer in connection with a program whereby certain financial planning, legal and tax preparation services provided to the individual are paid for by the Company:

Financial Planning, Legal and Tax Preparation Services	2021		2020	2019

Richard Stoddart	—		—	—

Deborah Thomas	$1,875		$1,600	$1,600

Chris Cocks	$1,235		—	—

Darren Throop	—		—	—

Dolph Johnson	$3,500		$4,500	—

Brian Goldner	$37,039	*	—	$17,370

John Frascotti	$5,000		$10,596	$4,649

*	Includes $17,597 for tax preparation services attributable to fiscal 2020 and $19,442 for tax preparation services attributable to fiscal 2021, both of which were reimbursed in fiscal 2021.

Includes matching charitable contribution made in the name of Mr. Cocks for $1,000 in 2021, in the name of Mr. Goldner for $5,000 in 2019, and in the name Mr. Frascotti for $7,500 in 2020 and $2,500 in 2019.

For Mr. Goldner, amounts include five weeks of accrued but unused vacation payout of $182,692, paid after his passing.

For Mr. Throop, the amounts in 2021 include $203,340, representing the aggregate amount of lease payments made by the Company on an apartment that the Company makes available to Mr. Throop and other Company employees while traveling to the Company’s Los Angeles, CA offices, lease payments on a Company provided automobile that are made by the Company on behalf of Mr. Throop in the aggregate amount of $14,428, the cost of a parking pass provided by the Company for use at the Company’s offices in Toronto, Ontario, the cost of an annual physical paid by the Company on Mr. Throop’s behalf, and unused vacation payout in the amount of $73,543. Any payments to Mr. Throop that were made by the Company in Canadian dollars in 2021 have been converted to United States dollars using an average exchange rate over the fiscal year of 1 CAD equals 0.798 USD. For Mr. Throop, the amounts in 2020 include $204,380, representing the aggregate amount of lease payments made by the Company on an apartment that the Company makes available to Mr. Throop and other Company employees while traveling to the Company’s Los Angeles, CA offices, lease payments on a Company provided automobile that are made by the Company on behalf of Mr. Throop in the aggregate amount of $45,161, the cost of a parking pass provided by the Company for use at the Company’s offices in Toronto, Ontario and the cost of an annual physical paid by the Company on Mr. Throop’s behalf. Payments for the Canadian car lease, parking pass and annual physical were made by the Company in Canadian dollars in 2020 and have been converted to United States dollars using an average exchange rate over the fiscal year of 1 CAD equals 0.746 USD.

For NEOs other than Mr. Throop, the amounts include the Company’s matching contribution to each executive’s savings account and the annual company contribution for each executive under the 401(k) Plan and the Supplemental Plan and, for Mr. Throop, the amounts include the Company’s contribution to his individual RRSP, with such amounts as follows:

Matching Contributions	2021	2020	2019

Richard Stoddart	$19,039	—	—

Deborah Thomas	$225,519	$198,000	$107,135

Chris Cocks	$135,350	—	—

Darren Throop	$22,208	$20,381	—

Dolph Johnson	$144,606	$137,250	—

Brian Goldner	$536,368	$487,602	$144,000

John Frascotti	$234,000	$234,000	$130,500

For NEOs other than Mr. Throop, these amounts are in part contributed to the individual’s account in the 401(k) Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual’s account in the Supplemental Plan (401(k)).

(g)

Includes the compensation paid to Mr. Stoddart for his service as a director of the Company prior to his appointment as interim CEO. Such compensation consists of $109,131 in cash retainers, an annual stock grant with a value of $160,000 and a matching charitable contribution of $5,000. For a further description of director compensation, see “Director Compensation” on page 28 of this Proxy Statement.

The following table sets forth certain information regarding grants of plan-based awards for fiscal 2021 to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(j)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard Stoddart	5/20/2021	(a)	—	—	—	—	—	—	1,700	—	—	$160,000
	10/28/2021	(b)	—	—	—	—	—	—	26,220	—	—	$2,500,077

Deborah Thomas	2/4/2021	(c)	—	$1,150,000	—	—	—	—	—	—	—	—
	3/11/2021	(d)	—	—	—	3,904	7,808	15,616	—	—	—	$750,036
	2/17/2021	(e)	—	—	—	—	—	—	16,634	—	—	$1,500,054
	2/17/2021	(f)	—	—	—	—	—	—	—	41,584	$90.18	$893,640

Chris Cocks	2/4/2021	(c)	—	$562,500	—	—	—	—	—	—	—	—
	3/11/2021	(d)	—	—	—	1,302	2,603	5,206	—	—	—	$250,044
	3/23/2021	(g)	—	—	—	651	1,302	2,604	—	—	—	$125,942
	2/17/2021	(e)	—	—	—	—	—	—	5,545	—	—	$500,048
	3/23/2021	(h)	—	—	—	—	—	—	2,773	—	—	$268,232
	2/17/2021	(f)	—	—	—	—	—	—	—	13,862	$90.18	$297,894
	3/23/2021	(i)	—	—	—	—	—	—	—	6,931	$96.73	$165,582

Darren Throop	2/4/2021	(c)	—	$1,500,000	—	—	—	—	—	—	—	—
	3/11/2021	(d)	—	—	—	7,808	15,616	31,232	—	—	—	$1,500,073
	2/17/2021	(e)	—	—	—	—	—	—	33,267	—	—	$3,000,018
	2/17/2021	(f)	—	—	—	—	—	—	—	83,167	$90.18	$1,787,259

Dolph Johnson	2/4/2021	(c)	—	$581,250	—	—	—	—	—	—	—	—
	3/11/2021	(d)	—	—	—	2,603	5,206	10,412	—	—	—	$500,088
	2/17/2021	(e)	—	—	—	—	—	—	11,089	—	—	$1,000,006
	2/17/2021	(f)	—	—	—	—	—	—	—	27,723	$90.18	$595,767

Brian Goldner	2/4/2021	(c)	—	$3,325,000	—	—	—	—	—	—	—	—
	3/11/2021	(d)	—	—	—	19,780	39,559	79,118	—	—	—	$3,800,038
	2/17/2021	(e)	—	—	—	—	—	—	84,276	—	—	$7,600,010
	2/17/2021	(f)	—	—	—	—	—	—	—	210,690	$90.18	$4,527,728

John Frascotti	3/11/2021	(d)	—	—	—	5,726	11,452	22,904	—	—	—	$1,100,079
	2/17/2021	(e)	—	—	—	—	—	—	24,396	—	—	$2,200,031
	2/17/2021	(f)	—	—	—	—	—	—	—	60,990	$90.18	$1,310,675

(a)

These restricted stock units were granted pursuant to the 2003 Plan and were fully vested on the grant date. The Company issued these units to Mr. Stoddart for his service as a director of the Company prior to his appointment as interim CEO. For a description of our director compensation program, see “Director Compensation” on page 28 of this Proxy Statement.

(b)

These restricted stock units were granted pursuant to the 2003 Plan. These units vest in full on the one-year anniversary of the grant date, subject to Mr. Stoddart’s continued service as a Director of the Board.

(c)

These management incentive awards were made pursuant to the Company’s Senior Management Annual Performance Plan. For Mr. Frascotti, the amount of his bonus was $458,334, as calculated pursuant to the terms of his transitional advisory services agreement.

(d)

These contingent stock performance awards were granted pursuant to the 2003 Plan. These awards provide the recipients with the ability to earn shares of the Company’s Common Stock based on the Company’s achievement of stated cumulative Diluted EPS, cumulative Net Revenue and average ROIC targets over a three-year period beginning at the beginning of fiscal 2021 and ending December 2023 (the “Performance Period”). Each Stock Performance Award has a target number of shares of Common Stock associated with such award which may be earned by the recipient if the Company achieves the stated Diluted EPS, Net Revenue, and ROIC targets set for the Performance Period.

(e)	All of these restricted stock units were granted pursuant to the 2003 Plan. These units vest in equal annual installments over the first three anniversaries of the grant date.

(f)

All of these options were granted pursuant to the 2003 Plan. These options are non-qualified, were granted with an exercise price equal to the average of the high and low sales prices of the Company’s common stock on the grant date, and vest in equal annual installments over the first three anniversaries of the grant date.

(g)

On March 23, 2021, the Committee approved compensation for fiscal 2021 for Mr. Cocks, which required the issuance of LTI awards that reflect the difference between the value of awards issued at his prior compensation level and the value of his approved compensation level (a “Supplemental Award”). These contingent stock performance awards were granted pursuant to the 2003 Plan and are subject to the same terms and conditions as the awards described in footnote (d) above, except that they were granted on March 23, 2021, the date the Committee approved Mr. Cocks’ fiscal 2021 compensation.

(h)

These restricted stock units were granted pursuant to the 2003 Plan on March 23, 2021, as a Supplemental Award, and vest in equal annual installments over the first three anniversaries of the grant date.

(i)

These options were granted pursuant to the 2003 Plan on March 23, 2021, as a Supplemental Award. These options are non-qualified, were granted with an exercise price equal to the average of the high and low sales prices of the Company’s common stock on the grant date, and vest in equal annual installments over the first three anniversaries of the grant date.

(j)

The grant date fair values for options for the Named Executive Officers were determined using the standard application of the Black-Scholes option pricing model using the following weighted average assumptions: volatility 37.58%, dividend yield 3.02% and a risk-free interest rate of 0.57% based on the options being outstanding for approximately 4.5 years. Grant date fair value for the option award issued to Mr. Cocks on March 23, 2021, was determined using the standard application of the Black-Scholes option pricing model using the following weighted average assumptions: volatility 37.58%, dividend yield 2.81% and a risk-free interest rate of 0.83% based on the options being outstanding for approximately 4.5 years. The grant date fair values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Fair Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise.

Please see note 15 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 26, 2021, for a detailed discussion of the assumptions used in valuing these options and stock awards.

The following table sets forth information for equity awards held by the named individuals as of the end of the 2021 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Richard Stoddart
							26,220	(a)	$2,567,462
Deborah Thomas
										11,679	(i)	$1,143,608
										15,498	(j)	$1,517,564
							2,115	(e)	$207,101	7,808	(k)	$764,559
							5,164	(f)	$505,659
							4,899	(g)	$479,710
	11,754	0		—	$98.80	2/20/2024	16,634	(h)	$1,628,801
	28,033	0		—	$98.10	2/19/2025
	21,160	10,577	(b)	—	$86.66	2/18/2026
	12,918	25,826	(c)	—	$96.79	2/17/2027
	0	41,584	(d)	—	$90.18	2/17/2028

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Chris Cocks
											4,358	(i)	$426,735
											5,166	(j)	$505,855
											10,332	(j)	$1,011,709
											2,603	(k)	$254,886
											1,302	(k)	$127,492
							685 8,631	(e) (n)	$ $	67,075 845,148
							1,720	(f)		$168,422
							6,886	(f)		$674,277
							3,026	(g)		$296,306
							5,545	(h)		$542,966
							2,773	(o)		$271,532
	1,686	0		—	$98.80	2/20/2024
	3,396	0		—	$98.10	2/19/2025
	6,854	3,425	(b)	—	$86.66	2/18/2026
	4,307	8,608	(c)	—	$96.79	2/17/2027
	0	13,862	(d)	—	$90.18	2/17/2028
	0	6,931	(m)	—	$96.73	3/23/2028
Darren Throop
											30,995	(j)	$3,035,030
											15,616	(k)	$1,529,119
							92,985	(l)		$9,105,091
							10,330	(f)		$1,011,514
							33,267	(h)		$3,257,505
	25,836	51,652	(c)	—	$96.79	2/17/2027
	0	83,167	(d)	—	$90.18	2/17/2028
Dolph Johnson
											7,167	(i)	$701,793
											10,332	(j)	$1,011,709
											5,206	(k)	$509,772
							1,298	(e)		$127,100
							3,442	(f)		$337,041
							4,323	(g)		$423,308
							11,089	(h)		$1,085,835
	15,498	0		—	$74.42	2/22/2023
	13,206	0		—	$98.80	2/20/2024
	14,017	0		—	$98.10	2/19/2025
	12,984	6,491	(b)	—	$86.66	2/18/2026
	8,612	17,218	(c)	—	$96.79	2/17/2027
	0	27,723	(d)	—	$90.18	2/17/2028
Brian Goldner
											67,944	(i)	$6,653,076
											66,123	(j)	$6,474,764
											39,559	(k)	$3,873,617
	157,243	0		—	$74.42	10/11/2022
	170,800	0		—	$98.80	10/11/2022
	172,019	0		—	$98.10	10/11/2022
	369,302	0		—	$86.66	10/11/2022
	330,613	0		—	$96.79	10/11/2022
	210,690	0		—	$90.18	10/11/2022
John Frascotti
											23,357	(i)	$2,287,117
											22,730	(j)	$2,225,722
											11,452	(k)	$1,121,380
							4,230	(e)		$414,202
							7,574	(f)		$741,646
							24,396	(h)		$2,388,856
	31,314	0		—	$98.80	2/20/2024
	70,719	0		—	$98.10	2/19/2025
	42,319	21,155	(b)	—	$86.66	2/18/2026
	18,947	37,878	(c)	—	$96.79	2/17/2027
	0	60,990	(d)	—	$90.18	2/17/2028

(a)

Comprised of restricted stock units granted on October 28, 2021, which vest in full on the one-year anniversary of the grant date, subject to Mr. Stoddart’s continued service as a director on the Board.

(b)

One-third of these options vested on February 19, 2020, one-third vested on February 19, 2021, and the remaining options will vest on February 19, 2022, provided the recipient continues employment with the Company through the applicable vesting dates.

(c)

One-third of these options vested on February 18, 2021, and the remaining options will vest in equal installments on February 18, 2022 and February 18, 2023, provided the recipient continues employment with the Company through the applicable vesting dates.

(d)

One-third of these options will vest on each of February 17, 2022, February 17, 2023 and February 17, 2024, provided the recipient continues employment with the Company through the applicable vesting dates.

(e)	Comprised of restricted stock units granted on February 19, 2019, which will become fully vested on February 19, 2022.

(f)

Comprised of restricted stock units granted on February 18, 2020, one-third of which vested on February 18, 2021, and the remaining units will vest in equal installments on February 18, 2022 and February 18, 2023, provided the recipient continues employment with the Company through the applicable vesting date.

(g)

Comprised of restricted stock units granted on November 13, 2020, one-half of which vested on November 13, 2021, and the remaining half will vest on November 13, 2022, provided the recipient continues employment with the Company through the applicable vesting date.

(h)

Comprised of restricted stock units granted on February 17, 2021, which vest in three equal installments on February 17, 2022, February 17, 2023 and February 17, 2024, provided the recipient continues employment with the Company through the applicable vesting date.

(i)

These contingent stock performance awards granted in March 2019 with a trailing three-year performance period ending at the end of fiscal 2021 are reflected at 106% of the target number of shares subject to such awards for the two-metric award issued to Mr. Cocks and at 92% of the target number of shares subject to such awards for the three-metric award issued to other NEOs, following affirmation by the Committee of the Company’s financial performance under these awards at the payout level set forth above.

(j)

These contingent stock performance awards granted in March 2020 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2022 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(k)

These contingent stock performance awards granted in March 2021 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2023 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(l)

Comprised of restricted stock units granted on February 18, 2020, of which 25% vested on February 18, 2021, an additional 25% will vest on February 18, 2022, and the remaining 50% will vest on February 18, 2023, provided the recipient continues employment with the Company through the applicable vesting date.

(m)	One-third of these options will vest on each of March 23, 2022, March 23, 2023 and March 23, 2024, provided the recipient continues employment with the Company through the applicable vesting dates.

(n)	Comprised of restricted stock units granted on March 14, 2019, which vest 40% on March 14, 2022 and 60% on March 14, 2025.

(o)

Comprised of restricted stock units granted on March 23, 2021, which vest in three equal installments on March 23, 2022, March 23, 2023 and March 23, 2024, provided the recipient continues employment with the Company through the applicable vesting date.

The amounts reported in the above table were computed by multiplying the number of shares by the closing share price of $97.92 on December 23, 2021, the last trading day of the Company’s 2021 fiscal year.

The following table sets forth information concerning aggregate option exercises and vesting of restricted stock units earned during the 2021 fiscal year for the Named Executive Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Richard Stoddart	0	$0	1,700	$160,000

Deborah Thomas	20,798	$628,129	11,468	$1,078,656

Chris Cocks	0	$0	8,359	$781,957

Darren Throop	0	$0	36,163	$3,289,748

Dolph Johnson	0	$0	8,279	$784,088

Brian Goldner(a)	267,040	$10,610,927	142,063	$13,987,523

John Frascotti	47,884	$1,501,769	12,735	$1,160,560

(a)	Pursuant to Mr. Goldner’s employment agreement, unvested stock options and unvested restricted stock units vested upon his passing.

The following table sets forth information regarding each of our NEOs’ years of credited service and accrued pension benefits with the Company under plans providing specified retirement payments and benefits, including tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and non-qualified defined contribution plans. Information is provided as of the plans’ measurement dates used for financial reporting purposes for the Company’s 2021 fiscal year.

Retirement Plan Annual Benefits and Payments

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit Payable at Normal Retirement ($)(a)	Payments During the Last Fiscal Year($)

Richard Stoddart(b)	n/a	n/a	n/a	n/a

Deborah Thomas	Supplemental Plan	9.00	$169,231	$0

Chris Cocks	n/a	n/a	n/a	n/a

Darren Throop(c)	n/a	n/a	n/a	n/a

Dolph Johnson	Supplemental Plan	11.00	$365,641	$0

Brian Goldner	Supplemental Plan	8.00	$0	$1,406,320	(d)

John Frascotti(b)	n/a	n/a	n/a	n/a

(a)

The Supplemental Plan is the lump-sum value as of December 26, 2021 of the benefit earned as of December 26, 2021, reflecting credited service and five-year average compensation as of the freeze date of December 31, 2007 for the Hasbro, Inc. Pension Plan (the “Pension Plan”), and current statutory benefit and pay limits as applicable. Certain assumptions were used to determine the lump-sum values and are outlined below. These assumptions are consistent with those used for financial statement purposes, except that the NEO is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability). The assumptions are as follows: (i) measurement date is December 26, 2021, (ii) the Supplemental Plan benefits lump sum amounts are based on interest rates as prescribed in Code Section 417(e)(3)(C) for August, 2021 and the mortality table as prescribed by Code Section 417(e)(3)(C) as prescribed by the Secretary of the Treasury for payments made in 2021, and (iii) all values are estimates only; actual benefits will be based on the selected retirement date.

(b)	The Pension Plan was frozen prior to Messrs. Stoddart, Cocks and Frascotti joining the Company.

(c)

As an employee of a non-United States subsidiary of the Company, Mr. Throop is not eligible to participate in any of the Company’s United States benefit plans, including the Supplemental Plan. Mr. Throop participates in the RRSP, which he has retained individually and not in connection with any company-sponsored benefit plan.

(d)	Represents a distribution from the Supplemental Plan paid to Mr. Goldner’s beneficiary upon his passing.

The following table provides information with respect to fiscal 2021 for each Named Executive Officer regarding defined contribution plans and other plans which provide for the deferral of compensation on a basis that is not tax-qualified. As an employee of a non-United States subsidiary of the Company, Mr. Throop is not eligible to participate in any of the Company’s United States benefits plans, including the Pension Plan and Supplemental Plan. Mr. Throop participates in the RRSP, which he has retained individually and not in connection with any company-sponsored benefit plan.

Non-Qualified Deferred Compensation and Other Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)(b)	Aggregate Balance at Last Fiscal Year End ($)(c)
Richard Stoddart	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	$4,307	—	—	$4,307
Deborah Thomas	Non-Qualified Deferred Compensation Plan	—	—	$139,418	—	$939,454

	Supplemental Savings Plan	—	$199,419	$55,929	—	$1,664,368
Chris Cocks	Non-Qualified Deferred Compensation Plan	$952,193	—	$61,625	—	$1,895,491

	Supplemental Savings Plan	—	$109,250	$7,000	—	$301,358
Darren Throop	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	—	—	—	—
Dolph Johnson	Non-Qualified Deferred Compensation Plan	—	—	$45,591	—	$225,491

	Supplemental Savings Plan	—	$118,600	$46,158	—	$1,321,291
Brian Goldner	Non-Qualified Deferred Compensation Plan	$115,115	—	$769,446	$4,221,459	—

	Supplemental Savings Plan	—	$510,268	$249,665	$7,045,510	$510,268
John Frascotti	Non-Qualified Deferred Compensation Plan	$1,670,000	—	$180,985	$262,881	$5,218,767

	Supplemental Savings Plan	—	$207,900	$55,622	—	$1,672,306

(a)

Both the executive and registrant contributions above are also disclosed in the preceding Summary Compensation Table as either salary, non-equity incentive plan compensation or under all other compensation, as applicable. Registrant contributions earned during 2021 and credited to the account during 2021 as well as executive contributions on amounts earned during 2021 but paid in 2022 are included in the table above.

(b)

The aggregate earnings in the last fiscal year include earnings on amounts deferred by the individual in years prior to fiscal 2021. Amounts shown as withdrawals/distributions for Mr. Goldner reflect payouts following his passing.

(c)

Includes registrant and executive contributions on amounts earned during 2021 but credited during 2022. In addition to the amounts contributed for 2021, the amounts below were reported as compensation in prior Summary Compensation Tables (Mr. Goldner has had his compensation for fiscal 2000 forward reported as a Named Executive Officer in the Company’s previous proxy statements, Mr. Frascotti had his compensation for fiscal 2008 forward reported as a Named Executive Officer in the Company’s proxy statements, Ms. Thomas had her compensation for fiscal 2009 forward reported as a Named Executive Officer in the Company’s proxy statements and Mr. Johnson had his compensation for fiscal 2020 forward reported as a Named Executive Officer in the Company’s proxy statements) except for Messrs. Stoddart and Cocks as they were not included in prior year Summary Compensation Table disclosures.

Richard Stoddart	—

Deborah Thomas	$1,223,042

Chris Cocks	—

Darren Throop	—

Dolph Johnson	$111,600

Brian Goldner	$6,542,148

John Frascotti	$5,130,849

Amounts included in the “Non-Qualified Deferred Compensation” table above consist of executive deferrals and registrant contributions under the Supplemental Plan and the Non-Qualified Deferred Compensation Plan, each of which are described below.

Supplemental Plan

Each of our NEOs other than Mr. Throop participated in the Supplemental Plan. All registrant contributions reflected in the preceding table were allocated to the Supplemental Plan. Elective deferrals are not permitted under the Supplemental Plan. Account balances received interest at the rate of 4.0% per year for 2021. This rate reflects the 2021 return, less an allowance for certain expenses, paid by the insurance companies providing this corporate owned life insurance product to Hasbro. Matching contributions are fully vested at all times while the annual Company and transition contributions are subject to a 3-year vesting requirement, however remaining benefits are subject to forfeiture for violations of non-competition or confidentiality obligations or for termination due to certain criminal acts involving Company property. Benefits under the Supplemental Plan are payable as a lump sum upon termination of employment (including retirement and death), subject to a six-month waiting period under Code Section 409A, as applicable. Effective January 1, 2008, this plan was expanded to include new employer contributions in excess of IRS limits.

Non-Qualified Deferred Compensation Plan

The Deferred Compensation Plan is available to all of the Company’s U.S. based employees who are at or above job level 7 and whose base compensation is equal to or greater than $130,000 for 2021, including our NEOs. Participants may defer up to 75% of their base salary and 85% of the awards they are paid under the Company’s non-equity incentive plans. Participant account balances are credited with earnings based on the participant’s selection from the list of measurement funds offered in the plan, including a fixed rate option. The allocation of investments may be changed as often as daily, with the exception of the Hasbro Stock Fund and the fixed rate option. Selection of the Hasbro Stock Fund and the fixed rate option is made once per year and becomes effective the following January.

Rates of return earned (lost) by our NEOs are the same as the rates of return earned (lost) by other participants selecting the same investment choices. As such, the Company does not consider these rates of return to be “above-market” within the meaning of the rules of the SEC.

Generally, account balances under the plan may be paid as a lump sum or in installments over a five, ten or fifteen-year period following the termination of employment, except amounts designated as short-term payouts which are payable at a pre-selected date in the future. Account balances may be distributed prior to retirement in the event of a financial hardship, but not in excess of the amount needed to meet the hardship.

Potential Payments Upon Termination or Change in Control

The following table provides information as to the value of incremental payments and other benefits that would have been received by our NEOs upon a termination of their employment with the Company due to various types of situations, including upon a change in control of the Company, assuming such termination and change in control had taken place on December 26, 2021 (the last business day of the Company’s 2021 fiscal year), and based on any agreements with our NEOs in place as of December 26, 2021. Mr. Goldner is excluded from this table because he had passed away prior to December 26, 2021, and was no longer employed by the Company at such time. The benefits reflect the closing price of the Company’s Common Stock of $97.92 on December 23, 2021, where appropriate. Following these tables is a narrative description of the plans and agreements pursuant to which these payments and benefits are payable.

In addition to the benefits detailed in the following tables, our NEOs are eligible to receive vested benefits under the Company’s pension plans and deferred compensation plans, to the extent applicable, which are quantified in the preceding tables in this Proxy Statement, as well as benefits under stock options held by such executive officers which are vested and exercisable as of the date of their termination. In addition, our NEOs, other than Messrs. Stoddart and Throop, are eligible to participate in the Company’s post-retirement life insurance program, which is available to all salaried employees employed by the Company on December 31, 2019, who at such time met the eligibility requirements for early or normal retirement.

Our NEOs would not receive any incremental payments or other benefits if they voluntarily resigned from the Company (except resignation for Good Reason, where noted) or were involuntarily terminated by the Company for cause.

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Richard Stoddart

Cash Severance	$0	$0	$0	$0	$0

FY 2021 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$0	$0	$0	$0	$0

Accelerated Equity(e)	$0	$2,567,462	$0	$0	$2,567,462

Total Incremental Benefits	$0	$2,567,462	$0	$0	$2,567,462

Deborah Thomas

Cash Severance	$1,150,000	$0	$0	$0	$4,600,000

FY 2021 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$21,718	$0	$0	$0	$21,718

Accelerated Equity(e)	$0	$4,029,650	$3,559,510	$0	$6,717,143

Total Incremental Benefits	$1,171,718	$4,029,650	$3,559,510	$0	$11,338,861

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Chris Cocks

Cash Severance	$750,000	$0	$0	$0	$2,625,000

FY 2021 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$27,661	$0	$0	$0	$27,661

Accelerated Equity(e)	$0	$3,195,887	$0	$0	$5,356,236

Total Incremental Benefits	$777,661	$3,195,887	$0	$0	$8,008,897

Darren Throop

Cash Severance	$6,000,000	$0	$0	$0	$6,000,000

FY 2021 Bonus	$0	$3,000,000	$3,000,000	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$1,532,223	$0	$0	$0	$1,532,223

Accelerated Equity(e)	$9,105,091	$17,489,899	$7,682,728	$0	$15,605,308

Total Incremental Benefits	$16,637,314	$20,489,899	$10,682,728	$0	$23,137,530

Dolph Johnson

Cash Severance(f)	$775,000	$1,872,917	$0	$0	$2,712,500

FY 2021 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$37,774	$0	$0	$0	$37,774

Accelerated Equity(e)	$2,340,514	$2,647,635	$2,340,514	$0	$4,503,678

Total Incremental Benefits	$3,153,288	$4,520,552	$2,340,514	$0	$7,253,952

John Frascotti

Cash Severance	$1,100,000	$1,375,000	$1,100,000	$0	$1,100,000

FY 2021 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$22,405	$0	$22,405	$0	$22,405

Accelerated Equity(e)	$5,673,173	$0	$5,673,173	$0	$8,438,755

Total Incremental Benefits	$6,795,578	$1,375,000	$6,795,578	$0	$9,561,160

(a)	“Involuntary Termination” not in a change in control scenario means termination by the Company without Cause, and for Messrs. Throop and Frascotti, termination by the executive for Good Reason.

(b)	As of December 26, 2021, all NEOs except Messrs. Stoddart and Cocks qualify for early retirement and accelerated vesting of a portion of their equity awards.

(c)	“Involuntary Termination” in a change in control scenario means termination by the Company without Cause or termination by the executive for Good Reason.

(d)

In the “Involuntary Termination” and “Involuntary Termination in Connection with a Change in Control” scenarios, other benefits include the Company’s cost of continued health and welfare benefits coverage and, for named executive officers other than Mr. Frascotti, outplacement services. For Mr. Frascotti, other benefits also include the payment of financial planning, legal and tax preparation services. For Mr. Throop, other benefits also include payment of a one-time cash bonus of $1,500,000, which becomes payable upon the earlier of his termination of employment (other than for Cause) and December 30, 2021.

(e)

Includes the value of accelerated equity awards pursuant to the terms of the plan, award agreement or individual employment or change in control agreement, as applicable, and summarized below. For awards whose vesting is based on actual performance, the calculations assume a target level of performance is achieved.

(f)

For Mr. Johnson, the cash severance under the “Death or Disability” not in a change in control scenario reflects base salary payable from December 26, 2021 through his planned retirement date of May 31, 2024.

Agreements and Arrangements Providing Post-Employment and Change in Control Benefits

The Company provides post-employment benefits through broad-based programs as well as individual agreements for certain executives. Benefits provided through each of the following programs are summarized below and the value of these benefits in various situations is included in the preceding tables.

•	Hasbro Equity Incentive Plans

•	Hasbro Severance Benefit Plan

•	Employment Agreement with Chris Cocks

•	Employment Agreement with Darren Throop

•	Transitional Advisory Services Agreement with Dolph Johnson

•	Employment Agreement with Brian Goldner

•	Transitional Advisory Services Agreement with John Frascotti

•	Change in Control Severance Plan for Designated Senior Executives

Benefits Under Hasbro Equity Incentive Plans

The executive officers of the Company and certain of the Company’s other employees have received outstanding equity awards, in the form of stock options, restricted stock units and/or contingent stock performance awards, under the 2003 Plan.

Unless modified by the individual employment agreements or equity grant agreements entered into between the Company and an executive officer, all equity awards (including stock options, restricted stock grants, deferred restricted stock units and contingent stock performance awards) under all of the Company’s equity incentive plans are subject to the post-termination provisions which are summarized below, based on the type of termination or the occurrence of a change of control.

Effect of a Change of Control

Option awards, shares of restricted stock, restricted stock units and the target number of shares subject to contingent stock performance awards, will vest upon a change in control only if the executive officer’s employment is terminated by the Company without Cause, or by the executive for Good Reason, each as defined under the 2003 Plan within twenty-four (24) months following a Change of Control, as defined under the 2003 Plan. If an award should vest in accordance with these terms, it is settled in a similar manner as described above for the respective award, but calculated as of the date of the executive’s termination of employment based on the then fair market value of the stock.

Disability Termination

If an executive officer’s employment with the Company is terminated due to a permanent disability of such officer, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards: (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of such disability, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards remain outstanding for the remainder of the performance period and at the end of the performance period the number of shares which would have been earned under the award is pro-rated based on the portion of the performance period prior to the officer’s termination due to disability and such pro-rated number of shares is paid to the officer.

Termination due to Death of an Officer

If an executive officer’s employment with the Company terminates due to the officer’s death, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of death or the appointment of the executor of such officer’s estate, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards are paid out based on the pro-rated portion of the performance period completed prior to the officer’s death, with such pro-rated period applied to the target number of shares subject to such awards.

Retirement

Upon retirement of an executive officer, except to the extent this treatment is modified in an individual officer’s employment agreement, outstanding equity awards are treated in the following manner: (i) if the retirement qualifies as normal retirement, where the officer is 65 or older and has five or more years of service with the Company, all stock option awards vest and become exercisable for a period of one year following retirement and (ii) if it qualifies as normal retirement or early retirement, a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and unearned performance share awards remain outstanding for the remainder of the performance period and at the end of the period the number of shares which are actually earned are pro-rated for the portion of the performance period during which the officer was employed and such pro-rated portion is paid to the retired executive.

Other Voluntary or Involuntary Terminations

For all other terminations of employment of an executive officer, either voluntary or involuntary, except to the extent this treatment is modified in an individual officer’s employment agreement or by action of the Committee, no additional vesting of equity awards occurs as a result of termination but (i) stock options that were currently exercisable prior to termination remain exercisable for a period of three months following the date of termination and (ii) all unvested restricted shares and stock units, and unearned contingent stock performance awards, are forfeited.

Hasbro Severance Benefits Plan

The Company’s Severance Benefits Plan provides for a basic level of severance benefits and a more substantial level of benefits, subject to the individual signing a severance agreement acceptable to the Company. These benefits are provided if the executive is terminated by the Company without cause, unless such benefits are superseded by the benefits provided under the terms of an officer’s employment agreement. The benefits shown for Ms. Thomas in the preceding tables assume that she signs an acceptable severance agreement. For Ms. Thomas the tables reflect the following benefits under the Company’s Severance Benefits Plan: (i) continuation of base salary for a period equal to the greater of 2 weeks for each complete year of service with the Company or one year, (ii) continuation of Health & Welfare benefits for the same period including medical, dental, vision and life insurance, with the Company sharing the cost at the same rate as a similarly situated active employee and (iii) participation in an outplacement program. The amount shown in the tables above assumes one year of participation for each of these executives. However, benefits under the Company’s Severance Benefits Plan cease upon re-employment of an executive, provided that if the individual notifies the Company of the new employment, the Company will provide a lump sum equal to 50% of the remaining severance pay as of the date of new employment.

Employment Agreement with Chris Cocks

On January 5, 2022, we announced the appointment of Chris Cocks as our Chief Executive Officer, effective February 25, 2022. The Company entered into an employment agreement with Mr. Cocks (the “CEO Employment Agreement”) that provides for the following:

The term of Mr. Cocks’ employment under the CEO Employment Agreement runs through December 31, 2024, unless earlier terminated or extended in accordance with the provisions of the Employment Agreement.

Mr. Cocks will be paid an initial annual base salary of $1,500,000. He will be entitled to receive an annual management incentive plan bonus, beginning with the Company’s 2022 fiscal year, with a target equal to 150% of his earned base salary. Mr. Cocks will be eligible to receive awards under the Company’s long-term equity incentive program with an annual target equal to 500% of his annualized base salary.

Treatment Following Various Terminations of Employment

Mr. Cocks is eligible for severance in the event Hasbro terminates his employment without Cause (as defined in the CEO Employment Agreement) or if Mr. Cocks resigns for Good Reason (as defined in the CEO Employment Agreement). Given the CEO Employment Agreement was not in effect on December 26, 2021, the severance described below is not included in the amounts shown above, which reflect the severance Mr. Cocks was eligible for on December 26, 2021.

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Upon Termination by Hasbro Without Cause, or by Mr. Cocks for Good Reason, Within 24 Months Following a Change in Control. Mr. Cocks is eligible to receive a lump sum payment equal to two times his then-current base salary, a lump sum payment equal to two times his annual management incentive plan target bonus, certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 24 months from the effective date of termination, and accelerated vesting of (and lapse of restrictions on) all unexpired, unvested stock options, performance share awards and time-based restricted stock units, with performance share awards vesting at target for the full performance period and a one-year exercise period for stock options.

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Upon Termination by Hasbro Without Cause, or by Mr. Cocks for Good Reason, Prior to, or More than 24 Months Following, a Change in Control. Mr. Cocks is eligible to receive (i) payment of an amount equal to his then-current base salary for a period of 24 months, (ii) two times his then-current annual management incentive plan target bonus payable in equal installments over a period of 24 months, (iii) a pro-rated annual management incentive plan bonus for the year in which the termination occurs, based on actual company performance (a “Pro-Rata Bonus”), (iv) certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 24 months from the effective date of termination, (v) accelerated vesting of (and lapse of restrictions on) all unexpired, unvested stock options and time-based restricted stock units and a one-year exercise period for stock options, and (vi) pro-rated vesting of performance share awards, which will remain outstanding for their performance periods and at the end of the applicable periods Mr. Cocks will receive a pro-rata share (based on the portion of the performance periods that had elapsed as of the date of termination of employment) of the actual number of shares earned under such awards based on company performance (“Pro-Rata PSA Vesting”), payable at the end of the performance periods (“Pro-Rata PSA Vesting Schedule”).

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Following expiration of the term of the CEO Employment Agreement, if Hasbro does not offer to extend the term for at least an additional year on comparable terms and conditions as those set forth in the CEO Employment Agreement or the parties cannot otherwise mutually agree upon the terms of an agreement for Mr. Cocks to remain employed with Hasbro, then Mr. Cocks is eligible to receive (i) payment of his then-current base salary for a period of 18 months following the date of termination of employment, (ii) an amount equal to 1.5 times his target bonus, payable in equal installments over an 18 month period from the effective date of termination, (iii) certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 18 months from the effective date of termination, (iv) a Pro-Rata Bonus for the year in which the date of termination occurs, and (v) Pro-Rata PSA Vesting of performance share awards in accordance with the Pro-Rata PSA Vesting Schedule. All outstanding equity awards other than the performance share awards shall be treated in accordance with their terms, without any forward vesting.

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If Mr. Cocks’s employment terminates by reason of his death or Disability (as defined in the CEO Employment Agreement), Mr. Cocks (or his estate) is entitled to receive the Pro-Rata Bonus, as well as accelerated vesting of (and lapse of restrictions on) all unexpired, unvested stock options and time-based restricted stock units and a one-year exercise period for stock options. In addition, if the termination of employment is due to Disability, he will be entitled to Pro-Rated PSA vesting pursuant to the Pro-Rata PSA Vesting Schedule based on actual company performance over the periods. If the termination of employment is due to death, Mr. Cocks’s estate or beneficiaries shall be issued the number of shares of common stock that is computed by multiplying: (i) the target number of shares corresponding to 100% achievement of the performance metrics multiplied by (ii) a fraction, the numerator of which is the number of days from the start of the applicable performance period to the date of termination and the denominator of which is the total number of days in the applicable performance period.

The Employment Agreement contains certain post-employment restrictions on Mr. Cocks, including non-competition and non-solicitation provisions.

Employment Agreement with Darren Throop

In connection with the acquisition of eOne, we entered into an amended employment agreement with Darren Throop effective December 30, 2019, which amended his prior employment agreement with eOne (as amended, the “Throop Employment Agreement”). Pursuant to the Throop Employment Agreement, the term of Mr. Throop’s employment will continue until December 30, 2022, unless earlier terminated in accordance with the agreement.

Mr. Throop is employed in the position of Chief Executive Officer of eOne, and has overall responsibility for the business, strategy and operations of eOne and its subsidiaries. Mr. Throop reports exclusively to the Chief Executive Officer of Hasbro.

Pursuant to the Throop Employment Agreement, Mr. Throop’s annual base salary is $1,500,000. He is eligible to receive an annual management incentive plan bonus based on a target of 100% of his earned base salary. In addition to the annual management incentive plan participation, Mr. Throop is eligible to participate in Hasbro’s long-term incentive programs with an initial annual long-term equity grant target level equal to 400% of his annualized base salary, which will be reviewed by the Committee. Mr. Throop was entitled to receive a one-time cash bonus of $1,500,000, which became payable on December 30, 2021. All incentive compensation to which Mr. Throop is entitled is subject to Hasbro’s Clawback Policy. Mr. Throop is entitled to certain additional benefits under the Throop Employment Agreement, including the non-exclusive use of an apartment in Los Angeles, CA, which is available for use by certain other employees, the use of an automobile and parking pass, life insurance coverage with a death benefit equal to four times his base salary, an annual physical and certain reimbursements for travel expenses. At the end of the term of the Throop Employment Agreement, if there is no renewal, Mr. Throop’s employment will terminate automatically, and he will receive 18 months of base salary and a bonus payment equal to 100% of his target.

Treatment Following Various Terminations of Employment

The Throop Employment Agreement provides for the following treatment upon various terminations of Mr. Throop’s employment with the Company.

For Cause. If Mr. Throop’s employment is terminated by the Company for Cause (as defined in the Throop Employment Agreement), he will not be entitled to receive any further compensation or benefits other than those that have accrued up to the date of termination.

For Retirement, Death or Disability. If Mr. Throop’s employment is terminated by retirement, death or because of Disability (as defined in the Throop Employment Agreement), he (or his estate) will not be entitled to receive any further compensation or benefits other than those that accrued up to the date of retirement, death or Disability, which accrued benefits include a pro-rated bonus for the year of retirement, death or Disability and any benefits which may be payable upon death or Disability in accordance with any applicable insurance policies.

Termination Without Cause or by Mr. Throop for Good Reason. If Mr. Throop’s employment is terminated by the Company without Cause or by Mr. Throop for Good Reason, Mr. Throop will be entitled to a separation package, payable in a lump sum equal to the greater of (i) two years of base salary and two years of bonus at 100% of target, and (ii) the aggregate base salary and aggregate bonus at 100% of target that Mr. Throop would have earned for the balance of the employment term had Mr. Throop not been terminated. Subject to the terms of the Throop Employment Agreement, he will also be provided with continuation of all employment related benefits and certain perquisites, other than reimbursement of business expenses, until the earlier of (i) the end of a 24 month period or (ii) the date on which the benefit or perquisite is replaced. In addition, as described above, if not already paid, the one-time cash bonus of $1,500,000, would be payable upon his termination of employment (other than for Cause as defined in his agreement) or resignation for Good Reason (as defined in his agreement).

In the case of the foregoing events, all then unvested, unexpired stock options, restricted stock units, and contingent stock performance awards granted to Mr. Throop will be governed strictly by the rules of the 2003 Plan and applicable grant agreements.

Subject to the terms of the Throop Employment Agreement, Mr. Throop will be subject to post-employment restrictions, including non-competition and non-solicitation provisions.

Transitional Advisory Services Agreement with Dolph Johnson

On October 4, 2021, we entered into a Transitional Advisory Services Agreement (the “Transition Agreement”) with Mr. Johnson. Pursuant to the Transition Agreement, Mr. Johnson will continue to serve as our Executive Vice President and Chief Human Resources Officer, on his current terms and conditions, through the Annual Meeting , provided that such date may be extended in the Company’s sole discretion to a date no later than December 31, 2022 if the Company has not hired and/or promoted a person to serve as his successor by the May 2022 annual meeting. Mr. Johnson will assist in the recruitment and/or training of his successor before his retirement. Following his retirement as Executive Vice President and Chief Human Resources Officer and continuing through the Company’s annual meeting of shareholders in May of 2024 (the “Expiration Date”), Mr. Johnson will remain an employee and serve as a special advisor to the Company reporting directly to the CEO or Executive Chair of the Company if the Company appoints one, and will have such duties and responsibilities as are assigned to him from time to time, which may include, but not be limited to: executive coaching; assistance with CEO and senior management succession planning; on-going support to the Company’s Board of Directors; advice and assistance relating to Mr. Johnson’s duties prior to his retirement, including to his successor; and counsel to the CEO and senior management team.

While serving as a special advisor, Mr. Johnson’s base salary will remain at its current annualized rate. Consistent with his current bonus opportunity, he will be eligible for an annual cash bonus award for fiscal year 2022 with a target of 75% of his base salary multiplied by the actual corporate performance factor determined under the bonus plan for that fiscal year. For fiscal year 2023, he will be eligible for a bonus equal to the three-year average annual bonus he received under the Company’s bonus plan for fiscal years 2020, 2021 and 2022. In fiscal 2022 and fiscal 2023, and provided he remains an employee through the applicable grant dates, Mr. Johnson will be entitled to long-term equity awards to be granted in the same form as other senior management team members. Mr. Johnson’s outstanding long-term incentive awards will continue to vest in accordance with their terms, through the Expiration Date, at which time he will cease performing transitional services.

Subject to certain limited exceptions in the Transition Agreement, if Mr. Johnson’s employment as a special advisor with the Company terminates for any reason prior to the Expiration Date, then Mr. Johnson (or his estate, beneficiary or legal representative in the case of termination due to death or disability) would be entitled to any payments or benefits under the Transition Agreement or applicable benefit plans or arrangements that have accrued through the date of termination. If Mr. Johnson’s employment terminates due to his death or disability, he, or his estate, beneficiary or legal representative, will continue to be paid his base salary through the Expiration Date. If Mr. Johnson’s employment is terminated voluntarily by Mr. Johnson prior to the Expiration Date, then the Company will continue to pay him his base salary for 12 months following termination of employment. If Mr. Johnson’s employment is terminated under the Transition Agreement for cause by the Company, he will not be entitled to any severance payments or benefits described above other than payments for accrued and unpaid amounts as of the termination date.

Employment Agreement with Brian Goldner

Mr. Goldner and the Company entered into an Amended and Restated Employment Agreement on October 4, 2012, as amended in August 2014, December 2016 and August 2018 (the “Goldner Agreement”). Upon Mr. Goldner’s death, the Goldner Agreement provided that Hasbro would pay to Mr. Goldner’s estate the compensation, which would otherwise have been payable up to his deemed termination date and a pro-rata bonus for fiscal year 2021, based on actual performance, as disclosed above.

All then unvested, unexpired stock options, restricted stock units and contingent stock performance awards held by Mr. Goldner vested upon his death in accordance with the relevant agreements and plans, provided that any unvested contingent stock performance awards will remain subject to the achievement of the applicable performance criteria.

Transitional Advisory Services Agreement with John Frascotti

From August 2018 through March 31, 2021, John A. Frascotti served as our President and Chief Operating Officer. On April 1, 2021, pursuant to the terms of a Transitional Advisory Services Agreement, Mr. Frascotti began serving as a special advisor to the Company, reporting to the Chief Executive Officer, for a one-year term. During the term, Mr. Frascotti will generally continue to receive the same compensation and benefits he received as President and Chief Operating Officer, including his base salary and annual long-term incentive awards, except his annual cash bonus award for fiscal year 2021 was equal to 50% of the average of the bonuses he received under the Company’s bonus plan for fiscal years 2017, 2018 and 2019.

During the term, Mr. Frascotti’s long-term incentive awards, including the 2021 annual equity award, continued to vest in accordance with their terms, and any awards that remained unvested as of the end of such term, including after taking into account any “retirement vesting,” were forfeited. Except as otherwise provided in his transition agreement, if Mr. Frascotti’s employment had been terminated on or prior to April 1, 2022 for any reason, other than for “cause”, then, for a period of twelve months commencing on Mr. Frascotti’s date of termination, the Company will pay: (i) Mr. Frascotti his base salary, payable in accordance with the Company’s customary payroll practices; and (ii) if applicable, the Company’s portion of the premium necessary to provide Mr. Frascotti group medical and/or dental insurance under COBRA. In the event Mr. Frascotti takes or performs certain other full-time employment prior to or during the last six months of this 12-month salary continuation period, his salary during this last six months will be subject to partial mitigation, as set forth in his transition agreement. Had Mr. Frascotti’s employment as a special advisor been terminated due to death or disability prior to the planned retirement date of April 1, 2022, Mr. Frascotti or his estate, beneficiary or legal beneficiary would have continued to be paid his base salary through the planned retirement date of April 1, 2022 and for the twelve month period following such planned retirement date.

Because Mr. Frascotti remained employed through April 1, 2022, the Company paid and will continue to pay, without duplication, the payments described in clauses (i) and (ii) in the preceding paragraph.

Change in Control Severance Plan for Designated Senior Executives

The Company maintains the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives (the “Change in Control Plan”). In fiscal 2021, participants in the Change in Control Plan included Ms. Thomas, and Messrs. Cocks and Johnson. Under the Plan, if a Change in Control (as defined in the Change in Control Plan) occurs and the covered executive’s employment is terminated by the Company without Cause (as defined in the Change in Control Plan) or the covered executive resigns from the Company with Good Reason (as defined in the Change in Control Plan) in the 24 month period following the Change in Control, the covered executive will be entitled to the following payments and benefits: (A) two times (i) the sum of the covered executive’s annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) and (ii) the percentage of earned salary, which constitutes the target bonus for the covered executive assuming target Company performance under the annual incentive plan in place at the time of termination, and (B) payment by the Company of the employer and employee premiums for continued health coverage for the covered executive and his/her covered dependents for the shorter of 12 months following cessation of employment and the period for which the individuals are eligible for and elect such coverage.

The annual base salary and target bonus payouts will be reduced by an amount equal to the total severance payments to which the covered executive is entitled to receive or will receive under any other severance plan, policy or individual agreement applicable to the covered executive’s employment termination. The severance payments and benefits above are subject to the covered executive complying with a non-competition covenant, which is effective while the covered executive is employed by the Company and for a period of 18 months after the covered executive’s employment ends, regardless of the reason for the termination of employment. The Change in Control Plan does not provide for any tax gross-ups and does not provide benefits to the executive unless their employment with the Company is terminated.

CEO Pay Ratio

We are providing the following disclosure in accordance with the requirement of Section 402(u) of Regulation S-K promulgated by the SEC (the “SEC rules”). As is permitted under the SEC rules, in fiscal 2021, to determine our median employee, we chose “base salary” as our consistently applied compensation measure. In accordance with the SEC rules, we are using the same median employee identified in 2020 in our 2021 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure for fiscal 2021.

We determined that the median employee’s total compensation (as would be computed for purposes of the Summary Compensation Table) was $82,787. The 2021 total compensation for our former Chairman and CEO, Mr. Goldner, as shown in our Summary Compensation Table on page 66, is $23,714,681. As a result, our estimate of the ratio of CEO pay to median employee pay, with our former CEO, is 286:1. The 2021 total compensation for our Interim CEO, Mr. Stoddart, as shown in our Summary Compensation Table on page 66, is $3,130,233. As a result, our estimate of the ratio of CEO pay to median employee pay, with our Interim CEO, is 38:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Compensation Committee Interlocks and Insider Participation

The members of the Committee as of the 2021 fiscal year end were Lisa Gersh (Chair), Kenneth Bronfin, Edward Philip and Laurel Richie. None of the members of the Compensation Committee during fiscal 2021 had at any time been an officer or employee of the Company or of any of its subsidiaries. No executive officer of the Company served as a member of the Committee or Board of any other entity which had an executive officer serving as a member of the Company’s Board or the Committee during fiscal 2021. There were no transactions in 2021 between the Company and any member of the Committee for any part of 2021 that would require disclosure under Item 404 of Regulation S-K of the rules and regulations of the SEC.

Shareholder Advisory Vote on Compensation for Named Executive Officers (Proposal 2)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPANY’S COMPENSATION FOR ITS NAMED EXECUTIVE OFFICERS.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking shareholder approval for the compensation of our Named Executive Officers, as such compensation is described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation”. Shareholders are urged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of Hasbro, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as such compensation is disclosed pursuant to the rules of the Securities and Exchange Commission in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

At our 2017 Annual Meeting we recommended to our shareholders that we have an annual advisory vote on the compensation of our Named Executive Officers. The recommendation of having this vote annually was overwhelmingly supported by our shareholders, with 91% of the shares voted on that proposal indicating they supported an annual vote. In keeping with the expressed interests of our shareholders, we plan to submit annual advisory votes to our shareholders.

Hasbro has engaged regularly with our shareholders on ESG, compensation and corporate governance matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of you, our investors. The views expressed by our shareholders on our executive compensation programs are carefully considered by the Compensation Committee and the full Board of Directors as they design our compensation programs. Feedback from our investors is taken into account by our Committee in structuring our executive compensation program. At our 2019, 2020 and 2021 Annual Meetings approximately 96.7%, 94.6% and 81.3%, respectively, of the shares voting approved the compensation of our Named Executive Officers. Our average favorable approval of our Say-on-Pay votes over the past five years has been 93.5%.

We have designed our compensation programs for our Named Executive Officers in the way we believe enables the Company to attract and retain top executive talent, maximizes the performance of those executives in furthering the objectives of the Company, aligns our realized executive compensation with the Company’s performance in meeting its financial and strategic objectives and with the delivery of total shareholder return, and promotes the creation of long-term shareholder value, all while containing the cost of the executive compensation program to a level the Compensation Committee believes is reasonable and appropriate. To further these objectives, the vast majority of the compensation opportunity for our Named Executive Officers is tied to achievement of Company and/or business unit performance targets which are based upon the Board-approved operating and strategic plans and/or to increases in the value of our stock. We design our executive compensation program in the way we believe best promotes the interests of you, our shareholders, and we are committed to being responsive to the views of our shareholders on our compensation programs and governance practices.

Approval

Although the vote is non-binding, the Board of Directors and Compensation Committee of the Company will carefully consider the results of this vote in connection with their ongoing evaluation, and establishment, of the Company’s compensation arrangements and programs for the Company’s Named Executive Officers.

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on this shareholder advisory vote is required for approval of the resolution. Abstentions are considered shares entitled to vote on the proposal, and as such, abstentions are the equivalent of a vote against the proposal.

Proposal to Ratify the Selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the 2022 Fiscal Year (Proposal 3)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

The Audit Committee has selected KPMG LLP (“KPMG”), independent registered public accounting firm, to perform the integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 25, 2022 (“Fiscal 2022”), and the Company’s Board has ratified this selection. A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

The Board is submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2022 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting the Company’s independent registered public accounting firm and makes the selection it deems best for the Company and the Company’s shareholders. As such, the failure by the shareholders to ratify the selection of the independent registered public accounting firm made by the Audit Committee will not require the Audit Committee to alter its decision. Similarly, ratification of the selection of KPMG as the independent registered public accounting firm does not limit the Committee’s ability to change this selection in the future if it deems appropriate. The Report of the Audit Committee following this proposal contains a discussion of the factors considered by the Audit Committee in selecting the independent registered public accounting firm.

In connection with submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2022 to the shareholders for their ratification the Audit Committee notes:

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The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed KPMG LLP as the Company’s independent external auditor for Fiscal 2022.

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Peat, Marwick, Mitchell & Co. was retained by the Company as its external auditor and issued an auditors’ report in connection with the Company’s initial public offering of stock in 1968. KPMG was formed in 1987 when Peat Marwick International and Klynveld Main Goerdeler merged along with their respective member firms. As such, KPMG, or a predecessor firm of KPMG, has been retained as the Company’s external auditor since at least 1968.

•	The Audit Committee is responsible for approval of the audit fees associated with the Company’s retention of KPMG.

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In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Among other things, the Audit Committee considers the importance of the external audit firm’s understanding our business, the firm’s expertise and qualifications, external audit firms we retain for other company purposes, such as M&A, tax and other advisory services, and firms retained by our competitors.

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In conjunction with the mandated rotation of KPMG’s lead engagement partner for the Company, the Audit Committee and its Chair are involved in reviewing and considering the selection of the replacement lead engagement partner.

•	The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s external auditor is in the best interests of the Company and its investors.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting on the ratification of the selection of KPMG is required for approval. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised solely of non-employee directors, each of whom has been determined by the Board to be independent under the Company’s Standards for Director Independence and the requirements of The NASDAQ Stock Market’s corporate governance listing standards.

All five of the Audit Committee members possess significant financial, business and accounting expertise.

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Ms. Cochran, Chair of the Committee, joined the Madrona Venture Group as a partner in 2017 and became Managing Director in 2018. Prior to that, Ms. Cochran served in senior finance positions with several companies, most recently as Chief Financial Officer of King Digital Entertainment plc from 2013 to 2016, and as Chief Financial Officer of Clearwire, Inc. prior to that.

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Mr. Bronfin has served as Senior Managing Director of Hearst Ventures, a strategic investment division of diversified media, information and services company Hearst Corporation, since 2013. Prior to that, he was Deputy Group Head of Hearst Interactive Media.

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Ms. Gersh has served in senior operating and executive positions with several media and brand-driven companies. Most recently Ms. Gersh was Chief Executive Officer of Alexander Wang. Prior to that Ms. Gersh served as President and Chief Executive Officer of Goop, Inc., and prior thereto as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc.

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Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc. from 2003 to 2006. Prior thereto her twenty-one year career with Ryder included multiple senior operating and financial roles, including service as controller and chief financial officer of several of Ryder’s subsidiaries.

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Ms. Zecher Higgins has over thirty-five years of business and operating experience across a number of companies and industries, including in her role as President and Chief Executive Officer of Houghton Mifflin Harcourt Company from 2011 to 2016, and currently as Chief Executive Officer and Managing Partner of the Barkley Group.

The Audit Committee operates under a written charter, which is available on the Company’s website at https://hasbro.gcs-web.com/corporate-governance. Under the charter, the Audit Committee’s primary purpose is to:

•	Appoint the independent registered public accounting firm (hereafter referred to as the independent auditors) and oversee the independent auditors’ work; and

•	Assist the Board in its oversight of the:

○	Integrity of the Company’s consolidated financial statements and financial reporting;

○	Company’s compliance with legal and regulatory requirements;

○	Company’s system of internal controls;

○	Company’s significant financial and other risks and exposures;

○	Independent auditors’ qualifications and independence; and

○	Performance of the Company’s internal audit function and independent auditors.

In carrying out these responsibilities the Audit Committee reviews all earnings releases and quarterly and annual financial reports prepared by management, and discusses such releases and reports with management, prior to their issuance and filing with the SEC. The Audit Committee supervises the relationship between the Company and the independent auditors and has direct responsibility for the appointment and compensation of the independent auditors, as well as for reviewing and approving the scope of the audit and all audit and permitted non-audit services.

The Committee met eleven (11) times during 2021. Many of the Committee’s meetings include executive sessions in which the Committee meets separately with the independent auditors, the Company’s head of internal audit and with other members of the Company’s management.

As part of its oversight function, the Audit Committee discusses with the Company’s internal auditor and independent auditors, with and without management present, the overall scope and plans for their respective audits, and the Committee approves such audit plans. The Audit Committee reviews the Company’s programs and key initiatives to implement and maintain effective internal controls over financial reporting and disclosure controls, including the Company’s code of conduct. The Audit Committee maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, as well as a policy regarding the hiring of former employees of the independent auditor.

The Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors, internal legal and compliance personnel and the independent auditors the Company’s significant financial and other risks and exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

The Audit Committee meets with the Company’s head of internal audit, and with the independent auditors, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to their filing with the SEC. The Audit Committee also discusses with management, on a quarterly basis, management’s evaluation of the Company’s internal controls over financial reporting and disclosure controls.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In selecting the independent auditor the Audit Committee reviews the recent and historical performance of the current independent auditors and their expertise and capability in handling the types and breadth of issues facing the Company and the geographic reach of the Company’s business, discusses with management their view on the performance of the auditor, reviews and discusses the results of the most recent Public Company Accounting Oversight Board (United States) (PCAOB) and peer reviews of the current independent auditor, as well as any significant regulatory or legal proceedings involving the independent auditor, considers the tenure of the independent auditors, including the benefits from knowledge gained by the auditors of the Company’s business over time, reviews the reasonableness of the independent auditors’ fees, discusses alternate potential choices for independent auditor and considers the relative merits of retaining the current independent auditor as compared to appointing another independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent audit firm.

The Audit Committee is directly responsible for approving the fees of the independent auditors and in doing so they review fee benchmarking information regarding audit and non-audit fees paid by multinational companies which are comparable in terms of size, complexity, and type of financial and accounting issues to the Company. When the audit engagement partner is due to rotate off the Company’s audit team following five years of service, such as the case for fiscal year 2022, the Audit Committee and its Chair meet with the potential candidates within the independent auditors to replace the audit engagement partner and the Committee is involved in reviewing and considering the selection of the audit engagement partner to ensure the Company receives the highest quality replacement.

While the Audit Committee selects the independent auditors and oversees their work, the independent auditors are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting and issuing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and an opinion as to the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the fiscal year ended December 26, 2021 and the Company’s report on the effectiveness of internal controls over financial reporting as of December 26, 2021, as well as the independent auditors’ audit of those financial statements and the Company’s internal controls over financial reporting. The Audit Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by the PCAOB and the SEC. In addition, the Audit Committee discussed with the independent auditors the audit and permitted non-audit services they provide to the Company and any other matters that might impact their independence from management, the Audit Committee has determined that the approved non-audit services being provided by the independent auditor do not impact the auditor’s independence, and the Audit Committee has received from the independent auditors the written disclosures and letters required by the applicable requirements of the PCAOB.

Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph and the other oversight actions discussed above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited consolidated financial statements for the fiscal year ended December 26, 2021 in the Company’s Annual Report on Form 10-K for filing with the SEC. The Audit Committee has also selected, and the Board has approved the selection of, KPMG LLP as the independent auditor for fiscal 2022.

Report issued by the members of the Audit Committee as of the 2021 fiscal year end.

Hope F. Cochran (Chair)

Kenneth A. Bronfin

Lisa Gersh

Tracy A. Leinbach

Linda Zecher Higgins

Additional Information Regarding Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audits of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting for fiscal 2021 and 2020, as well as fees for other services rendered by KPMG to the Company during fiscal 2021 and 2020.

	2021	2020

Audit Fees(1)	$8,270,000	$8,300,000

Audit-Related Fees(2)	$166,000	$169,000

Tax Fees(3)	$1,198,000	$1,075,000

All Other Fees	—	—

Total Fees	$9,634,000	$9,544,000

(1)

Audit Fees consist of services related to the integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting. Audit fees also include consultations on accounting and reporting matters, as well as services generally only the independent auditor can reasonably be expected to provide, such as statutory audits and services in connection with filings with the SEC.

(2)	Audit-Related Fees consist of fees for audits of financial statements of employee benefit plans, accounting and reporting consultations, and agreed upon procedures reports.

(3)

Tax Fees consist primarily of fees for tax compliance services, such as assistance with the preparation and/or review of tax returns and other required filings, advice in connection with tax examinations, as well as fees for other tax consultations rendered to the Company.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with the rules and regulations of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, approving compensation for and overseeing the services of the independent registered public accounting firm (hereafter referred to as the independent auditors). In fulfilling this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided by the independent auditors.

Prior to engagement of the independent auditor for the fiscal year, management of the Company submits to the Audit Committee for the Audit Committee’s pre-approval:

•	A description of, and estimated costs for, the proposed audit services to be provided by the independent auditors for that fiscal year.

•

A description of, and estimated costs for, the proposed non-audit services to be provided by the independent auditors for that fiscal year. These non-audit services are comprised of permissible audit-related, tax and other services, and descriptions and estimated costs are proposed for these permissible non-audit services.

Audit and permissible non-audit services which are pre-approved by the Audit Committee pursuant to this review may be performed by KPMG during the fiscal year. During the course of the year, management periodically reports to the Audit Committee on the audit and non-audit services which are being provided to the Company pursuant to these pre-approvals.

In addition to pre-approving all audit and permissible non-audit services at the beginning of the fiscal year, the Audit Committee has also instituted a procedure for the consideration of additional services that arise during the course of the year for which the Company desires to retain KPMG. Pre-approval of such services can be made either pursuant to a policies and procedures approach, or pursuant to specific approval. Under a policies and procedures approach, the Audit Committee has specified that additional services in the following categories can be undertaken by KPMG if they fall within the individual dollar limits per project and aggregate dollar limits for all projects of that type per year set forth below and are reported to the Audit Committee at its next meeting:

Category of Service	Individual Limit	Aggregate Limit

Accounting/Reporting Advice	$5,000	$15,000

Other Audit-related services	$5,000	$15,000

Tax Compliance	$20,000	$50,000

Tax Advice	$25,000	$50,000

Customs and VAT	$10,000	$25,000

For additional projects that do not fall within the policies and procedures limits set forth above, those projects can be specifically pre-approved by the Audit Committee in the following manner. For individual projects with estimated fees of $75,000 or less which have not previously been pre-approved by the Audit Committee, the Chair of the Audit Committee is authorized to pre-approve such services. The Chair of the Committee reports any services which are pre-approved in this manner to the full Audit Committee at its next meeting. Any proposed additional projects with an estimated cost of more than $75,000 must be pre-approved by the full Audit Committee prior to the engagement of KPMG.

Voting Securities and Principal Holders Thereof

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of April 21, 2022 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock. There were 139,442,407 shares of Common Stock outstanding on April 21, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group (“Vanguard”)(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,275,328	11.1%

BlackRock, Inc. (“BlackRock”)(2) 55 East 52nd Street New York, New York 10055	12,434,068	9.0%

Alan G. Hassenfeld(3) Hassenfeld Family Initiatives LLC 101 Dyer Street, Suite 401 Providence, Rhode Island 02903	7,598,726	5.5%

Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	7,595,766	5.5%

(1)

Includes 203,158 shares over which Vanguard shares voting power, 14,745,259 shares over which Vanguard has sole power to dispose or direct the disposition, and 530,069 shares over which Vanguard shares the power to dispose or direct the disposition. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2021.

(2)

BlackRock has sole power to vote or to direct the vote of 11,074,365 shares and sole power to dispose or direct the disposition of all 12,434,068 shares. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2021.

(3)

Includes 2,157,831 shares held as one of the trustees of trusts for the benefit of family members and/or Mr. Hassenfeld, 4,993,064 shares held as sole trustee of trusts for Mr. Hassenfeld’s benefit and 30,521 shares the receipt of which is deferred until Mr. Hassenfeld retires from the Board. Also includes 412,691 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and one of the directors. Mr. Hassenfeld disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein. This information is based upon information furnished by the shareholder or contained in filings made with the SEC.

(4)	This information is based solely upon a review of an amendment to its Schedule 13G filed with the SEC on April 8, 2022.

Security Ownership of Management

The following table sets forth information, as of April 21, 2022, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company or nominee proposed by the Board for election to the Board, each Named Executive Officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Nominee or Executive Officer(1)	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)

Kenneth A. Bronfin(2)	37,134	*

Michael R. Burns	13,898	*

Hope F. Cochran	10,755	*

Christian P. Cocks(3)	98,628	*

John A. Frascotti(4)	330,738	*

Lisa Gersh(5)	59,268	*

Brian D. Goldner(6)	2,232,701	1.6%

Elizabeth Hamren	289	*

Dolph Johnson(7)	140,766	*

Blake Jorgensen	289	*

Tracy A. Leinbach(8)	35,047	*

Edward M. Philip(9)	98,751	*

Laurel J. Richie(10)	2,740	*

Richard S. Stoddart(11)	52,908	*

Deborah M. Thomas(12)	247,695	*

Darren Throop(13)	223,060	*

Mary Beth West(14)	10,755	*

Linda Zecher Higgins(15)	22,334	*

All Current Directors and Executive Officers as a Group (includes 22 persons)(16)	1,304,029	*

*	Less than one percent.

(1)	Information in this table is based upon information furnished by each director and executive officer. There were 139,442,407 shares of Common Stock outstanding on April 21, 2022.

(2)

Comprised of 27,404 shares the receipt of which is deferred until Mr. Bronfin retires from the Board as well as 5,030 shares deemed to be held in Mr. Bronfin’s stock unit account under the Deferred Plan.

(3)	Includes currently exercisable options and options exercisable within sixty days of April 21, 2022 to purchase 30,904 shares.

(4)	Includes currently exercisable options and options exercisable within sixty days of April 21, 2022 to purchase an aggregate of 223,723 shares and 19,200 shares held jointly with his wife.

(5)	Includes 27,374 shares the receipt of which is deferred until Ms. Gersh retires from the Board and 29,477 shares deemed to be held in Ms. Gersh’s stock unit account under the Deferred Plan.

(6)

Represents all shares that are held directly by an estate in the name of Brian Goldner. Does not include 30,367 shares held by the Barbara S. Goldner Trust (Mr. Goldner’s wife’s trust), of which shares an estate in the name of Mr. Goldner disclaims beneficial ownership.

(7)	Includes currently exercisable options and options exercisable within sixty days of April 21, 2022 to purchase 88,658 shares.

(8)	Includes 10,369 shares the receipt of which is deferred until Ms. Leinbach retires from the Board.

(9)	Comprised of 42,648 shares the receipt of which is deferred until Mr. Philip retires from the Board and 56,103 shares deemed to be held in Mr. Philip’s stock unit account under the Deferred Plan.

(10)	Comprised of 2,740 shares the receipt of which is deferred until Ms. Richie retires from the Board.

(11)

Comprised of 15,298 shares the receipt of which is deferred until Mr. Stoddart retires from the Board, 11,390 shares deemed to be held in Mr. Stoddart’s stock unit account under the Deferred Plan and 26,220 restricted stock units.

(12)	Includes currently exercisable options and options exercisable within sixty days of April 21, 2022 to purchase 111,217 shares.

(13)	Includes currently exercisable options and options exercisable within sixty days of April 21, 2022 to purchase 79,385 shares.

(14)	Comprised of 5,895 shares the receipt of which is deferred until Ms. West retires from the Board and 4,860 shares deemed to be held in Ms. West’s stock unit account under the Deferred Plan.

(15)	Comprised of 12,822 shares the receipt of which is deferred until Ms. Higgins retires from the Board and 8,694 shares deemed to be held in Ms. Higgin’s stock unit account under the Deferred Plan.

(16)

Of these shares, all current directors and executive officers as a group have sole voting and dispositive power with respect to 1,304,029 shares. Includes 450,253 shares purchasable by directors and executive officers upon exercise of currently exercisable options or options exercisable within sixty days of April 21, 2022; 144,550 shares deemed to be held in director stock unit accounts under the Deferred Plan; 109,694 shares the receipt of which has been deferred by directors until they retire from the Board. Does not include any shares held by Mr. Frascotti or the Estate of Mr. Goldner.

Equity Compensation Plans

The following table summarizes information, as of December 26, 2021, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units, performance shares or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by shareholders(1)	4,984,100	(2)	$92.15	6,297,584	(4)

Equity compensation plans not approved by shareholders	0		—	0

Total	4,984,100	(2)	$92.15	6,297,584	(4)

(1)	The only shareholder approved plan which was in effect as of December 26, 2021 was the 2003 Plan.

The 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Plan”) was terminated effective as of December 31, 2005. Although no further awards may be made under the 2003 Director Plan, awards outstanding at the time of plan termination continue in effect in accordance with the terms of the award.

Included in shares which may be issued pursuant to outstanding awards is the target number of shares subject to outstanding contingent stock performance awards under the 2003 Plan. The actual number of shares, if any, which will be issued pursuant to these awards may be higher or lower than this target number based upon the Company’s achievement of the applicable performance goals over the performance periods specified in these awards. Also included in shares to be issued pursuant to outstanding awards are shares granted to outside directors to the extent that such directors deferred receipt of those shares until they retire from the Board.

(2)

Comprised of 2,951,890 shares subject to outstanding option awards, 746,820 shares subject to outstanding contingent stock performance awards (reflecting such awards at their actual payout percentage for those awards where the performance period has been completed and target numbers for those awards where the performance period has not been completed), 1,140,840 shares subject to outstanding restricted stock unit awards and 144,550 shares subject to deferred stock awards.

(3)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units and performance-based stock awards, which do not have an exercise price.

(4)	All such shares are eligible for issuance as contingent stock performance awards, restricted stock or deferred restricted stock, or other stock awards under the 2003 Plan.

Certain Relationships and Related Person Transactions

The Company has a policy that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or nominee for election as a director, must be reviewed and approved or ratified by the Company’s full Board, excluding any director interested in such transaction. All other related person transactions which would require disclosure under Item 404(a), including, without limitation, those involving executive officers of the Company, must be reviewed and approved or ratified by either the Company’s full Board or a committee of the Board which has been delegated with such duty. Any such related person transactions will only be approved or ratified if the Board, or the applicable committee of the Board, determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest which would be detrimental to the Company. This policy is contained in Section 20, entitled “Code of Conduct; Conflicts of Interest” of the Company’s Corporate Governance Principles.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Hasbro’s executive officers and directors and persons who beneficially own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Hasbro with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2021 all Reporting Persons complied with all applicable reporting requirements under Section 16(a), except for one late report on Form 4 filed on January 18, 2022, to report the August 11, 2021 and August 12, 2021 sale of shares of Common Stock by Michael Hogg, which was filed late.

Additional Information

Deadlines for 2023 Shareholder Proposals

To Be Considered at the Annual Meeting and Considered for Inclusion in the Proxy Materials. Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company’s 2023 Annual Meeting of Shareholders pursuant to Rule 14a-8 must be received by the Secretary of the Company at the Company’s executive offices no later than December 26, 2022 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to the 2022 Annual Meeting of Shareholders). The address of the Company’s executive offices is 1011 Newport Avenue, Pawtucket, Rhode Island 02861. Such proposals should be sent to the attention of the Chief Legal Officer and Corporate Secretary and must also comply with the other requirements of the rules of the SEC relating to shareholder proposals.

To Be Considered at the Annual Meeting But Not Included in the Proxy Materials. With the exception of the submission of director nominations for consideration by the Nominating, Governance and Social Responsibility Committee, which must be submitted to the Company in the manner described below, any new business proposed by any shareholder to be taken up at the 2023 Annual Meeting, but not included in the proxy statement or proxy relating to that meeting, must be stated in writing and filed with the Secretary of the Company no later than 150 days prior to the date of the 2023 Annual Meeting and in accordance with the procedures and requirements set forth in the Company’s By-Laws. Except for shareholder proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies at the 2023 Annual Meeting with respect to proposals received prior to the date that is 150 days before the date of such meeting, provided (i) the Company includes in its 2023 Annual Meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

Deadlines for 2023 Director Nominations

The Nominating, Governance and Social Responsibility Committee is responsible for identifying individuals qualified to be members of your Board of Directors and reviewing candidates recommended by our shareholders. In making its nominations for election to the Board, the Nominating, Governance and Social Responsibility Committee seeks candidates who meet the current challenges and needs of the Board and the Company. As part of this process the Committee considers a number of factors, including:

•	a candidate’s:

○	employment and other experience and qualifications;

○	gender, diversity and other attributes, skills, expertise and involvement in areas that are of importance to the Company’s business;

○	business ethics and professional reputation;

○	other board service; and

○	business, financial and strategic judgment;

•	the Board’s and the Company’s needs at that time; and

•	the Company’s desire to have a well-balanced Board that represents a diverse mix of backgrounds, perspectives and expertise.

The Nominating, Governance and Social Responsibility Committee will consider and evaluate nominees recommended by shareholders for election to the Board on the same basis as candidates from other sources if such nominations are made in accordance with the processes set forth below. The Nominating, Governance and Social Responsibility Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors, recommendations by shareholders and input from third-party executive search firms.

Director Nominations to be made at the Annual Meeting But Not Included in the Proxy Materials. The Company’s By-Laws provide that shareholders may themselves nominate directors for consideration at an annual meeting provided they give timely written notice to the Secretary of the Company. Notice must be received at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days before or after such anniversary date, notice by the shareholder must be delivered not earlier than 120 days prior to the annual meeting and not later than (i) the ninetieth (90th) day prior to the date of such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). To be in proper form the notice must provide specified information regarding the proposed nominee and each shareholder proposing such nomination, as set forth in the Company’s By-Laws. As such, director nominations to be considered for the Company’s 2023 Annual Meeting of Shareholders must be submitted no earlier than February 8, 2023, and no later than March 10, 2023. Nominations made by shareholders in this manner are eligible to be presented by the shareholder to the meeting, but such nominees will not have been considered by the Nominating, Governance and Social Responsibility Committee as a nominee to be potentially supported by the Company and will not have been included in the Company’s proxy materials.

In addition to satisfying the foregoing requirements under Hasbro’s by-laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.

Director Nominations to be Considered by the Company’s Nominating, Governance and Social Responsibility Committee. To be considered by the Nominating, Governance and Social Responsibility Committee, director nominations must be submitted to the Chief Legal Officer and Corporate Secretary of the Company at the Company’s executive offices, 1011 Newport Avenue, Pawtucket, Rhode Island 02861 not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. As such, director nominations to be considered for the Company’s 2023 Annual Meeting of Shareholders must be submitted no earlier than February 8, 2023 and no later than March 10, 2023. The Nominating, Governance and Social Responsibility Committee is only required to consider recommendations made by shareholders, or groups of shareholders, that have beneficially owned at least 1% of the Company’s Common Stock for at least one year prior to the date the shareholder(s) submit such candidate to the Nominating, Governance and Social Responsibility Committee and who undertake to continue to hold at least 1% of the Company’s Common Stock through the date of the next annual meeting. In addition, a nominating shareholder(s) may only submit one candidate to the Nominating, Governance and Social Responsibility Committee for consideration.

Submissions to the Nominating, Governance and Social Responsibility Committee should include:

•	as to each person whom the shareholder proposes to nominate for election or re-election as a director:

○	the name, age, business address and residence address of the person;

○	the principal occupation or employment of the person;

○	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person;

○

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

○

confirmation that the candidate is independent under the Company’s Independence Standards and Nasdaq rules, or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent.

•	as to the shareholder(s) giving the notice:

○	the name and record address of such shareholder(s) and each participant in any group of which such shareholder is a member;

○

the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder(s) and each participant in any group of which such shareholder is a member;

○	if the nominating shareholder is not a record holder of the shares of capital stock of the Company, evidence of ownership as provided in Rule 14a-8(b)(2) under the Exchange Act;

○

a description of all arrangements or understandings between such shareholder(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder(s); and

○

any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Nominating, Governance and Social Responsibility Committee may require that any proposed nominee for election to the Board furnish such other information as may reasonably be required by the Nominating, Governance and Social Responsibility Committee and the Company’s By-Laws to determine the eligibility of such proposed nominee to serve as director of the Company. The written notice from the nominating shareholder specifying a candidate to be considered as a nominee for election as a director must be accompanied by a written consent of each proposed nominee for director. In this written consent the nominee must consent to (i) being named as a nominee for director, (ii) serve as a director and represent all shareholders of the Company in accordance with applicable laws and the Company’s Articles of Incorporation, By-Laws and other policies if such nominee is elected, (iii) comply with all rules, policies or requirements generally applicable to non- employee directors of the Company, and (iv) complete and sign customary information requests upon the request of the Company.

Director Nominations Under Proxy Access Bylaw. Under our proxy access bylaw, under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in the Company’s proxy statement. Shareholders are referred to the By-Laws for the full details related to this procedure.

The proxy access By-Law allows a shareholder or a group of up to twenty (20) shareholders, who has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees. The nominating shareholder or group of shareholders must timely deliver notice to the Secretary of the shareholder nominee together with the other information required by our By-Laws, and each nominee must meet the qualifications required by our By-Laws.

To be timely, the notice to include shareholder-nominated candidates in the Company’s proxy materials to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). As such, requests to include shareholder-nominated candidates in our proxy materials for the 2023 annual meeting must be received by our Secretary no earlier than February 8, 2023 and no later than March 10, 2023.

Other Business

Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Important Notice Regarding Delivery of Shareholder Documents

In accordance with a notice sent to certain street name shareholders of our Common Stock who share a single address, only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials for the year ended December 26, 2021 is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and environmental footprint. However, if any shareholder residing at such an address wishes to receive a separate copy of the Notice of Internet Availability of the Proxy Materials, the Proxy Statement or our Annual Report on Form 10-K for the year ended December 26, 2021, he or she may contact Debbie Hancock, Senior Vice President of Investor Relations, Hasbro, Inc., 1011 Newport Avenue, Pawtucket, Rhode Island 02861, phone (401) 727-5401, and we will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact our Investor Relations Department using the above contact information if he or she would like to receive separate Notices of the Internet Availability of Proxy Materials or proxy statements and annual reports in the future. If you are receiving multiple copies of our Notice of Internet Availability of the Proxy Materials, annual report or proxy statement at the same address, and would like to only receive one copy, you may request householding in the future by contacting the Investor Relations Department using the above contact information.

Shareholder Communications

We always welcome constructive engagement and feedback from our shareholders. Shareholders or interested parties desiring to communicate directly with the Board, a Board committee or any such other individual director or directors may do so confidentially by sending correspondence, c/o Chair of the Board, Hasbro, Inc., P.O. Box 497, Pawtucket, Rhode Island 02862. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

Cost and Manner of Solicitation

Hasbro is soliciting the proxies to which this Proxy Statement relates. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview and all costs of soliciting proxies on behalf of Hasbro, including the cost of preparing and mailing the Notice and this Proxy Statement and any accompanying material, will be borne by Hasbro. Expenses associated with this solicitation which will be borne by Hasbro may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

Copies of proxy materials and the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners.

As a result of the solicitation by Alta Fox, we will incur additional costs in connection with our solicitation of proxies this year. Hasbro has engaged Innisfree M&A Incorporated (“Innisfree”) and Morrow Sodali LLC (“Morrow Sodali”) to act as its proxy solicitors in connection with the proposals to be acted upon at the Annual Meeting. Pursuant to Hasbro’s agreement with Innisfree and Morrow Sodali, they will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from Hasbro’s shareholders on Hasbro’s behalf in connection with the Annual Meeting. For these services, Hasbro will pay an aggregate fee of up to $2.3 million plus expenses. Hasbro has agreed to indemnify Innisfree and Morrow against certain liabilities relating to, or arising out of, its engagement.

Innisfree and Morrow Sodali expect that approximately 70 of their employees in the aggregate will assist in the solicitation. Hasbro’s aggregate expenses, including those of Innisfree and Morrow Sodali, related to Hasbro’s solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the potential proxy contest, and excluding salaries and wages of its regular employees, are expected to be approximately $12 million, approximately $5.8 million of which has been spent (or accrued) to date.

Solicitations may also be made by personal interview, mail, telephone, facsimile, email or otherwise by directors, officers and other employees of Hasbro, but Hasbro will not additionally compensate its directors, officers or other employees for these services. Appendix C sets forth information relating to certain of Hasbro’s directors, officers and employees who are considered “participants” in Hasbro’s solicitation under the rules of the SEC by reason of their position as directors of Hasbro or because they may be soliciting proxies on Hasbro’s behalf.

By Order of the Board of Directors

Tarrant Sibley

Executive Vice President, Chief Legal Officer & Corporate Secretary

Dated: April 25, 2022

Pawtucket, Rhode Island

Appendix A — GAAP to Non-GAAP Reconciliation

The Company has used non-GAAP financial measures as defined under SEC rules, specifically adjusted operating profit, adjusted net earnings, and adjusted net earnings per diluted share, which exclude, where applicable, the impact of acquisition and related costs, acquired intangible amortization, loss on disposal of business and related costs, severance, U.K. Tax Reform, stock acceleration, net loss on Discovery Investment and the settlement of the Company’s U.S. pension plan. We caution investors that our definition and use of these non-GAAP financial measures may not be the same as similar measures used by other companies.

As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable GAAP measure. Management believes that adjusted net earnings, adjusted net earnings per diluted share and adjusted operating profit provides investors with an understanding of the underlying performance of our business absent unusual events. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in our consolidated financial statements and filings with the SEC. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Reconciliation of as Reported to Adjusted Operating Results

(Unaudited)

(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit

	Year Ended

	December 26, 2021		December 27, 2020		December 29, 2019

	Pre-tax adjustments	Post-tax adjustments	Pre-tax adjustments	Post-tax adjustments	Pre-tax adjustments	Post-tax adjustments

eOne Acquisition and Related Costs(1)	$7,688	$6,662	$218,566	$188,557	$17,778	$16,365

Acquired Intangible Amortization(2)	84,983	70,370	97,856	80,731	—	—

Severance(3)	—	—	8,470	7,422	—	—

Loss on disposal of business and related costs(4)	118,293	116,114	—	—	—	—

Stock Acceleration(5)	20,859	20,859	—	—	—	—

	$231,823	$214,005	$324,892	$276,710	$17,778	$16,365

(1)

In association with the Company’s acquisition of eOne, the Company incurred related expenses of $7,688. $218,566 and $17,778 in the years ended December 26, 2021, December 27, 2020 and December 29, 2019, respectively.

a.

The expenses of $7,688 in the year ended December 26, 2021 were included in Selling, Distribution and Administrative costs and comprised of expenses related to the acceleration of eOne stock-based compensation associated with acquisition-related grants.

b.	The expenses of $218,566 in the year ended December 27, 2020 were included in Acquisition and Related Costs, and comprised the following:

i.

Acquisition and integration costs of $145,169, including expense associated with the acceleration of eOne stock-based compensation and advisor fees settled at the closing of the acquisition, integration costs and impairment charges in the fourth quarter of 2020 for certain definite-lived intangible and other assets; and

ii.

Restructuring and related costs of $73,397, including severance and retention costs, as well as impairment charges in the first quarter of 2020 for certain definite-lived intangible and production assets.

c.

The expenses of $17,778 in the year ended December 29, 2019 were included in Selling, Distribution and Administration, and comprised of certain legal and consulting fees associated with the transaction.

(2)	The Company incurred incremental intangible amortization costs related to the intangible assets acquired in the eOne Acquisition.

(3)	In the year ended December 27, 2020, the Company incurred $8,470 of severance charges, associated with cost-savings initiatives within the Company’s commercial and Film and TV businesses.

(4)

On April 25, 2021, the Company entered into a definitive agreement to sell the eOne music business for an aggregate sales price of $385,000 subject to certain closing adjustments related to working capital and net debt. As such, the assets and liabilities of eOne music were revalued in the second quarter of 2021 and disclosed separately on the balance sheet. The sale was completed in June 2021 and the closing working capital adjustment was finalized in the quarter ended December 26, 2021. The total charge of $118,293 is comprised of a goodwill impairment loss of $108,827 (included within Loss on Disposal of Business) and transaction costs of $9,466 (included within Selling, Distribution and Administration).

(5)

In the year ended December 26, 2021, the Company incurred $20,859 of stock compensation expense associated with the accelerated vesting of certain equity awards as a result of the passing of its former CEO. The stock compensation expense has no associated tax impacts.

Reconciliation of Operating Profit Results

	Year Ended December 26, 2021			Year Ended December 27, 2020

	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results

External Net Revenues	$6,420,419	—	$6,420,419	$5,465,443	—	$5,465,443

Operating Profit	763,347	231,823	995,169	501,814	324,892	826,706

Operating Margin	11.9%	3.6%	15.5%	9.2%	5.9%	15.1%

	Year Ended December 29, 2019

	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results

External Net Revenues	$4,720,227	—	$4,720,227

Operating Profit	652,050	17,778	669,828

Operating Margin	13.8%	0.4%	14.2%

Reconciliation of Net Earnings and Earnings Per Share

(Unaudited)

(Thousands of Dollars)

	Year Ended

(all adjustments reported after-tax)	December 26, 2021	Diluted Per Share Amount	December 27, 2020	Diluted Per Share Amount	December 29, 2019	Diluted Per Share Amount

Net Earnings Attributable to Hasbro, Inc.	$428,734	$3.10	$222,519	$1.62	$520,454	$4.05

eOne Acquisition and Related Costs(1)	6,662	0.05	188,557	1.37	(81,772)	(0.64)

Acquired Intangible Amortization	70,370	0.51	80,731	0.59	—	—

Loss on disposal of business and related costs	116,114	0.84	—	—	—	—

Stock Acceleration	20,859	0.15	—	—	—	—

Severance	—	—	7,422	0.05	—	—

Impact of Tax Reform(2)	39,360	0.28	15,389	0.11	—	—

Discovery Impairment and Option(3)	41,318	0.30	—	—

Pension(4)	—	—	—	—	85,995	0.67

Net Earnings, as Adjusted	$723,417	$5.23	$514,618	$3.74	$524,677	$4.08

(1)

For the years ended December 26, 2021 and December 27, 2020, eOne acquisition and related costs of $6,662 and $188,557, are described above in the “Reconciliation of as Reported to Adjusted Operating Results.”

In the year ended December 29, 2019 and in association with the Company’s agreement to acquire eOne in an all-cash transaction, the Company incurred certain transaction-related costs, as well as hedge gains on the British pound sterling purchase price in 2019. This resulted in eOne net gains for 2019 of $75,716 ($81,772 after-tax), comprised of the following:

i.	Hedge gains of $114,133 related to the foreign exchange forward and option contracts to hedge a portion of the British pound sterling purchase price for the eOne Acquisition;

ii.	Financing transaction fees of $20,639, primarily related to the Company’s bridge financing facility which terminated unused in the fourth quarter of 2019;

iii.	eOne Acquisition related costs of $17,778 (referenced above in the “Reconciliation of as Reported to Adjusted Operating Results”); and

iv.	Tax benefits of $6,056 related to the charges outlined in ii. and iii. above. The hedge gains outlined in i. above have no associated tax impacts.

(2)

In the second quarter of 2021, the Company recorded income tax expense of $39,360 as a result of the revaluation of the Company’s UK deferred taxes in accordance with Finance Act 2021 enacted by the United Kingdom on June 10, 2021. Effective April 1, 2023, the new law increases the corporate income tax rate to 25% from 19%.

In the year ended December 27, 2020, the Company recorded income tax expense of $15,389 as a result of the revaluation of Hasbro’s UK tax attributes in accordance with the Finance Act of 2020 enacted by the United Kingdom on July 22, 2020. Effective back to April 1, 2020, the law maintained the corporate income tax rate at 19% instead of the planned reduction to 17% that was previously enacted in the UK Finance Act of 2016.

(3)

The Company owns a 40% interest in a joint venture, Discovery Family Channel, with Discovery Communications, Inc. In the fourth quarter of 2021, the Company recorded an impairment of $74,112. This resulted in a reduction to the Discovery Option Liability of $20,150. Net loss of $53,962 million ($41,318 net of taxes).

(4)	In 2019, the Company recognized a $110,962 non-cash charge ($85,995 after-tax) related to the settlement of its U.S. defined benefit pension plans.

Appendix B — Standards for Director Independence

The following are the standards that will be employed by the Board of Directors in determining issues of director independence pursuant to applicable legal requirements and the rules of The NASDAQ Stock Market. For purposes of these standards (i) the Company is meant to include not only Hasbro, Inc., but all of its subsidiaries and divisions, and (ii) a director’s immediate family is deemed to include the following relationships, whether by blood, marriage or adoption: the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, or anyone else residing in such person’s home.

•

The Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has a relationship with the Company). The Company will disclose this determination in compliance with all applicable rules and regulations.

•

No director who is an employee (or whose immediate family member is an executive officer) of the Company can be independent until at least three years after such employment or executive officer relationship has ended.

•

No director who is affiliated with or employed by (or whose immediate family member is affiliated or employed in a professional capacity by) a present or former internal or external auditor of the Company can be independent until at least three years after the end of either the affiliation or the employment or auditing relationship.

•

No director can be independent if he or she directly or indirectly receives from the Company any fees or compensation other than that which is related solely to his or her (i) service as a member of the Board or one of its committees, (ii) benefits under a tax-qualified retirement plan or (iii) non-discretionary compensation. A director who accepts any consulting, advisory or other compensatory fees from the Company other than in this connection will not be considered independent. The same prohibition applies with respect to members of a director’s immediate family, with the exclusion of compensation received by an immediate family member as a non-executive officer employee of the Company, which will be considered in making an independence determination, but which does not preclude a determination of independence.

•

No director who (or whose immediate family member) is employed as an executive officer of another entity where any of the Company’s present executives serve on that entity’s compensation committee can be independent until at least three years after the end of such service or employment relationship.

•

No director who is an executive officer, partner, controlling shareholder or an employee (or whose immediate family member is an executive officer, partner or controlling shareholder) of an entity (including a charitable entity) that makes payments to or receives payments from the Company in amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such entity’s consolidated gross revenues, can be independent until three years after falling below such threshold.

•

No director who is performing, or is a partner, member, officer, director or employee of any entity performing, paid consulting, legal, investment banking, commercial banking, accounting, financial advisory or other professional services work (“professional services”) for the Company can be independent until three years after such services have ended.

Additional Relationships to Consider in Determining Director Independence

The following are suggested parameters that the Board has agreed to consider in determining whether a director has a material relationship or affiliation with the Company that would impact a finding of independence. If a director satisfies all of the criteria set forth below it would suggest that the director, absent other contrary considerations, does not have a material relationship with the Company and is independent. If a director fails to satisfy one or more of the criteria set forth below, further Board inquiry and discussion is needed to determine if the director has a material relationship with the Company or may be found independent.

Business and Professional Relationships of Directors and Their Family Members

•

The director is not currently providing personally, and has not provided personally within the past three years, property, goods or services (other than services as a member of the Board or any committees thereof) to the Company or any of its executive officers.

    B-1

•

No member of the director’s immediate family is currently providing personally, or has provided personally within the past three years, property, goods or services (other than services as an unpaid intern of the Company) to the Company or any of its executive officers.

•

The director is not currently receiving personally, and has not received personally within the past three years, property, goods or services from the Company. The foregoing requirements do not apply to compensation, services or goods paid or provided to the director solely in connection with the director’s service on the Board or any committees thereof, including $1,000 or less a year in the Company’s products which may be given to the director or one or more of the director’s family members as a director benefit.

•

No member of the director’s immediate family is currently receiving personally, or has received personally within the past three years, property, goods or services from the Company, excluding the de minimus Company product benefit mentioned above. The foregoing requirements do not apply to unpaid internships provided to a member of the director’s immediate family.

•

The director is not an executive officer or employee of any entity to which the Company was indebted at any time within the past three years or which was indebted to the Company at any time within the past three years in an amount that exceeded at the end of any such year the greater of (i) 2% of such entity’s consolidated assets or (ii) $1,000,000.

Compensation

•

Notwithstanding the restriction described above with respect to direct or indirect receipt of consulting, advisory or other compensatory fees other than in connection with Board or committee service, arrangements between the Company and (i) entities affiliated with the director or (ii) immediate family members of the director, which may be deemed to provide a form of indirect compensation to the director, will not result in a loss of status as an independent director provided such relationships do not violate the requirements set forth above.

Charitable Relationships

•	The director is not an executive officer or an employee of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

•

No member of the director’s immediate family is an executive officer of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

Stock Ownership

•	The director’s stock ownership, as determined in accordance with the rules of the SEC as applied to preparation of proxy statements, does not exceed 5% of the Company’s outstanding stock.

Other Family Relationships

•	The director is not related to any other member of the Company’s board of directors or any officer of the Company.

    B-2

Appendix C — Supplemental Information Regarding Participants In the Solicitation

Hasbro, its directors, its director nominees and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the Annual Meeting. The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the names and business addresses of our directors and nominees, and the names, present principal occupations and business addresses of our officers and employees who are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and director nominees are described in the section captioned “Election of Directors (Proposal 1).” The names of our directors and nominees are below. The business address of each of the directors and director nominees is 1027 Newport Ave., Pawtucket, RI 02861.

Name

Kenneth A. Bronfin

Michael R. Burns

Hope F. Cochran

Christian P. Cocks

Lisa Gersh

Elizabeth Hamren

Blake Jorgensen

Tracy A. Leinbach

Edward M. Philip

Laurel J. Richie

Richard S. Stoddart

Mary Beth West

Linda Zecher Higgins

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is 1027 Newport Ave., Pawtucket, RI 02861.

Name	Title

Christopher P. Cocks	Chief Executive Officer

Deborah Thomas	Executive Vice President and Chief Financial Officer

Deborah Hancock	Senior Vice President, Investor Relations

Information Regarding Ownership of Hasbro Securities by Participants in the Solicitation

The number of shares of Common Stock held as of April 21, 2022 by the Participants who are directors or executive officers is described in the section captioned “Security Ownership of Management” of this proxy statement. The following table sets forth the number of shares held as of April 21, 2022 by our other employees who are deemed Participants in our solicitation of proxies. Hasbro is unaware of any Participant who owns any securities of Hasbro of record that such Participant does not own beneficially, except as described in this proxy statement.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership

Deborah Hancock	6,765 Shares, Direct Ownership

Information Regarding Transactions in Hasbro’s Securities by Participants—Last Two Years

The following table sets forth information regarding purchases and sales of Hasbro’s securities by each Participant from April 21, 2020 to April 21, 2022. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	# of Shares	Transaction Description

Kenneth A. Bronfin	5/14/2020	2,559	5

Kenneth A. Bronfin	6/30/2020	43	3

Kenneth A. Bronfin	9/30/2020	39	3

Kenneth A. Bronfin	12/31/2020	35	3

Kenneth A. Bronfin	3/31/2021	34	3

Kenneth A. Bronfin	5/7/2021	3,000	1

Kenneth A. Bronfin	5/20/2021	1,700	5

Kenneth A. Bronfin	6/30/2021	36	3

Kenneth A. Bronfin	9/30/2021	37	3

Kenneth A. Bronfin	12/31/2021	33	3

Kenneth A. Bronfin	3/31/2022	42	3

Michael R. Burns	5/14/2020	2,559	5

Michael R. Burns	5/20/2021	1,700	5

Hope F. Cochran	5/14/2020	2,559	5

Hope F. Cochran	5/20/2021	1,700	5

Lisa Gersh	5/14/2020	2,559	5

Lisa Gersh	6/30/2020	769	3

Lisa Gersh	9/30/2020	704	3

Lisa Gersh	12/31/2020	627	3

Lisa Gersh	3/31/2021	614	3

Lisa Gersh	5/20/2021	1,700	5

Lisa Gersh	6/30/2021	630	3

Lisa Gersh	9/30/2021	672	3

Name	Transaction Date	# of Shares	Transaction Description

Lisa Gersh	12/31/2021	593	3

Lisa Gersh	3/31/2022	742	3

Elizabeth Hamren	4/1/2022	289	5

Blake Jorgensen	4/1/2022	289	5

Tracy A. Leinbach	5/14/2020	2,559	5

Tracy A. Leinbach	5/20/2021	1,700	5

Edward M. Philip	5/14/2020	2,559	5

Edward M. Philip	6/30/2020	479	3

Edward M. Philip	9/30/2020	438	3

Edward M. Philip	12/31/2020	390	3

Edward M. Philip	3/31/2021	383	3

Edward M. Philip	5/20/2021	1,700	5

Edward M. Philip	6/30/2021	391	3

Edward M. Philip	9/30/2021	419	3

Edward M. Philip	12/31/2021	369	3

Edward M. Philip	3/31/2022	462	3

Laurel J. Richie	11/2/2020	1,040	5

Laurel J. Richie	5/20/2021	1,700	5

Richard S. Stoddart	5/14/2020	2,559	5

Richard S. Stoddart	6/30/2020	94	3

Richard S. Stoddart	9/30/2020	86	3

Richard S. Stoddart	12/31/2020	77	3

Richard S. Stoddart	03/31/2021	76	3

Richard S. Stoddart	5/20/2021	1,700	5

Richard S. Stoddart	6/30/2021	77	3

Richard S. Stoddart	9/30/2021	83	3

Richard S. Stoddart	10/28/2021	26,220	2

Richard S. Stoddart	12/31/2021	72	3

Richard S. Stoddart	3/31/2022	413	3

Mary Beth West	5/14/2020	2,559	5

Mary Beth West	5/20/2021	1,700	5

Linda Zecher Higgins	5/14/2020	2,559	5

Linda Zecher Higgins	6/30/2020	74	3

Name	Transaction Date	# of Shares	Transaction Description

Linda Zecher Higgins	8/24/2020	818	1

Linda Zecher Higgins	9/30/2020	68	3

Linda Zecher Higgins	12/31/2020	60	3

Linda Zecher Higgins	3/31/2021	59	3

Linda Zecher Higgins	5/20/2021	1,700	5

Linda Zecher Higgins	6/30/2021	61	3

Linda Zecher Higgins	9/30/2021	65	3

Linda Zecher Higgins	12/31/2021	57	3

Linda Zecher Higgins	3/31/2022	72	3

Christian P. Cocks	11/13/2020	3,026	2

Christian P. Cocks	2/17/2021	5,545	2

Christian P. Cocks	2/17/2021	13,862	4

Christian P. Cocks	2/18/2021	839	6

Christian P. Cocks	2/18/2021	210	6

Christian P. Cocks	2/19/2021	167	6

Christian P. Cocks	2/20/2021	83	6

Christian P. Cocks	3/23/2021	1,302	2

Christian P. Cocks	3/23/2021	2,773	2

Christian P. Cocks	3/23/2021	6,931	4

Christian P. Cocks	11/13/2021	737	6

Christian P. Cocks	2/17/2022	463	6

Christian P. Cocks	2/18/2022	210	6

Christian P. Cocks	2/18/2022	839	6

Christian P. Cocks	2/19/2022	167	6

Christian P. Cocks	2/23/2022	2,973	7

Christian P. Cocks	2/25/2022	19,760	2

Christian P. Cocks	2/25/2022	98,799	4

Christian P. Cocks	3/14/2022	1,359	6

Christian P. Cocks	4/21/2022	10,102	10

Deborah Thomas	11/3/2020	7,168	8

Deborah Thomas	11/13/2020	9,799	2

Deborah Thomas	2/17/2021	16,634	2

Deborah Thomas	2/17/2021	41,584	4

Deborah Thomas	2/18/2021	781	6

Deborah Thomas	2/19/2021	642	6

Name	Transaction Date	# of Shares	Transaction Description

Deborah Thomas	2/20/2021	567	6

Deborah Thomas	11/8/2021	14,000	8

Deborah Thomas	11/8/2021	6,798	8

Deborah Thomas	11/13/2021	2,222	6

Deborah Thomas	11/23/2021	5,000	9

Deborah Thomas	2/17/2022	1,681	6

Deborah Thomas	2/18/2022	784	6

Deborah Thomas	2/19/2022	682	6

Deborah Thomas	2/23/2022	6,383	7

Deborah Thomas	2/25/2022	12,120	2

Deborah Thomas	2/25/2022	60,597	4

Deborah Hancock	11/13/2020	577	2

Deborah Hancock	2/17/2021	1,829	2

Deborah Hancock	2/23/2022	985	7

Deborah Hancock	2/25/2022	599	2

Deborah Hancock	2/25/2022	2,991	4

Transaction Description

1.	Sale of shares of Common Stock
2.	Grant of restricted stock units (“RSUs”)
3.	Grant of phantom stock units
4.	Grant of stock options
5.	Grant of annual director stock awards that may or may not be deferred (included pro-rata stock awards)
6.	Shares withheld for taxes to the vesting of RSUs
7.	Shares earned upon a vesting of a performance share award
8.	Exercise of stock options and sale of associated shares of Common Stock
9.	Gifted shares of Common Stock
10.	Open market purchase of shares of Common Stock

Miscellaneous Information Regarding Participants in the Solicitation

Except as described in the proxy statement or this Appendix C, to Hasbro’s knowledge: none of the Participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of Hasbro or any of Hasbro’s subsidiaries; or (ii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix C or this proxy statement, neither Hasbro nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix C or this proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by Hasbro or its affiliates or with respect to any future transactions to which Hasbro or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Hasbro’s last fiscal year or any currently proposed transactions, to which Hasbro or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. ● TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ● WHITE PROXY HASBRO, INC. Annual Meeting of Shareholders June 8, 2022 This proxy is solicited on behalf of the Board of Directors The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the “Company”) and hereby appoints Christian P. Cocks and Deborah M. Thomas and each of them, acting individually, with full power of substitution in each, as proxies of the undersigned, to represent the undersigned and to vote all shares of the Company’s common stock that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on June 8, 2022, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned hereby revokes all proxies previously given with respect to the shares covered hereby with respect to the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR ALL of the nominees listed in proposal 1, and FOR proposal 2 and proposal 3. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the 2022 Annual Meeting of Shareholders and at any adjournment or postponement thereof. YOUR VOTE IS VERY IMPORTANT — PLEASE SUBMIT YOUR PROXY TODAY! (continued and to be signed on the reverse side)

HASBRO, INC. YOUR VOTE IS IMPORTANT DUE TO CONTINUING DELAYS IN THE POSTAL SYSTEM, WE ENCOURAGE ALL SHAREHOLDERS TO VOTE ELECTRONICALLY IF POSSIBLE - BY INTERNET OR TELEPHONE - TODAY. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Submit your proxy by Internet Please access www.proxyvotenow.com/has. Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Submit your proxy by Telephone Please call toll-free in the U.S. or Canada at 855-457-3082 on a touch-tone telephone. (If outside the U.S. or Canada, call 575-215-3573.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: Submit your proxy by Mail If you do not have access to a touch-tone telephone or to the internet, please complete, sign, date and return the proxy card in the postage paid envelope provided to: Hasbro, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED Please mark vote as in this sample THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. 1. Election of the following 13 nominees as directors Nominees: 01. Kenneth A. Bronfin 08. Tracy A. Leinbach 02. Michael R. Burns 09. Edward M. Philip 03. Hope F. Cochran 10. Laurel J. Richie 04. Christian P. Cocks 11. Richard S. Stoddart 05. Lisa Gersh 12. Mary Beth West 06. Elizabeth Hamren 13. Linda Zecher Higgins 07. Blake Jorgensen 2. Advisory vote to approve the compensation of the Company’s named executive officers. 3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2022. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR ALL WITHHOLD ALL *FOR ALL EXCEPT *NOTE: If you do not wish for your shares to be voted “FOR” one or more of the Nominees, mark the “FOR ALL EXCEPT” box and write the name of the Nominee(s) that you do not wish to vote for in the space provided below. Date: , 2022 Signature Signature (if jointly held) Title(s) THIS PROXY IS ONLY VALID WHEN SIGNED AND DATED. Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had completed, signed and returned a proxy card.